As filed with the Securities and Exchange Commission on November 16, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORP.
(Exact Name of Registrant as Specified in Charter)

6036
(Primary Standard Industrial Classification Code Number)

288 Union Street
Rockland, Massachusetts 02370
(781) 878-6100
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Edward H. Seksay, Esq.
General Counsel
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
(781) 878-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael K. Krebs, Esq. Nutter McClennen & Fish LLP 155 Seaport Boulevard Boston, Massachusetts 02210 (617) 439-2000	Richard A. Schaberg, Esq. Thacher Proffitt & Wood LLP 1700 Pennsylvania Avenue, N.W. Washington, D. C. 20006 (202) 347-8400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective and the completion of the Arrangement as described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Share	Price(2)	Registration Fee(2)
Common Stock, no par value	2,631,941	N/A	$72,051,272.19	$2,211.97
Preferred Stock purchase rights(3)	N/A	N/A	N/A	N/A

(1)	Represents the maximum number of shares of Independent Bank Corp. (NasdaqGS:INDB) common stock estimated to be issuable upon the consummation of the merger of Slade’s Ferry Bancorp. with and into Independent Bank Corp. and Slade’s Ferry Trust Company with and into Rockland Trust Company, based on the number of shares of Slade’s Ferry Bancorp (NasdaqCM:SFBC) common stock, $0.01 par value per share, outstanding or reserved for issuance upon the exercise of outstanding stock options as of November 16, 2007 (the “Slade’s Common Stock”) and an exchange ratio of 0.818 shares.

(2)	Pursuant to Rules 457(c) and Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), the registration fee is based (x) on the average of the high and low sales prices of Slade’s Common Stock as reported on the NASDAQ Capital Market on November 9, 2007 ($23.17), multiplied by (y) the estimated maximum number of such shares expected to be cancelled in connection with the merger less the estimated amount of cash to be paid by Independent Bank Corp. to shareholders of Slade’s Ferry Bancorp.

(3)	Independent Bank Corp. preferred stock purchase rights will be distributed without charge with respect to each share of common stock of the Registrant registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. Independent Bank Corp. may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and Independent Bank Corp. is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

[          ], 200[  ]

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Slade’s Ferry Bancorp. (“Slade’s Ferry”) to be held at [location], [address] on [date], 2008, at [time], local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement (the “merger agreement”) under which Slade’s Ferry will merge with and into Independent Bank Corp. (“Independent”).

If the merger agreement is approved and the merger is subsequently completed, each share of Slade’s Ferry common stock will be converted into the right to receive either $25.50 in cash or 0.818 shares of Independent common stock, plus cash in lieu of fractional shares. Subject to election and proration procedures described in this document, you will be entitled to elect to receive your merger consideration in the form of Independent common stock, cash or a combination of both. All elections are subject to adjustment to ensure that 25% of the outstanding shares of Slade’s Ferry common stock will be converted into the right to receive cash, and 75% of the outstanding shares of Slade’s Ferry common stock will be converted into the right to receive Independent common stock. Independent common stock is traded on the NASDAQ Global Select Market under the trading symbol “INDB.” On [          ], 200[  ], the closing price of Independent common stock was $[     ] per share.

The merger cannot be completed unless the shareholders of Slade’s Ferry approve the merger agreement and the transactions contemplated thereby. Slade’s Ferry’s board of directors unanimously adopted and approved the merger agreement and determined that the merger agreement is advisable and in the best interests of Slade’s Ferry and its shareholders, and accordingly unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

This document serves as the proxy statement for the special meeting of shareholders of Slade’s Ferry and the prospectus for the shares of Independent common stock to be issued in the merger, and includes detailed information about the special meeting, the merger, and the documents related to the merger. We urge you to read this entire document carefully, including the discussion in the section titled “Risk Factors” beginning on page 9. You can also obtain information about Slade’s Ferry and Independent from documents that have been filed with the Securities and Exchange Commission.

Your vote is important.  Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting a proxy through the Internet or by telephone as described on the enclosed proxy card. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. The failure to vote will have the same effect as a vote against approval of the merger agreement and the transactions contemplated thereby.

Sincerely,

Mary Lynn D. Lenz
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Independent common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Independent common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This document is dated [          ], 200[  ], and is first being mailed to Slade’s Ferry shareholders on or about [          ], 200[  ].

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Independent and Slade’s Ferry from other documents that are not included in, or delivered with, this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page [  ]. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses:

Independent Bank Corp. 288 Union Street Rockland, Massachusetts 02370 Attention: Edward H. Seksay, General Counsel (781) 982-6130	Slade’s Ferry Bancorp. 100 Slade’s Ferry Avenue Somerset, Massachusetts 02726 Attention: Mary Lynn D. Lenz, President and Chief Executive Officer (800) 643-7537

If you would like to request documents, you must do so no later than          , 200[  ] in order to receive them before Slade’s Ferry’s special meeting of shareholders. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Independent and Slade’s Ferry, please see the section entitled “Where You Can Find More Information” beginning on page [  ] of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Independent and its subsidiaries was provided by Independent and the information contained in this proxy statement/prospectus with respect to Slade’s Ferry and its subsidiaries was provided by Slade’s Ferry.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

SLADE’S FERRY BANCORP.
100 Slade’s Ferry Avenue
Somerset, Massachusetts 02726
(508) 675-2121

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [          ], 2008

A special meeting of shareholders of Slade’s Ferry Bancorp. will be held [location], [address] on [date], at [time], local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 11, 2007, by and among Independent Bank Corp., Rockland Trust Company, Slade’s Ferry Bancorp. and Slade’s Ferry Trust Company, a copy of which is attached as Appendix A to the accompanying document, and the transactions contemplated thereby;

2. To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

3. To consider and act upon any other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

The Slade’s Ferry board of directors has fixed the close of business on [          ], 200[  ] as the record date for the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. The affirmative vote of holders of at least two-thirds of the shares of Slade’s Ferry common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement and the transactions contemplated thereby.

Slade’s Ferry believes that, pursuant to the provisions of Chapter 156D, Section 13.02 of the Massachusetts General Laws, shareholders of Slade’s Ferry are not entitled to dissent to the merger and assert appraisal rights under Sections 13.01 to 13.03 of Chapter 156D. A copy of Sections 13.01 to 13.03 of Chapter 156D will be provided to any shareholder of Slade’s Ferry upon request.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you do not vote in person or by proxy, the effect will be a vote against approval of the merger agreement.

By Order of the Board of Directors,

Peter G. Collias
Clerk/Secretary

Somerset, Massachusetts
[          ], 200[  ]

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

i

Page

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK	69
Independent Common Stock	70
Independent Preferred Stock	70
Independent Series B Junior Participating Cumulative Preferred Stock	70
Other Provisions	71
Transfer Agent	72
COMPARISON OF RIGHTS OF SHAREHOLDERS OF SLADE’S FERRY AND INDEPENDENT	72
Capitalization	72
Preemptive Rights	73
Dividends and Other Stock Rights	73
Annual Meeting of Shareholders	73
Right to Call Special Meetings of Shareholders	74
Notice of Shareholder Meetings	74
Additional Business Brought by Shareholders at Meetings	74
Special Action	75
Board of Directors — Number and Term of Office	75
Board of Director Nominations	76
Removal and Resignation of Directors	77
Amendment of Bylaws	77
Amendment of Articles of Organization	77
Indemnification	78
Approval of Business Combinations	79
LEGAL MATTERS	79
EXPERTS	80
SHAREHOLDER PROPOSALS	80
WHERE YOU CAN FIND MORE INFORMATION	80
APPENDICES
AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 11, 2007, BY AND AMONG INDEPENDENT BANK CORP., ROCKLAND TRUST COMPANY, SLADE’S FERRY BANCORP., AND SLADE’S FERRY TRUST COMPANY	A-1
FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS, INC	B-1
Ex-8.1 Form of tax opinion of Nutter, McClennen & Fish, LLP
Ex-8.2 Form of tax opinion of Thacher Proffitt & Wood LLP
Ex-23.1 Consent of KPMG LLP
Ex-23.2 Consent of Wolf & Company, P.C.
Ex-23.3 Consent of Shatswell MacLeod & Company, P.C.
Ex-23.4 Consent of Keefe, Bruyette & Woods, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why am I receiving this document?

A:	Independent Bank Corp. and Slade’s Ferry Bancorp. have agreed to the acquisition of Slade’s Ferry by Independent under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Appendix A. In order to complete the merger, Slade’s Ferry shareholders must vote to approve the merger agreement and the transactions contemplated thereby. Slade’s Ferry will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the merger agreement, the special meeting of Slade’s Ferry shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Slade’s Ferry common stock without attending the special meeting.

Q:	What will happen in the merger?

A:	In the proposed merger, Slade’s Ferry will merge with and into Independent, with Independent being the surviving corporation. In addition, Slade’s Ferry Trust Company, Slade’s Ferry’s banking subsidiary, will merge with and into Rockland Trust Company, Independent’s banking subsidiary (“Rockland Trust”), with Rockland Trust being the surviving entity.

Q:	What will I receive in the merger?

A:	You will receive merger consideration in a per share amount equal to either $25.50 in cash or 0.818 shares of Independent common stock, plus cash in lieu of fractional shares. You may elect to receive your merger consideration in cash, Independent common stock, or a combination of both. However, the form of merger consideration you actually receive may differ from the form of consideration you elect to receive. This is because the consideration to be received by Slade’s Ferry shareholders is subject to allocation procedures, which are intended to ensure that 25% of the outstanding shares of Slade’s Ferry common stock will be converted into the right to receive cash, and 75% of the outstanding shares of Slade’s Ferry common stock will be converted into the right to receive Independent common stock. As a result, if more Slade’s Ferry shareholders make valid elections to receive either Independent common stock or cash than is available as merger consideration under the merger agreement, those Slade’s Ferry shareholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

Q:	Will I receive any fractional shares of Independent common stock as part of the merger consideration?

A:	No. Fractional shares of Independent common stock will not be issued in the merger. Instead, Independent will pay you the cash value of a fractional share measured by the average of the closing sale prices of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the day before the completion of the merger.

Q:	How do I make an election as to the form of merger consideration I wish to receive?

A:	No later than 20 business days prior to the anticipated election deadline (which will be a date mutually agreed upon by Slade’s Ferry and Independent), we will mail to you separately an election form and letter of transmittal for the surrender of your Slade’s Ferry stock certificates in exchange for the merger consideration. Along with those documents, you will receive detailed instructions describing the procedures you must follow to make your election. We also will publicly announce the election deadline, which will be before the closing date for the merger.

We are not making any recommendation to you as to whether or not you should elect to receive cash, shares of Independent common stock or a combination of each in the merger. You should evaluate your own specific circumstances and investment preferences in making your election.

Q:	Can I elect to receive my merger consideration in the form of cash with respect to a portion of my Slade’s Ferry shares and Independent common stock with respect to the rest of my Slade’s Ferry shares?

A:	Yes. The election form and letter of transmittal will permit you, subject to the proration procedures described in this document, to receive at your election:

• all of your merger consideration in the form of shares of Independent common stock;

• all of your merger consideration in the form of cash; or

• a portion of your merger consideration in cash and the remaining portion in shares of Independent common stock.

Please see the examples set forth in the section of this document titled “The Merger Agreement — Election Procedures” beginning on page [ ] of this document.

Q:	Will I be able to trade the shares of Independent common stock that I receive in the merger?

A:	You may freely trade the shares of Independent common stock issued in the merger, unless you are an affiliate of Slade’s Ferry. The shares will be quoted on the NASDAQ Global Select Market under the symbol “INDB.” Persons who are considered “affiliates” (generally directors, officers and 10% or greater shareholders) of Slade’s Ferry must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Independent common stock that they receive in the merger. We will notify you if we believe you are an affiliate of Slade’s Ferry.

Q:	What will happen to shares of Independent common stock in the merger?

A:	Nothing. Each share of Independent common stock outstanding will remain outstanding as a share of Independent common stock.

Q:	What are the material federal income tax consequences of the merger to me?

A:	In general, if you are a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ] of this document) and exchange all of your shares of Slade’s Ferry common stock for shares of Independent common stock, you will not recognize either gain or loss for federal income tax purposes, except with respect to cash received in lieu of fractional shares of Independent common stock.

If you are a U.S. holder and exchange your shares of Slade’s Ferry common stock for a combination of cash and Independent common stock, you generally will recognize gain, but not loss, for federal income tax purposes in an amount equal to the lesser of (1) the amount of cash you receive in the merger; or (2) the amount, if any, by which the sum of the fair market value, as of the effective time of the merger, of any shares of Independent common stock that you receive, and the amount of cash you receive in the merger, exceeds your adjusted tax basis in your shares of Slade’s Ferry common stock.

If you exchange all of your shares of Slade’s Ferry common stock solely for cash in the merger, you will recognize capital gain or loss equal to the difference between the amount of cash received and your tax basis in the Slade’s Ferry common stock surrendered. Any capital gain or loss recognized generally will be long-term capital gain or loss if you held the shares of Slade’s Ferry common stock for more than one year at the time the merger is completed. Long-term gain of an individual generally is subject to a maximum U.S. federal income tax of 15%.

For a more detailed discussion of the U.S. federal income tax consequences of the merger and certain requirements, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ] of this document.

v

The above described tax treatment may not apply to all Slade’s Ferry shareholders. We strongly urge you to consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Q:	What are the conditions to completion of the merger?

A:	The obligations of Independent and Slade’s Ferry to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the merger agreement and the transactions contemplated thereby by Slade’s Ferry shareholders.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining customary regulatory approvals and the approval of the merger agreement by Slade’s Ferry shareholders at the special meeting. We currently expect to complete the merger during the first calendar quarter of 2008. However, because fulfillment of some of the conditions to completion of the merger, such as receiving required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.

Q:	What shareholder approvals are required to complete the merger?

A:	For Slade’s Ferry, the affirmative vote of holders of at least two-thirds of the shares of Slade’s Ferry common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement and the transactions contemplated thereby. For Independent, no approval of shareholders is needed and no vote will be taken.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of Slade’s Ferry will be held [location], [address] on [date], at [time], local time.

Q:	What will happen at the special meeting?

A:	At the special meeting, Slade’s Ferry shareholders will consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby and consider and act upon any other matters as may properly come before the special meeting. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement and the transactions contemplated thereby, we may ask you to consider and vote upon a proposal to adjourn the special meeting, so that we can solicit additional proxies.

Q:	Does Slade’s Ferry’s board of directors recommend voting in favor of the merger agreement and the transactions contemplated thereby?

A:	Yes. After careful consideration, Slade’s Ferry’s board of directors unanimously recommends that Slade’s Ferry shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page [ ].

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in or incorporated by reference into this document, including its appendices. It contains important information about the merger, the merger agreement, Independent and Slade’s Ferry. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope or submit a proxy through the Internet or by telephone as soon as possible so that your shares of Slade’s Ferry common stock will be represented and voted at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares of Slade’s Ferry common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this document.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of Slade’s Ferry common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted and this will have the same effect as a vote against approval of the merger agreement and the transactions contemplated thereby.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although the Slade’s Ferry board of directors requests that you return the proxy card accompanying this document, all Slade’s Ferry shareholders are invited to attend the special meeting. Shareholders of record on [ ], 200[ ] can vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:	Can I change my vote after I have submitted my signed proxy card?

A:	Yes. If you have not voted through your broker, bank or other nominee, you can change your vote at any time after you have submitted your proxy card and before your proxy is voted at the special meeting.

• You may deliver a written notice bearing a date later than the date of your proxy card to the clerk/secretary of Slade’s Ferry, stating that you revoke your proxy.

• You may sign and deliver to the clerk/secretary of Slade’s Ferry a new proxy card relating to the same shares and bearing a later date.

• You may properly cast a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities.

• You may attend the special meeting and vote in person, but you also must file a written revocation with the clerk/secretary of the special meeting prior to the voting.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Slade’s Ferry at the following address:

Slade’s Ferry Bancorp.
100 Slade’s Ferry Avenue
P.O. Box 390
Somerset, Massachusetts 02726
Attention: Peter G. Collias, Clerk/Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. You will receive separate written instructions for making your election for all cash, all Independent common stock or a combination of cash and Independent common stock for your shares of Slade’s Ferry common stock, and for surrendering your shares of Slade’s Ferry common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.

Q:	Where can I find more information about the companies?

A:	You can find more information about Independent and Slade’s Ferry from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page [ ].

Q:	Whom should I call with questions?

A:	You may contact Independent or Slade’s Ferry at the telephone numbers listed under “Where You Can Find More Information” on page [ ] of this document. In each case, please ask to speak with the persons identified in that section.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page [  ] of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “Slade’s Ferry” refers to Slade’s Ferry Bancorp., “Rockland Trust” refers to Rockland Trust Company and “Slades Bank” refers to Slade’s Ferry Trust Company; and “we,” “us” and “our” collectively refer to Independent and Slade’s Ferry. Also, we refer to the merger between Independent and Slade’s Ferry as the “merger,” the merger between Rockland Trust and Slades Bank as the “bank merger” and the Agreement and Plan of Merger, dated as of October 11, 2007, by and among Independent, Rockland Trust, Slade’s Ferry and Slades Bank as the “merger agreement.”

The Companies (see page [  ])

Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
(781) 878-6100

Through its subsidiary, Rockland Trust, Independent offers a full range of banking services through a network of 52 banking offices, nine commercial lending centers, and five mortgage banking centers located throughout southeastern Massachusetts and Cape Cod, and from four investment management offices located throughout southeastern Massachusetts, on Cape Cod, and in Rhode Island.

At September 30, 2007, Independent had total consolidated assets of approximately $2.7 billion, loans of approximately $2.0 billion, deposits of approximately $2.0 billion and stockholders’ equity of approximately $214 million.

Slade’s Ferry Bancorp.
100 Slade’s Ferry Avenue
Somerset, Massachusetts 02726
(508) 675-2121

Through its subsidiary, Slades Bank, Slade’s Ferry, engages in a broad range of banking activities through a network of nine full service banking facilities, plus a drive up complex, which extends east from Seekonk, Massachusetts to Fairhaven, Massachusetts and services numerous communities in Southeastern Massachusetts and contiguous areas of Rhode Island.

At September 30, 2007, Slade’s Ferry had total assets of approximately $609.2 million, net loans of approximately $445.1 million, total deposits of approximately $399.8 million, and stockholders’ equity of approximately $51.4 million.

The Merger (see page [  ])

The terms and conditions of the merger are contained in the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the merger.

Slade’s Ferry Will Merge into Independent

We propose a merger of Slade’s Ferry with and into Independent. Independent will survive the merger. In addition, Slades Bank will merge with and into Rockland Trust, with Rockland Trust surviving the bank merger.

Merger Consideration (see pages [  ]-[  ])

Upon completion of the merger, each share of Slade’s Ferry common stock will be converted into the right to receive either:

•	$25.50 in cash (which is referred to as the cash consideration); or

•	0.818 shares of Independent common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration).

You will have the opportunity to elect the form of consideration that you receive in the merger in exchange for your shares of Slade’s Ferry common stock. You may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Independent common stock. However, your right to receive the form of consideration that you elect for your shares will be subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 25% of the outstanding shares of Slade’s Ferry common stock immediately prior to the effective time of the merger will be converted into the right to receive cash, and 75% of these shares of Slade’s Ferry common stock will be converted into the right to receive Independent common stock.

Independent will not issue fractional shares. Instead, Slade’s Ferry shareholders who receive Independent common stock will receive the value of any fractional share in cash based on the average of the last sale prices of a share of Independent common stock, as reported on the NASDAQ Global Select Market, for the five trading days preceding the closing date of the merger, rounded to the nearest whole cent.

Election Procedures (see pages [  ]-[  ])

The shares of Slade’s Ferry common stock that you hold will be exchanged for cash, Independent common stock or a combination of cash and Independent common stock as chosen by you, subject to the allocation procedures described in the merger agreement. Prior to the closing date of the merger, you will be sent an election form and detailed instructions to permit you to choose your preferred consideration. You have the following choices:

•	you may elect to receive $25.50 per share in cash in exchange for all shares of Slade’s Ferry common stock that you hold;

•	you may elect to receive 0.818 shares of Independent common stock in exchange for all shares of Slade’s Ferry common stock that you hold, plus cash in lieu of any fractional share;

•	you may elect to receive the cash consideration with respect to a portion of the shares of Slade’s Ferry common stock that you hold, and the stock consideration with respect to your remaining shares; or

•	you may make no election with respect to the consideration to be received by you in exchange for your shares of Slade’s Ferry common stock.

You will have a limited period of time in which to complete the election form and return it as instructed. The election form will be mailed to you at least 20 business days prior to the anticipated election deadline (which will be a date mutually agreed upon by Slade’s Ferry and Independent). Since the actual election deadline is not currently know, Independent will publicly announce the date of the election deadline as soon as practicable after it is determined. You will need to surrender your Slade’s Ferry stock certificates to receive the appropriate consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your stock certificates along with your election form. If you do not submit an election form, you will receive instructions on where to surrender your Slade’s Ferry stock certificates after the merger is completed.

If your shares or a portion of your shares of Slade’s Ferry common stock are held in “street name” by a broker, bank or other nominee, an election form will be mailed to the broker, bank or other nominee with respect to those shares.

If you hold a portion of your shares in an individual retirement account and the remaining portion of your shares is held directly in your name, you will receive two election forms: one for your shares held in the individual retirement account and one for the shares held directly in your name.

Allocation Procedures (see page [  ])

The merger agreement provides for overall limitations on the amount of cash and shares of Independent common stock available in the merger as follows:

•	25% of the total number of outstanding shares of Slade’s Ferry common stock immediately prior to the effective time of the merger will be converted into the right to receive the cash consideration; and

•	75% of these shares of Slade’s Ferry common stock will be converted into the right to receive the stock consideration.

As a result, whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other Slade’s Ferry shareholders. You may not receive exactly the form of consideration that you elect in the merger, and you may instead receive a pro rata amount of cash and Independent common stock.

If you have a preference for receiving either cash or Independent common stock for your shares of Slade’s Ferry common stock, you should return the election form indicating your preference. Slade’s Ferry shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of Slade’s Ferry shares being converted into the right to receive cash and Independent common stock. If you do not make an election, you will be allocated cash and/or Independent common stock depending on the elections made by other Slade’s Ferry shareholders. Please see the examples set forth in the section of this proxy statement/prospectus titled “The Merger Agreement — Allocation Procedures” beginning on page [  ]. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive.

The market price of Independent common stock will fluctuate between the date of this document, the date of your election and the effective time of the merger. Because the exchange ratio is fixed, such fluctuations will alter the value of the shares of Independent common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Independent common stock, you should carefully read the section in this proxy statement/prospectus titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [  ].

What Holders of Slade’s Ferry Stock Options Will Receive (see page [  ])

Immediately before we complete the merger, any outstanding Slade’s Ferry stock options will be cancelled, and each option holder will be entitled to receive cash equal to the number of Slade’s Ferry shares subject to that holder’s option(s), multiplied by the excess, if any, of $25.50 over the per-share exercise price of that holder’s option, less any required withholding taxes.

Dividend Policy of Independent; Dividends from Slade’s Ferry (see page [  ])

The holders of Independent common stock receive dividends as and when declared by Independent’s board of directors. Independent declared quarterly cash dividends of $0.16 per share of common stock for each quarter in 2006 and dividends of $0.17 per share of common stock for each of the first three quarters of 2007. Following the completion of the merger, subject to approval and declaration by Independent’s board of directors, Independent expects to continue paying quarterly cash dividends on a basis consistent with past practices.

Prior to completion of the merger, Slade’s Ferry shareholders will continue to receive any regular quarterly dividends declared and paid by Slade’s Ferry, at a rate not to exceed $0.09 per share of Slade’s Ferry common stock.

Source of Funds

Independent’s obligation to complete the merger is not conditioned upon Independent obtaining financing. Independent anticipates that approximately $27.6 million will be required to pay the aggregate cash merger consideration to Slade’s Ferry shareholders and option holders. Independent intends to finance the cash component of the transaction through internal cash resources, including existing borrowing capabilities or other sources of liquidity available to Rockland Trust.

Slade’s Ferry’s Financial Advisor Has Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to Slade’s Ferry Shareholders (see pages [  ])

Keefe, Bruyette & Woods, Inc., or KBW, has provided an opinion to Slade’s Ferry’s board of directors, dated as of October 11, 2007, that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by the holders of Slade’s Ferry common stock in the merger was fair, from a financial point of view, to such shareholders. We have attached to this proxy statement/prospectus the full text of KBW’s opinion as Appendix B, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW in connection with its opinion. We urge you to read the opinion in its entirety. KBW’s opinion is addressed to Slade’s Ferry’s board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the merger agreement. Pursuant to an engagement letter between Slade’s Ferry and KBW, Slade’s Ferry has agreed to pay KBW a fee, a substantial portion of which is payable only upon completion of the merger.

Slade’s Ferry’s Board of Directors Recommends that Slade’s Ferry Shareholders Vote “FOR” Approval of the Merger Agreement (see page [  ])

Slade’s Ferry’s board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Slade’s Ferry and its shareholders and accordingly unanimously recommends that Slade’s Ferry shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby.

In determining whether to approve the merger agreement, Slade’s Ferry’s board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, Slade’s Ferry’s board of directors also considered the factors described under “The Merger — Recommendation of Slade’s Ferry’s Board of Directors and Reasons for the Merger.”

Interests of Slade’s Ferry’s Executive Officers and Directors in the Merger (see pages [  ]-[  ])

Some of the directors and executive officers of Slade’s Ferry have financial interests in the merger that are different from, or in addition to, the interests of other Slade’s Ferry shareholders generally. These interests include rights of executive officers under employment agreements and change of control agreements with Slade’s Ferry, rights under Slade’s Ferry’s equity-based benefit programs and awards, and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger. In addition, Independent entered into non-competition agreements with Mary Lynn D. Lenz, Slade’s Ferry’s president and chief executive officer and Deborah A. McLaughlin, Slade’s Ferry’s executive vice president and chief operations officer/chief financial officer, under which Ms. Lenz and Ms. McLaughlin will each be paid $100,000 by Independent on the effective date of the merger.

Slade’s Ferry’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Slade’s Ferry Directors and Certain Executive Officers Have Agreed to Vote in Favor of the Merger Agreement (see page [  ])

On October 11, 2007, the directors and certain executive officers of Slade’s Ferry had sole or shared voting power over 301,442 shares, or 7.4%, of the outstanding shares of Slade’s Ferry common stock and

449,882 shares, or approximately 10.5%, of the fully diluted shares of Slade’s Ferry common stock. These directors and officers have agreed with Independent to vote their shares of Slade’s Ferry common stock in favor of the merger agreement and the transactions contemplated thereby.

Boards of Directors after the Merger (see page [  ])

Contingent upon consummation of the merger, one current Slade’s Ferry director will be elected to the boards of directors of Independent and Rockland Trust. Independent will select the director in its sole discretion. He or she will become a member of the class of Independent’s and Rockland Trust’s boards that has the longest term remaining.

Non-Solicitation (see pages [  ]-[  ])

Slade’s Ferry has agreed that it will not solicit or knowingly encourage any inquiries or proposals regarding any acquisition proposals by third parties. Slade’s Ferry may respond to unsolicited proposals in certain circumstances if required by Slade’s Ferry’s board of directors’ fiduciary duties. Slade’s Ferry must promptly notify Independent if it receives any acquisition proposals.

Conditions to Complete the Merger (see pages [  ]-[  ])

Each of Independent’s and Slade’s Ferry’s obligations to complete the merger is subject to the satisfaction or waiver of a number of mutual conditions, including:

•	the approval of the merger agreement by Slade’s Ferry shareholders;

•	the approval of the listing of Independent common stock to be issued in the merger on the NASDAQ Global Select Market;

•	the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act of 1933, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents (none of which shall contain a burdensome condition), and the expiration of all waiting periods required to complete the merger; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and Slade’s Ferry’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger;

•	the other company’s representations and warranties in the merger agreement being true and correct, in all material respects, and the performance by the other party in all material respects of its obligations under the merger agreement.

Independent’s obligation to complete the merger is further subject to the conditions that:

•	the number of outstanding shares of Slade’s Ferry common stock shall not exceed 4,062,353, except to the extent increased as a result of the exercise of stock options;

•	each Slade’s Ferry director and executive officer must deliver to Independent an agreement to vote the shares of Slade’s Ferry common stock beneficially owned by him or her in favor of the merger agreement;

•	Slade’s Ferry must deliver to Independent releases from certain employees regarding the termination of their employment and the satisfaction of all payments due to them;

•	Mary Lynn D. Lenz and Deborah A. McLaughlin must deliver to Independent non-competition agreements; and

•	the environmental assessments contemplated by the merger agreement shall be completed and shall not indicate the existence of a condition or matter the cost of which is reasonably likely to exceed $50,000 individually or $100,000 in the aggregate.

Slade’s Ferry’s obligation to complete the merger is further subject to the condition that Independent’s board of directors has approved a donation in the amount of $100,000 by Independent to a charity or charities of Slade’s Ferry’s choice.

Termination of the Merger Agreement (see page [  ])

Independent and Slade’s Ferry may mutually agree at any time to terminate the merger agreement without completing the merger, even if Slade’s Ferry shareholders have approved the merger agreement. Also, either of Independent or Slade’s Ferry can terminate the merger agreement in various circumstances, including the following:

•	if any regulatory approval necessary for consummation of the transactions contemplated by the merger agreement is not obtained;

•	if the merger is not completed by April 30, 2008;

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by the earlier of 30 days following written notice or two business days before April 30, 2008 (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	if Slade’s Ferry’s shareholders do not approve the merger agreement and the transactions contemplated thereby.

Additionally, Independent may terminate the merger agreement if:

•	Slade’s Ferry has materially breached its “non-solicitation” obligations described under “The Merger Agreement — No Solicitation of Alternative Transactions” beginning on page [ ];

•	Slade’s Ferry’s board fails to recommend in this proxy statement/prospectus the approval of the merger agreement;

•	Slade’s Ferry’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an “Acquisition Transaction” with an party other than Independent or a subsidiary of Independent; or

•	Slade’s Ferry breaches its obligation to call, give notice of, convene and hold a meeting of shareholders for the purpose of approving the merger agreement and the transactions contemplated thereby.

Slade’s Ferry may also terminate the merger agreement if Independent’s average daily closing stock price falls below $24.56 for the ten trading days prior to receipt of the final regulatory approval necessary for consummation of the merger, and the decrease in the trading price of Independent common stock over a specified period exceeds by 20% or more the decrease in the trading prices of an index group over that period. If Slade’s Ferry exercises this right, Independent will have the option to increase the ratio of Independent common stock to be exchanged for Slade’s Ferry common stock or to augment stock consideration with cash consideration, in which case no termination will be deemed to have occurred.

Slade’s Ferry may also terminate the merger agreement if it enters into a “Superior Proposal” as described under “The Merger Agreement — No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $3.5 million.

Termination Fee (see page [  ])

Slade’s Ferry has agreed to pay a termination fee of $3.5 million to Independent if the merger agreement is terminated under any of the circumstances described in “The Merger Agreement — Termination of the Merger Agreement — Termination Fee and Expense Reimbursement.”

Slade’s Ferry Will Hold a Special Meeting of Shareholders on [          ], 2008 (see page [  ])

Slade’s Ferry will hold a special meeting of shareholders at [location], [address] on [date], at [time], local time. Slade’s Ferry shareholders will be asked:

•	to approve the merger agreement and the transactions contemplated thereby;

•	to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

•	to consider and act upon any other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the Slade’s Ferry special meeting if you owned Slade’s Ferry common stock at the close of business on [record date]. On that date, there were [          ] shares of Slade’s Ferry common stock outstanding and entitled to vote, approximately [     ]% of which were owned and entitled to be voted by Slade’s Ferry directors and executive officers and their affiliates. You can cast one vote for each share of Slade’s Ferry common stock you owned on that date. In order to approve the merger agreement and the transactions contemplated thereby, the holders of a two-thirds of the outstanding shares of Slade’s Ferry common stock entitled to vote must vote in favor of doing so.

Regulatory Approvals Required for the Merger (see pages [  ])

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Federal Deposit Insurance Corporation, the Board of Bank Incorporation of the Commonwealth of Massachusetts, the Massachusetts Commissioner of Banks and the Board of Governors of the Federal Reserve System. Independent and Slade’s Ferry have completed, or will complete, filing all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Rights of Independent Shareholders Differ From Those of Slade’s Ferry Shareholders (see pages [  ]-[  ])

When the merger is completed, those Slade’s Ferry shareholders who receive Independent common stock as consideration in the merger will automatically become Independent shareholders. The rights of Independent shareholders differ from the rights of Slade’s Ferry stockholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of Slade’s Ferry. Some of these provisions are intended to make a takeover of Independent harder if Independent’s board of directors does not approve it.

The Merger Generally Will Be Tax-Free to Holders of Slade’s Ferry Common Stock to the Extent They Receive Independent Common Stock (see pages [  ])

The exchange by U.S. holders of Slade’s Ferry common stock for Independent common stock has been structured to be generally tax-free for U.S. federal income tax purposes, except that:

•	U.S. holders of Slade’s Ferry common stock that receive both cash and Independent common stock generally will recognize gain, but not loss, to the extent of the cash received; the gain recognized will be equal to the lesser of the excess, if any, of the sum of the cash and the fair market value of the Independent common stock received in the merger, over the tax basis in the shares of Slade’s Ferry common stock surrendered by the U.S. holder in the merger, or the amount of cash received;

•	U.S. holders of Slade’s Ferry common stock that receive only cash generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the Slade’s Ferry common stock surrendered; and

•	U.S. holders of Slade’s Ferry common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of Independent common stock that the former Slade’s Ferry shareholders would otherwise be entitled to receive.

Holders of Slade’s Ferry common stock should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Comparative per share market price information (see page [  ])

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Slade’s Ferry common stock trades on the NASDAQ Capital Market under the symbol “SFBC.” The following table presents the closing sale prices of Independent common stock and Slade’s Ferry common stock on October 11, 2007, the last trading day before we announced the merger agreement and [          ], 200[  ], the last practicable trading day prior to mailing this document. The table also presents the equivalent value of the merger consideration per share of Slade’s Ferry common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by 0.818, which represents the fraction of a share of Independent common stock that Slade’s Ferry stockholders electing to receive Independent common stock would receive in the merger for each share of Slade’s Ferry common stock, assuming no proration.

	Independent	Slade’s Ferry	Equivalent
Date	Closing Price	Closing Price	per Share Value

October 11, 2007	$30.25	$15.30	$24.74
[ ], 200[ ]	$	$	$

The market prices of both Independent common stock and Slade’s Ferry common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Independent common stock and Slade’s Ferry common stock.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including Independent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Slade’s Ferry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the matters addressed under the heading “Forward-Looking Statements” beginning on page [  ] of this document, you should carefully consider the following risk factors and uncertainties in deciding whether to vote to approve and adopt the merger agreement. See also the section entitled, “Where You Can Find More Information” on page [  ] before voting.

Slade’s Ferry shareholders may receive a form of consideration different from what they elect.  While each Slade’s Ferry shareholder may elect to receive all cash, all Independent common stock, or a combination of cash and Independent stock in the merger, the pools of cash and Independent common stock available for all Slade’s Ferry shareholders will be fixed amounts (subject to the provisions of the merger agreement). Seventy-five percent of the total number of shares of Slade’s Ferry common stock shall be converted into stock consideration and twenty-five percent shall be converted into cash consideration. As a result, if either a cash or stock election proves to be more popular among Slade’s Ferry shareholders, and you choose the election that is more popular, you might receive a portion of your consideration in the form you did not elect.

Slade’s Ferry shareholders cannot be sure of the value of the merger consideration they will receive, because Slade’s Ferry shareholders will not control the form of merger consideration they receive and the market price of Independent common stock will fluctuate.  Upon completion of the merger, each share of Slade’s Ferry common stock will be converted into the right to receive merger consideration consisting of shares of Independent common stock and/or cash pursuant to the terms of the merger agreement. Because Independent is issuing its shares at a fixed exchange ratio as part of the merger consideration, if you receive your consideration in stock form, any change in the market price of Independent common stock prior to completion of the merger will affect the value of the merger consideration that you will receive. Any number of factors can cause a change in stock price, including general market and economic conditions, changes in the businesses of Independent and/or Slade’s Ferry, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Independent common stock and for shares of Slade’s Ferry common stock. Even with these estimates, however, at the time of the election deadline, Slade’s Ferry shareholders will not necessarily know or be able to calculate the value of the stock they would receive upon completion of the merger due to the possibility of further fluctuation. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Slade’s Ferry will have the option to terminate the merger agreement if, as described elsewhere in this proxy statement/prospectus, the price of Independent stock drops by a certain agreed upon margin and there is not a corresponding drop in value of the NASDAQ Bank Index. If these conditions are both met, and Slade’s Ferry elects to terminate the agreement, Independent will then have the option to make an upward adjustment to the amount of consideration that Slade’s Ferry shareholders would receive. There is no guarantee, however, that Independent will choose to make such an upward adjustment.

The tax consequences of the merger for Slade’s Ferry shareholders will be dependent upon the merger consideration received.  The tax consequences of the merger to you will depend upon the merger consideration received by you. You generally will not recognize any gain or loss on the exchange of shares of Slade’s Ferry common stock solely into shares of Independent common stock. However, you generally will be taxed to the extent you receive cash in exchange for your shares of Slade’s Ferry common stock or instead of any fractional share of Independent common stock that you would otherwise be entitled to receive. For a more detailed discussion of the tax consequences of the merger to you, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [  ] of this proxy statement/prospectus.

Slade’s Ferry executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Slade’s Ferry shareholders.  Executive officers of

Independent and Slade’s Ferry negotiated the terms of the merger agreement, and Independent’s and Slade’s Ferry’s boards of directors unanimously approved this agreement. In considering these facts and the other information contained in this document, you should be aware that Slade’s Ferry’s executive officers and directors are expected to receive certain compensation and benefits in connection with the merger, including payments and benefits resulting from the settlement of existing employment agreements and defined contribution supplemental executive retirement agreements, the vesting of defined benefit supplemental executive retirement agreements, the entry into non-competition agreements with certain executive officers and the vesting of unvested restricted stock awards. See “Interests of Slade’s Ferry’s Executive Officers and Directors in the Merger” on page [  ] for more information.

We may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and Slade’s Ferry’s businesses is more difficult than we expect.  The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and Slade’s Ferry. We may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer than expected or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of Slade’s Ferry or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect either Independent, Slade’s Ferry, or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or prices may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

The fairness opinion obtained by Slade’s Ferry from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the merger.  The fairness opinion of Keefe Bruyette & Woods, Inc., Slade’s Ferry’s financial advisors, does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Changes in the operations and prospects of Independent or Slade’s Ferry, general market and economic conditions and other factors which may be beyond the control of Independent and Slade’s Ferry, and on which the fairness opinion was based, may alter the value of Independent or Slade’s Ferry or the prices of shares of Independent common stock or Slade’s Ferry common stock by the time the merger is completed.

The merger agreement limits Slade’s Ferry’s ability to pursue alternatives to the merger.  The merger agreement requires Slade’s Ferry and its subsidiaries to cease any prior discussions relating to acquisition or merger proposals and not to solicit, initiate, knowingly encourage, discuss or negotiate any inquiry or proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, as defined by the merger agreement, except in limited circumstances provided in the merger agreement. Except in limited circumstances provided in the merger agreement, Slade’s Ferry’s board of directors may not withhold, withdraw or modify its recommendation in favor of the merger or approve or recommend any Acquisition Proposal and may not allow Slade’s Ferry to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Slade’s Ferry’s board of directors may withdraw its recommendation and take other actions specified by the merger agreement if it receives a competing Acquisition Proposal that it reasonably believes is credible and if the board determines in good faith that the terms of the proposal are more favorable from a financial point of view to Slade’s Ferry’s shareholders than the merger, that the transaction contemplated by such proposal is reasonably likely to be consummated on the terms set forth and for which the financing, to the extent required, is committed. In all other instances, however, any solicitation in violation of the merger agreement would entitle Independent to terminate the merger agreement. These non-solicitation provisions might discourage a potential acquiror from making an offer to Slade’s Ferry.

Certain provisions of Independent’s articles of organization and by-laws may prevent or delay future transactions or other changes that shareholders in the combined company may believe are desirable.  Following completion of the merger, the rights of former Slade’s Ferry shareholders who receive the stock consideration will be governed by Independent’s articles of organization and by-laws, in addition to the provisions of Massachusetts law. The articles of organization and by-laws of Independent contain provisions that are in addition to, or different from, the provisions set forth in Slade’s Ferry’s articles of incorporation and bylaws. These provisions could prevent or delay future transactions or other changes that the combined company’s stockholders may believe to be in their best interests. These additional or different provisions include: the percentage of shareholders needed to call a special meeting, the maximum age and minimum number of directors, the possibility of an additional class of directors to be elected by preferred shareholders, the ability of shareholders to repeal bylaws and provisions for approval of business combinations. See “Comparison of Rights of Shareholders of Independent and Slade’s Ferry” on page [  ] for more information regarding the differences between the rights of Independent shareholders and Slade’s Ferry shareholders.

Slade’s Ferry’s shareholders will have less influence as shareholders of Independent than as shareholders of Slade’s Ferry.  Slade’s Ferry’s shareholders currently have the right to vote in the election of the board of directors of Slade’s Ferry and on other matters affecting Slade’s Ferry. After the merger, the shareholders of Slade’s Ferry as a group will own approximately 16.1% of Independent. When the merger occurs, each Slade’s Ferry shareholder who receives shares of Independent common stock will become a shareholder of Independent with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Slade’s Ferry. Because of this, Slade’s Ferry’s shareholders will have less influence on the management and policies of Independent than they now have on the management and policies of Slade’s Ferry.

The unaudited pro forma financial data included in this document is preliminary and Independent’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this document.  The unaudited pro forma financial data in this document are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. These data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Slade’s Ferry’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Slade’s Ferry as of the date of the completion of the merger. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. See “Summary Historical and Unaudited Pro Forma Financial Information” on page [  ] for more information.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Independent.  Before the merger may be completed, various approvals or consents must be obtained from the various bank regulatory and other authorities in the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Deposit Insurance Corporation, Federal Reserve Board, and Division of Banks of the Commonwealth of Massachusetts, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and Slade’s Ferry do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement. See “The Merger — Regulatory Approvals Required to Complete the Merger” on page [  ] of this proxy statement/prospectus for more information.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, Slade’s Ferry and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain assumptions, risks and uncertainties. In particular, the ability of either Independent or Slade’s Ferry to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You therefore are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement/prospectus under “Risk Factors” and those discussed in the filings of each of Independent and Slade’s Ferry that are incorporated herein by reference, as well as the following:

•	those risks and uncertainties we discuss or identify in our public filings with the SEC;

•	the risk that the businesses of Independent and Slade’s Ferry will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the merger may be lower than expected;

•	competitive pressure among financial services companies may increase significantly;

•	general economic or business conditions, either nationally, regionally, or in the markets in which Independent and Slade’s Ferry do business, may be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements, or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	the ability to obtain timely governmental approvals of the merger without the imposition of any conditions that would adversely affect the potential combined company.

These forward-looking statements are subject to assumptions, risks and uncertainties, and actual results may differ materially from those expressed or implied by these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Independent or Slade’s Ferry or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Independent and Slade’s Ferry undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Comparative Per Share Market Price Information

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Slade’s Ferry common stock trades on the NASDAQ Capital Market under the symbol “SFBC.” The following table presents the closing sale prices of Independent common stock and Slade’s Ferry common stock on October 11, 2007, the last trading day before we announced the merger agreement and [          ], 200[  ], the last practicable trading day prior to mailing this document. The table also presents the equivalent value of the merger consideration per share of Slade’s Ferry common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by 0.818, which represents the fraction of a share of Independent common stock that Slade’s Ferry stockholders electing to receive Independent common stock would receive in the merger for each share of Slade’s Ferry common stock, assuming no proration.

	Independent	Slade’s Ferry	Equivalent
Date	Closing Price	Closing Price	per Share Value

October 11, 2007	$30.25	$15.30	$24.74
[ ], 200[ ]	$	$	$

The market prices of both Independent common stock and Slade’s Ferry common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Independent common stock and Slade’s Ferry common stock.

Comparative Stock Prices and Dividends

Independent common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB.” Slade’s Ferry common stock is listed on the NASDAQ Capital Market under the trading symbol “SFBC.” The following table sets forth, for the periods indicated, the high and low sale prices per share of Independent common stock as reported by the NASDAQ Global Select Market and the high and low sale prices per share of Slade’s Ferry common stock as reported by the NASDAQ Capital Market. The table also provides information as to dividends paid per share of Independent common stock and Slade’s Ferry common stock.

	Independent			Slade’s Ferry
	Sale Prices		Dividend	Sale Prices		Dividend
	High	Low	per Share	High	Low	per Share

2006
First Quarter	$32.33	$28.17	$0.16	$20.77	$17.26	$0.09
Second Quarter	33.00	29.70	0.16	18.49	15.78	0.09
Third Quarter	34.93	30.93	0.16	19.50	16.21	0.09
Fourth Quarter	37.12	31.50	0.16	19.30	16.80	0.09
2007
First Quarter	$36.35	$30.02	$0.17	$18.04	$16.91	$0.09
Second Quarter	33.20	28.46	0.17	17.72	15.63	0.09
Third Quarter	32.21	26.11	0.17	16.82	13.11	0.09
Fourth Quarter (through [ ], 2007)	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

Independent expects that after the completion of the merger, subject to approval and declaration by the Independent board of directors, it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices. The current annualized rate of distribution on a share of Independent common stock is $0.68 per share.

Slade’s Ferry expects to continue to declare quarterly cash dividends on Slade’s Ferry common stock until the merger is completed, subject to the terms and conditions of the merger agreement. Holders of Slade’s

Ferry common stock will stop receiving cash dividends with respect to shares of Slade’s Ferry common stock upon the completion of the merger, when the separate corporate existence of Slade’s Ferry will cease.

Historical and Pro Forma Per Share Data

We have summarized below historical earnings, dividend and book value per share information for Independent and Slade’s Ferry and additional similar information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective at the year end dates presented, in the case of book value data, and as if the transaction had been effective at the beginning of each period presented, in the case of the earnings and dividend data.

The pro forma combined and pro forma equivalent per share information below is based on the historical consolidated financial statements of Independent and Slade’s Ferry under the assumptions and adjustments set forth in the accompanying notes on pages [     ]. Pro forma equivalent per share amounts for Slade’s Ferry are based on multiplying the pro forma amounts by the 0.818 exchange ratio.

We expect that both Independent and Slade’s Ferry will incur merger and integration costs as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any of these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for Independent and Slade’s Ferry contained in this proxy statement/prospectus.

	As of or for the
	Year Ended	As of or for
	December 31,	the Nine Months Ended
	2006	September 30, 2007

Book value per share:
Independent Bank historical	$15.65	$15.61
Slade’s Ferry historical	12.49	12.83
Pro forma combined	17.81	17.91
Slade’s Ferry pro forma equivalent	14.57	14.65
Tangible book value per share:
Independent Bank historical	$11.80	$11.35
Slade’s Ferry historical	11.96	12.29
Pro forma combined	10.64	10.21
Slade’s Ferry pro forma equivalent	8.70	8.35
Cash dividends declared per share:
Independent Bank historical	$0.64	$0.51
Slade’s Ferry historical	0.36	0.27
Pro forma combined	0.64	0.51
Slade’s Ferry pro forma equivalent	0.52	0.42
Basic net income per share:
Independent Bank historical	$2.20	$1.46
Slade’s Ferry historical	0.87	0.62
Pro forma combined	2.00	1.31
Slade’s Ferry pro forma equivalent	1.64	1.07
Diluted net income per share:
Independent Bank historical	$2.17	$1.45
Slade’s Ferry historical	0.87	0.62
Pro forma combined	1.97	1.30
Slade’s Ferry pro forma equivalent	1.61	1.06

Independent Selected Historical Financial and Operating Data

The following table provides summary historical consolidated financial data for Independent as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006, and as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006 have been derived in part from Independent’s audited consolidated financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 have been derived from Independent’s unaudited consolidated financial statements and related notes incorporated by reference into this document. The following information is only a summary and you should read it in conjunction with Independent’s consolidated financial statements and related notes incorporated by reference into this document.

	At September 30,	At December 31,
	2007	2006	2005	2004	2003	2002
		(Dollars in thousands, except per share data)

FINANCIAL CONDITION DATA:
Securities available for sale	$414,994	$417,088	$581,516	$680,286	$527,507	$501,828
Securities held to maturity	45,870	76,747	104,268	107,967	121,894	149,071
Loans	1,988,191	2,024,909	2,040,808	1,916,358	1,581,135	1,431,602
Allowance for loan losses	26,192	26,815	26,639	25,197	23,163	21,387
Total assets	2,675,623	2,828,919	3,041,685	2,943,926	2,436,755	2,285,372
Total deposits	2,014,145	2,090,344	2,205,494	2,060,235	1,783,338	1,688,732
Total borrowings(1)	430,909	493,649	587,810	655,161	415,369	362,155
Corporation-obligated manditorily redeemable Trust
Preferred Securities(1)	—	—	—	—	47,857	47,774
Stockholders’ equity	214,194	229,783	228,152	210,743	171,847	161,242
Non-performing loans	6,351	6,979	3,339	2,702	3,514	3,077
Non-performing assets	6,596	7,169	3,339	2,702	3,514	3,077

	For the Nine Months
	Ended September 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

OPERATING DATA:
Interest income	$119,578	$124,717	$167,693	$155,661	$134,613	$128,306	$140,825
Interest expense(1)	47,886	46,773	65,038	49,818	36,797	32,533	40,794
Net interest income	71,692	77,944	102,655	105,843	97,816	95,773	100,031
Provision for loan losses	1,775	1,630	2,335	4,175	3,018	3,420	4,650
Non-interest income	23,552	20,691	26,644	27,273	28,355	27,794	22,644
Non-interest expenses	65,925	61,091	79,354	80,615	77,691	73,827	75,625
Minority interest expense(1)	—		—	—	1,072	4,353	5,041
Net income	20,651	24,749	32,851	33,205	30,767	26,431	25,066
Net income available to common shareholders	20,651	24,749	32,851	33,205	30,767	26,431	23,561
PER SHARE DATA:
Net income — Basic	$1.46	$1.65	$2.20	$2.16	$2.06	$1.82	$1.63
Net income — Diluted	1.45	1.63	2.17	2.14	2.03	1.79	1.61
Cash dividends declared	0.51	0.48	0.64	0.60	0.56	0.52	0.48
Book value(2)	15.61	15.15	15.65	14.81	13.75	11.75	11.15
Tangible book value per share(3)	11.35	11.29	11.80	11.12	10.01	9.27	8.64
OPERATING RATIOS:
Return on average assets(4)(5)	1.02%	1.13%	1.12%	1.11%	1.13%	1.11%	1.12%
Return on average equity(4)(5)	12.55%	14.72%	14.60%	15.10%	16.27%	15.89%	17.26%
Net interest margin ( on a fully tax equivalent basis)	3.89%	3.89%	3.85%	3.88%	3.95%	4.40%	4.88%
Equity to assets	8.01%	7.58%	8.12%	7.50%	7.16%	7.05%	7.06%
Dividend payout ratio	32.49%	28.40%	29.10%	27.79%	27.23%	28.64%	27.67%
ASSET QUALITY RATIOS:
Non-performing loans as a percent of gross loans	0.32%	0.33%	0.34%	0.16%	0.14%	0.22%	0.21%
Non-performing assets as a percent of total assets	0.25%	0.24%	0.25%	0.11%	0.09%	0.14%	0.13%
Allowance for loan losses as a percent of total loans	1.32%	1.31%	1.32%	1.31%	1.31%	1.46%	1.49%
Allowance for loan losses as a percent of non-performing loans	412.41%	390.99%	384.22%	797.81%	932.53%	659.16%	695.06%
Total allowance for loan losses as a percent of total loans(6)	1.32%	1.31%	1.32%	1.31%	1.31%	1.46%	1.53%
Total allowance for loan losses as a percent of nonperforming loans(6)	412.41%	390.99%	384.22%	797.81%	932.53%	659.16%	711.89%
CAPITAL RATIOS:
Tier 1 leverage capital ratio	7.98%	7.78%	8.05%	7.71%	7.06%	7.60%	7.10%
Tier 1 risk-based capital ratio	10.35%	10.50%	11.05%	10.74%	10.19%	11.00%	10.37%
Total risk-based capital ratio	11.60%	11.75%	12.30%	11.99%	11.44%	12.25%	11.68%

(1)	Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 Revised. “Consolidation of Variable Entities — an Interpretation of Accounting Research Bulletin FIN. 51 (“FIN 46R”) required the Company to deconsolidate its two subsidiary trusts (Independent Capital Trust III and Independent Capital Trust IV) on March 31, 2004. The result of deconsolidating these subsidiary trusts is that trust preferred securities of the trusts, which were classified between liabilities and equity on the balance sheet (mezzanine section), no longer appear on the consolidated balance sheets of the Company. The related minority interest expense also is no longer included in the consolidated statement of income. Due to FIN 46R, the junior subordinated debentures of the parent company that were previously eliminated in consolidation are now included in the consolidated balance sheets within total borrowings. The interest expense on the junior subordinated debentures is included in the calculation of net interest margin of the consolidated company, negatively impacting the net interest margin by approximately 0.13% for the twelve months ending December 31, 2004 on an annualized basis and 0.16% for the fiscal years to follow. There is no impact on net income as the amount of interest previously recognized as minority interest is equal to the amount of interest expense.

(2)	Calculated by dividing total stockholders’ equity by the net outstanding shares as of the end of each period.

(3)	Calculated by dividing stockholders’ equity less goodwill and core deposit intangible by the net outstanding shares as of the end of each period.

(4)	In 2002, prior to the adoption of FIN 46R, the write-off of trust preferred issuance costs were recorded directly to equity and shown on the income statement as a reduction to Net Income to calculate Net Income Available to Common Shareholders. These ratios were determined using Net Income.

(5)	Ratios for the nine month periods are reported on an annualized basis.

(6)	Including credit quality discount for the year 2002.

Slade’s Ferry Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial data for Slade’s Ferry as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006, and as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006 have been derived in part from Slade’s Ferry’s audited consolidated financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 have been derived from Slade’s Ferry’s unaudited consolidated financial statements and related notes incorporated by reference into this document. The following information is only a summary and you should read it in conjunction with Slade’s Ferry’s consolidated financial statements and related notes incorporated by reference into this document.

	At
	September 30,	At December 31,
	2007	2006	2005	2004	2003	2002
	(dollars in thousands, except per share data)

Selected Financial Condition Data:
Total assets	$609,212	$607,760	$585,914	$549,398	$439,234	$398,347
Loans, net of deferred loan fees	449,566	426,755	413,943	366,366	335,651	264,670
Allowance for loan losses	4,467	4,385	4,333	4,101	4,154	4,854
Loans, net	445,099	422,370	409,610	362,265	331,497	259,816
Goodwill	2,173	2,173	2,173	2,173	2,173	2,173
Securities and FHLB stock	114,739	137,082	129,908	126,305	61,487	80,618
Deposits	399,786	424,006	415,846	399,905	333,145	335,633
Borrowings	154,589	129,368	118,175	100,596	60,475	19,185
Stockholders’ equity	51,443	51,245	48,855	46,601	42,537	40,623

	For the Nine Months
	Ended
	September 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands, except per share data)

Selected Operating Data:
Interest and dividend income	$26,533	$24,580	$33,401	$28,919	$24,106	$20,617	$22,037
Interest expense	13,534	10,956	15,338	10,995	7,946	6,073	7,928
Net interest income	12,999	13,624	18,063	17,924	16,160	14,544	14,109
Provision (credit) for loan losses	170	39	39	167	376	(602)	(310)
Non-interest income	2,639	1,981	2,747	2,320	2,505	2,213	2,533
Non-interest expense	11,669	11,440	14,903	13,896	12,785	12,668	12,877
Income before income taxes	3,799	4,126	5,868	6,181	5,504	4,691	4,075
Provision for income taxes	1,302	1,550	2,249	2,161	1,887	2,007	1,124
Net income	2,497	2,576	3,619	4,020	3,617	2,684	2,951
Selected Financial Ratios:
Return on average assets(1)	0.54%	0.59%	0.61%	0.70%	0.70%	0.64%	0.74%
Return on average equity(1)	6.44	8.52	8.59	8.36	8.28	6.47	7.52
Net interest margin(2)	3.03	3.32	3.26	3.39	3.44	3.91	3.89
Net interest spread	2.45	2.78	2.70	2.96	3.07	3.48	3.31
Average stockholders’ equity to average assets	8.44	6.87	7.12	8.40	8.49	9.97	9.80
Per Common Share Data:
Basic earnings per share	$0.62	$0.62	$0.87	$0.98	$0.89	$0.68	$0.75
Diluted earnings per share	0.62	0.62	0.87	0.97	0.88	0.67	0.75
Cash dividends declared per share	0.27	0.27	0.36	0.36	0.36	0.36	0.36
Book value (at end of period)	12.83	12.22	12.49	11.82	11.45	10.65	10.32
Dividend payout ratio	44.81%	43.79%	41.61%	36.84%	40.31%	53.32%	47.50%

(1)	Calculated based on net income for all periods. Nine-month ratios are presented on an annualized basis.

(2)	Nine-month ratios are presented on an annualized basis.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2007 and unaudited pro forma condensed combined consolidated statements of income for the year ended December 31, 2006 and for the nine months ended September 30, 2007 combine the historical financial statements of Independent and Slade’s Ferry. The unaudited pro forma financial statements give effect to the proposed merger of Slade’s Ferry with and into Independent as if the merger occurred on September 30, 2007 with respect to the balance sheet, and on January 1, 2007 and January 1, 2006 with respect to the statements of income for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively. The unaudited pro forma financial statements give effect to the proposed merger under the purchase method of accounting.

The purchase method of accounting requires that all of Slade’s Ferry assets and liabilities be adjusted to their estimated fair values as of the date of acquisition. For purposes of the unaudited pro forma financial statements, fair value of September 30, 2007 assets and liabilities has been estimated by management of Independent using market information available on September 30, 2007. Accordingly, these adjustments are only approximations. This information may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the periods indicated or which may be obtained in the future. Upon consummation of the merger, Independent will make adjustments as of the date of consummation based on appraisals and estimates.

The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

Independent and Slade’s Ferry

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of September 30, 2007

	Historical
		Slade’s			Unaudited
	Independent	Ferry	Adjustments		Pro Forma
	(dollars in thousands, except per share data)

Cash and Short Term Investments	$60,411	$21,575	$—		$81,986
Securities	478,849	114,739	(422	)(1)	593,166
Loans, net	1,961,999	445,099	(1,185	)(2)	2,405,913
Bank Premises and Equipment	38,011	7,522	3,789	(3)	49,322
Goodwill and Other Intangibles	57,157	2,173	55,037	(4)	114,367
Core Deposits Intangibles	1,215	—	9,323	(5)	10,538
Other Assets	77,981	18,104	—		96,085

Total Assets	$2,675,623	$609,212	$66,542		$3,351,377

Deposits	$2,014,145	$399,786	$4	(6)	$2,413,935
Borrowings	430,909	154,589	39,819	(7)	625,317
Other Liabilities	16,375	3,394	1,926	(8)	21,695
Stockholders’ Equity	214,194	51,443	24,793	(9)	290,430

Total Liabilities and Stockholders’ Equity	$2,675,623	$609,212	$66,542		$3,351,377

Common Shares	13,723,015	4,009,353	(1,517,099)		16,215,269

(1)	To reflect fair value adjustments to the carrying value of securities based on quoted market prices.

(2)	To reflect fair value adjustments on loans, net at current market value rates.

(3)	To reflect the step-up in bank premises values to estimated fair value.

(4)	To reflect the amount of goodwill and intangible assets estimated to be recorded in the acquisition of Slade’s Ferry, less amounts allocated to the fair value of tangible assets acquired. The purchase price, purchase price allocation, and financing of the transaction are as follows:

Purchase price for Slade’s Ferry paid as:
Conversion of 75% of Slade’s Ferry’s outstanding shares of common stock into 0.818 shares of Independent stock (based upon the average closing Independent stock value of $30.59 encompassing the period October 4, 2007 and ending October 18, 2007)	$76,236
Conversion of 25% of Slade’s Ferry’s outstanding shares of common stock into cash in an amount of $25.50 per share, plus the cashing out of Slade’s Ferry stock options	27,557

Allocated to:	$103,793
Historical net book value of Slade’s Ferry assets and liabilities	(51,443)
Payments to certain officers, and other acquisition costs	11,331
Adjustments to step-up assets and liabilities to fair value:
Securities	422
Loans, net	1,185
Bank premises and equipment	(3,789)
Other liabilities (deferred income taxes)	1,627
Deposits, borrowings, and restructuring accruals	1,034

Core deposit intangible	(9,323)
Non-compete contracts (CEO &CFO/COO)	200

Excess purchase price over allocation to identifiable assets and liabilities (goodwill)	$55,037

(5)	To reflect the recognition of the estimated fair value of core deposit intangibles (CDI) expected to be acquired in the Slade’s Ferry acquisition. The estimated CDI represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated considering valuations derived from similar transactions. The final value will be determined based upon an independent appraisal at the date of acquisition.

(6)	To reflect fair value adjustments on deposits at current market value rates.

(7)	To reflect the fair value adjustment on borrowings on current market rates ($1.0 million) and to adjust for additional borrowings that will be needed to finance the transaction ($38.8 million). The $38.8 million is comprised of the financing the cash portion of purchase price ($27.6 million) and certain other purchase-related payments, including payments to officers for employment contracts, professional fees, severance payments, and non-competition agreements ($11.2 million).

(8)	To reflect estimated net deferred income tax liabilities ($1.6 million) arising from the purchase and fair value adjustments for other liabilities ($300,000).

(9)	To reflect the elimination of Slade’s Ferry shareholder’s equity as a part of the purchase accounting adjustments and represents the conversion of 75% of Slade’s Ferry into Independent shares at an exchange ratio of 0.818 of Independent common shares (assuming a stock price of $30.59).

Independent and Slade’s Ferry

Unaudited Pro Forma Income Statement
Year Ended December 31, 2006

					Unaudited
		Slade’s			Pro
	Independent	Ferry	Adjustments		Forma
	(dollars in thousands, except per share data)

Interest and Dividend Income:
Interest on Loans	$136,387	$27,263	$279	(1)	$163,929
Interest on Dividends and Securities	29,792	5,904	70	(2)	$35,766
Interest on Federal Funds Sold and Short-Term Investments	1,514	234	—		$1,748

Total Interest Income	167,693	33,401	349		201,443

Interest Expense:
Interest on Deposits	40,793	9,524	(15	)(3)	$50,302
Interest on Borrowings	24,245	5,814	1,764	(4)	$31,823

Total Interest Expense	65,038	15,338	(1,749)		$82,125

Net Interest Income	102,655	18,063	(1,400)		$119,318

Less — Provision for Loan Losses	2,335	39	—		$2,374

Net Interest Income after Provision for Loan Losses	100,320	18,024	(1,400)		$116,944

Non-Interest Income:
Service Charges on Deposit Accounts	14,233	1,394	—		$15,627
Wealth Management	6,128	—	—		$6,128
Net Loss on Sales of Securities	(3,161)	(116)	—		$(3,277)
BOLI Income	3,259	433	—		$3,692
Other Non-Interest Income	6,185	1,036	—		$7,221

Total Non-Interest Income	26,644	2,747	—		$29,391

Non- Interest Expense:
Salaries and Employee Benefits	47,890	8,087	—		$55,977
Occupancy and Equipment Expenses	10,060	1,950	96	(5)	$12,106
Data Processing and Facilities	4,440	847	—		$5,287
Other Non-Interest Expenses	16,964	4,019	1,532	(6)	$22,515

Total Non- Interest Expense	79,354	14,903	1,628		$95,885

Income Before Income Taxes	47,610	5,868	(3,028)		$50,450
Provision for Income Taxes	14,759	2,249	(1,266	)(7)	$15,742

Net Income	$32,851	$3,619	$(1,762)		$34,708

Basic Shares Outstanding	14,938	4,146	(1,654)		17,340
Diluted Shares Outstanding	15,109	4,161	(1,654)		17,616
Basic Earnings Per Share	$2.20	$0.87			$2.00
Diluted Earnings Per Share	$2.17	$0.87			$1.97

Independent and Slade’s Ferry

Unaudited Pro Forma Income Statement
Nine Months Ended September 30, 2007

					Unaudited
		Slade’s			Pro
	Independent	Ferry	Adjustments		Forma
	(dollars in thousands, except per share data)

Interest and Dividend Income:
Interest on Loans	$101,358	$21,320	$209	(1)	$122,887
Interest and Dividends on Securities	16,808	4,793	53	(2)	$21,654
Interest on Federal Funds Sold and Short-Term Investments	1,412	420	—		$1,832

Total Interest Income	119,578	26,533	262		146,373

Interest Expense:
Interest on Deposits	33,029	8,030	(11	)(3)	$41,048
Interest on Borrowings	14,857	5,504	1,323	(4)	$21,684

Total Interest Expense	47,886	13,534	(1,312)		$61,420

Net Interest Income	71,692	12,999	(1,050)		$83,641

Less — Provision for Loan Losses	1,775	170	—		$1,945

Net Interest Income after Provision for Loan Losses	69,917	12,829	(1,050)		$81,696

Non-Interest Income:
Service Charges on Deposit Accounts	10,695	1,030	—		$11,725
Wealth Management	5,870	—	—		$5,870
Net Gain on Sales of Securities	—	516	—		$516
BOLI Income	1,413	346	—		$1,759
Other Non-Interest Income	5,574	747	—		$6,321

Total Non-Interest Income	23,552	2,639	—		$26,191

Non- Interest Expense:
Salaries and Employee Benefits	39,269	6,424	—		$45,693
Occupancy and Equipment Expenses	7,556	1,497	72	(5)	$9,125
Data Processing and Facilities	3,368	818	—		$4,186
Other Non-Interest Expenses	15,732	2,930	1,149	(6)	$19,811

Non- Interest Expense	65,925	11,669	1,221		$78,815

Income Before Income Taxes	27,544	3,799	(2,271)		$29,072
Provision for Income Taxes	6,893	1,302	(949	)(7)	$7,246

Net Income	$20,651	$2,497	$(1,322)		$21,826

Basic Shares Outstanding	14,122	4,046	(1,554)		16,614
Diluted Shares Outstanding	14,257	4,059	(1,567)		16,749
Basic Earnings Per Share	$1.46	$0.62			$1.31
Diluted Earnings Per Share	$1.45	$0.62			$1.30

(1)	Fair value adjustments and amortization of loans discount over estimated life of seven years.

(2)	Fair value adjustments and amortization of securities over estimated life of six years.

(3)	Fair value adjustments and amortization of deposits over the life of the maturity date of the deposit.

(4)	The interest expense associated with incremental borrowings used to finance the transaction.

(5)	Fair value adjustments and amortization of fixed assets over estimated life of thirty-nine years.

(6)	CDI amortization over an estimated life of seven years, and $200,000 for non-compete contracts.

(7)	Assumed 41.8% tax rate.

THE SPECIAL MEETING OF SLADE’S FERRY SHAREHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Slade’s Ferry will be held [location], [address] on [date], at [time], local time.

Purpose of the Special Meeting

At the special meeting, Slade’s Ferry shareholders as of the record date will be asked to consider and vote on the following proposals:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 11, 2007 by and among Independent Bank Corp., Rockland Trust Company, Slade’s Ferry Bancorp., and Slade’s Ferry Trust Company, and the transactions contemplated thereby;

2. To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the Agreement; and

3. To act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Recommendation of Slade’s Ferry’s Board of Directors

Slade’s Ferry’s board of directors has determined that the merger agreement is advisable and in the best interests of Slade’s Ferry and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby and “FOR” the adjournment proposal.

Record Date; Shares Entitled to Vote

Only holders of record of Slade’s Ferry common stock at the close of business on the record date of [          ], 200[  ], are entitled to notice of and to vote at the special meeting. As of the record date, there were [          ] shares of Slade’s Ferry common stock outstanding, held of record by approximately [          ] shareholders. Each holder of Slade’s Ferry common stock is entitled to one vote for each share of Slade’s Ferry common stock he, she or it owned as of the record date.

A list of Slade’s Ferry shareholders as of the record date will be available for review by any Slade’s Ferry shareholder entitled to vote at the special meeting, the shareholder’s agent or attorney at Slade’s Ferry’s principal executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing through the special meeting.

Quorum; Vote Required

A quorum of Slade’s Ferry shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of outstanding shares of Slade’s Ferry common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Slade’s Ferry will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Slade’s Ferry common stock as of the record date is required to approve the merger agreement and the transactions contemplated thereby. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the merger agreement and the transactions contemplated thereby.

A majority of the votes properly cast is required to approve one or more adjournments of the special meeting.

Share Ownership of Management

As of the record date, the directors and executive officers of Slade’s Ferry and their affiliates collectively owned [          ] shares of Slade’s Ferry common stock, or approximately [     ]% of Slade’s Ferry’s outstanding shares.

Voting of Proxies

Slade’s Ferry’s board of directors requests that you submit the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. In addition, you may vote your shares through the Internet or by telephone by following the instructions included on the enclosed proxy card. If you vote your shares through the Internet or by telephone, please do not return the proxy card. The Internet voting facility and the telephone voting facility for shareholders of record will close at [     ] p.m., Eastern Time, on [          ], 200[  ].

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement and the transactions contemplated thereby, “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary, and in the proxies’ discretion with respect to any other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

We do not expect that any matters other than those set forth in the notice for the special meeting will be brought before the meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote on those matters in such manner as shall be determined by a majority of Slade’s Ferry’s board of directors.

If you hold your shares of Slade’s Ferry common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Slade’s Ferry common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you have questions or need assistance in completing or submitting your proxy card, please contact [          ], at the following address or telephone number:

Slade’s Ferry Bancorp.
100 Slade’s Ferry Avenue
P.O. Box 390
Somerset, Massachusetts 02726
(          ) [          ]-[          ]

How to Revoke Your Proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the clerk/secretary of Slade’s Ferry, stating that you revoke your proxy.

•	signing and delivering to the clerk/secretary of Slade’s Ferry a new proxy card relating to the same shares and bearing a later date.

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities.

•	attending the special meeting and voting in person, but you also must file a written revocation with the clerk/secretary of the special meeting prior to the voting.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Slade’s Ferry at the following address:

Slade’s Ferry Bancorp.
100 Slade’s Ferry Avenue
P.O. Box 390
Somerset, Massachusetts 23736
Attention: Peter G. Collias, Clerk/Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares. Whether or not you plan to attend the special meeting, Slade’s Ferry requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the merger agreement and the transactions contemplated thereby, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger agreement and the transactions contemplated thereby.

Brokers who hold shares of Slade’s Ferry common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as “broker non-votes.” If your broker holds your shares of Slade’s Ferry common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, submit a proxy through the Internet or by telephone by following the instructions included on the enclosed proxy card, or fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against approval of the merger agreement and the transactions contemplated thereby. A majority of the votes properly cast is required to approve one or more adjournments of the special meeting. Abstentions and broker non-votes will have no effect on the outcome of that vote.

Proxy Solicitation

Slade’s Ferry will pay the costs of soliciting proxies. In addition to solicitation by mail, directors, officers and employees acting on behalf of Slade’s Ferry may solicit proxies for the special meeting in person or by telephone, facsimile or other means of communication. Slade’s Ferry will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Slade’s Ferry will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Slade’s Ferry will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. Slade’s Ferry has also engaged Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $7,000 plus per item and out-of-pocket expenses.

Dissenters’ Rights of Appraisal

Slade’s Ferry is incorporated under Massachusetts law. Slade’s Ferry believes that, pursuant to the provisions of Chapter 156D, Section 13.02 of the Massachusetts General Laws, shareholders of Slade’s Ferry are not entitled to dissent to the merger and assert appraisal rights under Sections 13.01 to 13.03 of Chapter 156D because shareholders will receive only cash and/or “marketable securities” (as that term is defined in Section 13.01 of Chapter 156D) for their shares and no director, officer, or controlling shareholder has a direct or indirect material financial interest in the merger other than in his, her or its capacity as a shareholder of Slade’s Ferry or as a director, officer, employee or consultant of Slade’s Ferry pursuant to a bona fide arrangement with Slade’s Ferry. A copy of Sections 13.01 to 13.03 of Chapter 156D will be provided to any shareholder of Slade’s Ferry upon request.

Stock Certificates

You should not send in any certificates representing Slade’s Ferry common stock at this time. Prior to the anticipated closing date of the merger, you will receive separate instructions for the exchange of your certificates representing Slade’s Ferry common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement — Exchange of Slade’s Ferry Stock Certificate for Independent Certificates” beginning on page [  ] of this document.

Proposal to Approve Adjournment of the Special Meeting

Slade’s Ferry is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Slade’s Ferry may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Slade’s Ferry would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder vote to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy. If the special meeting is adjourned for 30 days or less, Slade’s Ferry is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the meeting before adjournment, unless the board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Each of the Slade’s Ferry board of directors and the presiding officer of the special meeting retains full authority to the extent set forth in Slade’s Ferry’s bylaws and under Massachusetts law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Slade’s Ferry shareholders.

THE MERGER

General

Under the terms and conditions set forth in the merger agreement, Slade’s Ferry will be merged with and into Independent, with Independent being the surviving corporation. At the effective time of the merger, each share of Slade’s Ferry common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive either:

•	$25.50 in cash (which is referred to as the cash consideration); or

•	0.818 shares of Independent common stock (which is referred to as the stock consideration).

You will have the opportunity to elect the form of consideration to be received for all shares of Slade’s Ferry common stock that you hold, subject to proration procedures set forth in the merger agreement. You may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Independent common stock. The proration procedures included in the merger agreement are intended to ensure that twenty-five percent of the outstanding shares of Slade’s Ferry common stock will be exchanged for cash and seventy-five percent will be exchanged for shares of Independent common stock.

Background of the Merger

Slade’s Ferry’s board of directors and senior management have regularly reviewed Slade’s Ferry’s strategic alternatives and assessed various opportunities for increasing long-term shareholder value, including opportunities for enhancing earnings internally, opportunistic de novo branching, and acquiring and/or affiliating with other financial institutions. Although the board of directors and management have generally pursued the goal of increasing long-term shareholder value by remaining an independent financial institution focused on profitable growth, the board and management have also been acutely aware in recent years of changes in the financial services industry and the competitive challenges facing smaller financial institutions. These challenges have included increasing government regulation, increasing expense burdens and commitments for technology and training, expenses related to Sarbanes-Oxley Act compliance, an interest rate environment resulting in the compression of net interest margin and increasing customer expectations for sophisticated products and services. The reviews of Slade’s Ferry’s strategic alternatives included periodic assessments by outside financial advisors of Slade’s Ferry’s financial performance and return to shareholders, stock trading patterns, and trends in the financial marketplace, including merger and acquisition activity, both local and nationwide. Often, these reviews included discussions of the board of directors’ fiduciary duties with Slade’s Ferry’s legal counsel and its financial advisor.

As part of Slade’s Ferry’s periodic reviews and updates, the board of directors conducted a strategic planning session on June 11, 2007. The strategic planning session was coordinated by EPG, Inc., a consulting firm that provides asset and liability management, investment and strategic planning advice to Slade’s Ferry. At the session, Keefe, Bruyette & Woods, Inc. (“KBW”), Slade’s Ferry’s financial advisor, delivered a presentation that generally discussed market conditions and strategic alternatives and Thacher Proffitt & Wood llp (“Thacher Proffitt”), Slade’s Ferry’s legal counsel, delivered a presentation regarding strategic alternatives and fiduciary duties in connection therewith. The board of directors did not resolve to embrace any specific course of action, and determined that further discussions regarding Slade’s Ferry’s business plan, market conditions and strategic alternatives were appropriate. Thereafter, another strategic planning session was scheduled to be held on July 26, 2007.

At the July 26, 2007 strategic planning session, KBW and Thacher Proffitt delivered updated presentations to the board of directors. Representatives of EPG, Inc. also attended the strategic planning session. KBW’s presentation provided a general overview of Slade’s Ferry’s banking franchise, described certain financial institutions that could have an interest in acquiring Slade’s Ferry should the board of directors decide to take steps in that direction, and generally described certain New England transactions that would be comparable to an acquisition of Slade’s Ferry. Thacher Proffitt’s presentation detailed the considerations that the board of directors and management should focus on in the context of a merger or acquisition. At the conclusion of the planning session, the board of directors resolved to take steps towards exploring a potential sale of Slade’s Ferry and narrowed the list of potential acquirors to four of the financial institutions included in the KBW presentation. The board of directors also authorized the engagement of KBW to act as Slade’s Ferry’s financial advisor in connection with exploring a potential transaction.

During the next two weeks, KBW and Slade’s Ferry prepared certain financial and other non-public information regarding Slade’s Ferry that would be delivered to the four potential acquirors. On August 9, 2007, KBW was authorized to contact certain potential acquirors to gauge their interest in a transaction with Slade’s Ferry.

Between August 13 and August 16, 2007, four potential acquirors entered into confidentiality agreements with KBW, as agent for Slade’s Ferry, and KBW delivered a confidential information memorandum to those potential acquirors. The four potential acquirors were: Independent, “Company A,” “Company B,” and “Company C.”

During the morning of August 22, 2007, Mary Lynn D. Lenz, Slade’s Ferry’s president and chief executive officer, and Deborah A. McLaughlin, Slade’s Ferry’s executive vice president and chief operations officer/chief financial officer, met with representatives of Company C and during the afternoon met with representatives of Independent to discuss Slade’s Ferry’s business.

On August 28, 2007, KBW received letters containing initial indications of interest in acquiring Slade’s Ferry from Independent, Company A, and Company B. Each of the indications of interest was subject to due diligence investigations of Slade’s Ferry by the potential acquirors and their representatives. Company C declined to submit an indication of interest for undisclosed reasons.

Independent proposed a transaction in which Independent would acquire Slade’s Ferry in a merger transaction for a mixture of cash and Independent stock. The purchase price would equal $24.50 per share, seventy five percent of which would be paid in Independent common stock and twenty five percent would be paid in cash.

Company A proposed a transaction in which Company A would acquire Slade’s Ferry in a merger transaction for $27.00 per share in cash.

Company B proposed a transaction in which Company B would acquire Slade’s Ferry in a merger transaction for a mixture of cash and Company B common stock. The purchase price would be in the range of $22.00 to $24.00 per share, with approximately seventy five percent paid in Company B common stock and twenty five percent paid in cash.

On August 29, 2007, Slade’s Ferry’s board of directors held a meeting to review the indications of interest from Independent, Company A, and Company B. Representatives of KBW attended the meeting and Thacher Proffitt participated via teleconference. KBW updated the board of directors on the financial performance and market performance of the three companies and reviewed the price, form of consideration, and other transaction details as outlined in their respective indications of interest. The board of directors voted to instruct KBW to explore whether Independent would be willing to increase its bid to a level the board considered to be competitive with Company A’s bid. The board further determined that if Independent was unable to do so, then Slade’s Ferry would invite Company A only, and not Independent, to conduct due diligence.

Following conversations with KBW, Independent on August 29, 2007, increased its bid but, in the opinion of Slade’s Ferry’s board of directors, that increase was insufficient to make the bid competitive with Company A’s bid. As a result, Company A was invited to conduct due diligence on Slade’s Ferry, and management and Thacher Proffitt were authorized to begin negotiations with Company A. Company A conducted due diligence on Slade’s Ferry between August 30, 2007 and September 18, 2007. Company A’s due diligence review continued even after the initial draft merger agreement was delivered to Thacher Proffitt by Company A’s counsel on September 17, 2007.

The draft merger agreement contained what Slade’s Ferry believed to be the final terms of Company A’s offer. The draft merger agreement contemplated a transaction in which Slade’s Ferry would be acquired in exchange for $27.00 per share in cash.

During the afternoon of September 18, 2007, Company A’s financial advisor informed KBW that Company A was decreasing the merger consideration it was offering to $24.00 per share in cash. Company A’s financial advisor claimed that the decrease in merger consideration offered was based on certain aspects of Company A’s due diligence review of Slade’s Ferry. KBW communicated this information to Paul C. Downey, Slade’s Ferry’s lead independent director, Ms. Lenz, Ms. McLaughlin, and representatives of Thacher Proffitt. A series of discussions regarding Company A’s offer were then held between Slade’s Ferry and its advisors and Company A and its advisors. These discussions were terminated the morning of September 19, 2007.

On September 19, 2007, Slade’s Ferry’s executive committee, along with representatives of KBW and Thacher Proffitt, held a telephonic meeting and the executive committee authorized KBW to contact Independent in order to ascertain whether Independent remained interested in a possible acquisition of Slade’s Ferry at the level of consideration reflected in its revised proposal on August 29, 2007.

A representative of Independent informed KBW that Independent remained interested in a potential transaction if Slade’s Ferry agreed to enter into an exclusivity agreement for a period of time. Slade’s Ferry and Independent thereafter entered into an exclusivity agreement that was effective as of September 24, 2007 pursuant to which Slade’s Ferry agreed to negotiate exclusively with Independent and not solicit other acquisition proposals until after the exclusivity period ended on October 18, 2007.

On September 24, 2007 Independent delivered to KBW a revised indication of interest. The revised indication of interest contemplated a transaction in which Independent would acquire Slade’s Ferry for a mixture of cash and Independent common stock. Twenty five percent of Slade’s Ferry’s outstanding common stock would receive cash consideration of $26.00 per share. Seventy five percent would receive Independent common stock based on a fixed exchange ratio that, based on the closing price of Independent stock on September 21, 2007 (the last trading day prior to the date of the indication of interest), equaled approximately $26.20 worth of Independent common stock per share.

Independent and Slade’s Ferry began their due diligence review of each other during the week that began on Monday, September 24, 2007 and continued their due diligence investigation through Wednesday, October 10, 2007. On October 2, 2007, Thacher Proffitt received the initial draft of the merger agreement from Independent’s counsel. The first draft of the merger agreement stated that twenty five percent of the aggregate purchase price would be paid in cash at $25.80 per share and seventy five percent of the aggregate purchase price would be paid in Independent common stock. The first draft of the merger agreement stated that the exact number of shares of Independent common stock would be based on a fixed exchange ratio that, at the time, equaled $25.71 per share of Slade’s Ferry common stock (based on Independent’s October 1, 2007 closing price), but would fluctuate based on Independent’s stock price. The reduction in the per share price from Independent’s revised indication of interest reflected an updated number of shares of Slade’s Ferry common stock outstanding.

Over the next week, the parties and their advisors negotiated the terms of the merger agreement. On October 10, 2007, Independent and its financial advisor informed Slade’s Ferry and KBW that, based upon the results of its due diligence review, Independent would need to decrease its offer. A series of discussions ensued between the parties and their representatives and, while a specific price was not given, Independent and its financial advisor indicated that the purchase price would possibly be as low as $25.00 per share. Following extensive negotiation among the parties and their representatives, the parties agreed, subject to approval by their respective boards of directors, to a purchase price of $25.50 per share and a fixed exchange ratio of 0.818 shares of Independent common stock for each share of Slade’s Ferry common stock. All final open items in the merger agreement were resolved on October 11, 2007.

On October 11, 2007, a special meeting of Slade’s Ferry’s board of directors was held. Thacher Proffitt provided for the board of directors a detailed review of the terms of the Agreement, as well as the voting agreements to be entered into by each of the members of the board of directors and senior management, and the legal duties of the board of directors to Slade’s Ferry’s shareholders and potential conflicts of interest issues. KBW delivered a presentation which discussed the financial terms of the merger in detail. KBW then stated to the board of directors that it would render a written fairness opinion stating that, based upon and subject to the considerations described in its opinion, the per share merger consideration offered by Independent was fair from a financial point of view to Slade’s Ferry shareholders. The board of directors then unanimously approved the merger agreement and the transactions contemplated thereby. Shortly thereafter, the parties executed the merger agreement and issued a joint press release publicly announcing the transaction after markets closed that day.

Between the date of the merger agreement and the date of this proxy statement/prospectus, neither Slade’s Ferry nor its representatives have been contacted by any party other than Independent with respect to a potential acquisition of Slade’s Ferry.

Recommendation of Slade’s Ferry’s Board of Directors and Reasons for the Merger

After careful consideration, Slade’s Ferry’s board of directors determined that the merger agreement is advisable and in the best interests of Slade’s Ferry and its shareholders. Accordingly, Slade’s Ferry’s board of directors adopted and approved the merger agreement, and unanimously recommends that Slade’s Ferry shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.

In reaching its determination that the merger agreement is advisable and in the best interests of Slade’s Ferry and its shareholders, Slade’s Ferry’s board consulted with senior management and Slade’s Ferry’s financial and legal advisors, drew on its knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of Slade’s Ferry and Independent. In connection with its review and approval of the merger agreement and in the course of its deliberations, Slade’s Ferry’s board of directors also considered numerous factors, including the following positive and negative factors:

Positive Factors.

•	The value of the merger consideration being offered as compared to the book value, earnings per share and historical trading prices of Slade’s Ferry’s common stock.

•	The fact that Slade’s Ferry shareholders who receive shares of Independent common stock should experience an increase in the liquidity for their shares as Independent’s common stock is traded on the NASDAQ Global Select Market and, historically, has a much larger volume of shares traded on a daily basis than trades in Slade’s Ferry common stock.

•	Slade’s Ferry’s positive perception about Independent due to its understanding of, and review of information concerning, the business, results of operations, financial condition, competitive position and future prospects of Independent, including the results of its due diligence review of Independent.

•	The fact that Slade’s Ferry shareholders who receive Independent common stock in the merger will likely receive dividend income from such investment in the future, which dividend income on an exchange basis is currently $0.56 per Slade’s Ferry share on an annual basis.

•	Slade’s Ferry’s board of directors’ belief that, given the current prospective environment in which Slade’s Ferry operates, including the economic, competitive and regulatory conditions facing financial institutions generally and the trend toward consolidation in the banking and financial services industries, pursuing the merger with Independent would be more beneficial to shareholders than continuing to operate as an independent financial institution.

•	There is no financing contingency on the part of Independent to complete the merger, nor is approval by Independent’s shareholders required.

•	The perceived ability of Independent to receive the requisite regulatory approvals in a timely manner.

•	The terms and conditions of the merger agreement, including the parties’ respective representations and warranties, the conditions to closing and termination provisions which the board believed provided adequate assurances about the current operations of Independent.

•	The transaction eliminates the necessity and business risks associated with Slade’s Ferry undertaking the additional capital investment necessary to expand Slade’s Ferry’s product offerings as well as the expansion of its technology infrastructure in order to continue to grow the business franchise and shareholders value.

Negative Factors.

•	The provisions in the merger agreement limiting the amount of Slade’s Ferry common stock that will be exchanged for cash and for stock which may result in some shareholders receiving a form of merger consideration other than that which they actually elected.

•	The merger agreement provides for Slade’s Ferry’s payment of a $3.5 million termination fee to Independent if the merger agreement is terminated under certain limited circumstances, although this factor was mitigated somewhat by the fact that such circumstances would generally involve the receipt of an acquisition proposal with a third party.

•	The merger agreement limits Slade’s Ferry’s ability to solicit or discuss alternative transactions during the pendency of the merger, although this was mitigated by the fact that Slade’s Ferry’s board is permitted, in certain circumstances in the exercise of its fiduciary duties, to engage in discussions with parties who submit an unsolicited proposal.

Some of Slade’s Ferry’s officers and directors may be deemed to have interests in the merger, described under “Interests of Slade’s Ferry’s Executive Officers and Directors in the Merger” beginning on page [  ] of this document, that are in addition to or different from their interests as Slade’s Ferry shareholders generally. The discussion of the information and factors considered by Slade’s Ferry’s board of directors is not exhaustive, but includes all material factors considered by the board. In view of the wide variety of factors considered by Slade’s Ferry’s board of directors in connection with its evaluation of the merger and the complexity of these matters, Slade’s Ferry’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Slade’s Ferry’s board of directors evaluated the factors described above, including asking questions of Slade’s Ferry’s management and Slade’s Ferry’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Slade’s Ferry and its shareholders, its employees, its customers and the communities served by Slade’s Ferry. In considering the factors described above, individual members of Slade’s Ferry’s board of directors may have given different weights to different factors. Slade’s Ferry’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Slade’s Ferry’s Financial Advisor

Slade’s Ferry engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to Slade’s Ferry. KBW agreed to assist Slade’s Ferry in assessing the fairness, from a financial point of view, of the merger with Independent to the shareholders of Slade’s Ferry. Slade’s Ferry selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Slade’s Ferry and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Slade’s Ferry board held on October 11, 2007, at which the Slade’s Ferry board evaluated the proposed merger with Independent. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the consideration to Slade’s Ferry shareholders in the merger was fair from a financial point of view. The Slade’s Ferry board approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. Slade’s Ferry shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Slade’s Ferry board and addresses only the fairness, from a financial point of view, of the consideration offered to the Slade’s Ferry shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Slade’s Ferry shareholder as to how the shareholder should vote at the Slade’s Ferry special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of Independent,

•	Quarterly Reports on Form 10-Q of Independent,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of Slade’s Ferry, and

•	Quarterly Reports on Form 10-Q of Slade’s Ferry;

•	held discussions with members of senior management of Slade’s Ferry and Independent regarding:

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Slade’s Ferry and Independent and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Slade’s Ferry and Independent as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Independent and Slade’s Ferry are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Independent or Slade’s Ferry, nor did it examine or review any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Slade’s Ferry’s and Independent’s senior management teams. Slade’s Ferry and Independent do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles in the United States of America, and that the conversion of Slade’s Ferry’s common stock into Independent common stock will be tax-free for Independent and Slade’s Ferry. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Slade’s Ferry common stock or shares of Independent common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Slade’s Ferry and Independent. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Slade’s Ferry board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Slade’s Ferry board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Slade’s Ferry board on October 11, 2007, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Slade’s Ferry board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal.  The terms of the merger agreement call for each outstanding share of Slade’s Ferry common stock to be converted into the right to receive $25.50 in cash or 0.818 shares of Independent. Slade’s Ferry shareholders will have the right to elect either stock or cash with the constraint that the overall transaction must be consummated with 75% of the Slade’s Ferry shares being exchanged for Independent stock and 25% being exchanged for cash.

Selected Peer Group Analysis.  Using publicly available information, KBW compared the financial performance, financial condition and market performance of Slade’s Ferry and Independent to the following depository institutions that KBW considered comparable to Slade’s Ferry and Independent.

Companies included in Slade’s Ferry’s peer group were:

Camden National Corporation	Cambridge Bancorp
Century Bancorp, Inc.	Northway Financial, Inc.
Bancorp Rhode Island, Inc.	Patriot National Bancorp, Inc.
Merchants Bancshares, Inc.	Northeast Bancorp
First National Lincoln Corporation	First Litchfield Financial Corporation
Wainwright Bank & Trust Company	Beverly National Corporation
Bar Harbor Bankshares	Salisbury Bancorp, Inc.
Katahdin Bankshares Corporation	Union Bankshares, Inc.
Centrix Bank & Trust	Community Bancorp.
Ledyard National Bank	First Ipswich Bancorp
Enterprise Bancorp, Inc.

Companies included in Independent’s peer group were:

NBT Bancorp Inc.	Community Bank System, Inc.
Hudson Valley Holding Corp.	Camden National Corporation
Tompkins Financial Corporation	Bancorp Rhode Island, Inc.
Merchants Bancshares, Inc.	First National Lincoln Corporation
Washington Trust Bancorp, Inc.	Enterprise Bancorp, Inc.

To perform this analysis, KBW used financial information as of the three month period ended June 30, 2007 and for the three or twelve month ended June 30, 2007. Market price information was as of October 10, 2007, and 2007 and 2008 earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies, except for Slade’s Ferry where KBW relied upon management’s estimates. Certain financial data prepared by KBW, and referenced in the tables presented below, may not correspond in immaterial respects to the data presented in Slade’s Ferry’s and Independent’s historical financial statements, as a result of different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Independent’s and Slade’s Ferry’s financial performance:

					Slade’s	Slade’s
					Ferry	Ferry
		Independent	Independent		Peer	Peer
		Peer Group	Peer Group	Slade’s	Group	Group
	Independent	Median	Average	Ferry	Median	Average

Last Twelve Months Core Return on Average Assets	1.08%	1.04%	1.05%	0.60%	0.88%	0.81%
Last Twelve Months Core Return on Average Equity	13.58%	13.42%	13.43%	7.52%	11.02%	10.28%
Last Twelve Months Net Interest Margin	3.83%	3.63%	3.61%	3.02%	3.54%	3.57%
Last Twelve Months Fee Income/Revenue	23.6%	21.6%	24.0%	13.9%	20.0%	21.7%
Last Twelve Months Efficiency Ratio	63.8%	61.5%	60.0%	71.5%	69.3%	70.6%

KBW’s analysis showed the following concerning Independent’s and Slade’s Ferry’s financial condition:

					Slade’s	Slade’s
					Ferry	Ferry
		Independent	Independent		Peer	Peer
		Peer Group	Peer Group	Slade’s	Group	Group
	Independent	Median	Average	Ferry	Median	Average

Equity/Assets	7.98%	7.71%	7.86%	8.08%	7.79%	7.81%
Tangible Equity/Tangible Assets	5.91%	6.63%	6.19%	7.76%	6.99%	6.99%
Loans/Deposits	96.0%	85.6%	88.3%	102.0%	93.7%	91.9%
Loan Loss Reserve/Loans	1.35%	1.26%	1.25%	0.99%	1.07%	1.10%
Nonperforming Assets/Loans + OREO	0.30%	0.43%	0.50%	0.39%	0.39%	0.42%
Net Charge-Offs/Average Loans	0.15%	0.06%	0.11%	0.02%	0.03%	0.06%

KBW’s analysis showed the following concerning Independent’s and Slade’s Ferry’s market performance:

									Slade’s		Slade’s
									Ferry		Ferry
			Independent		Independent				Peer		Peer
			Peer Group		Peer Group		Slade’s		Group		Group
	Independent		Median		Average		Ferry		Median		Average

Stock Price/Book Value per Share	2.04	x	1.85	x	1.83	x	1.19	x	1.46	x	1.52	x
Stock Price/Tangible Book Value per Share	2.81	x	2.44	x	2.38	x	1.24	x	1.62	x	1.75	x
Stock Price/Last Twelve Months Estimated GAAP EPS	—		—		—		16.5	x	15.4	x	21.7	x
Stock Price/2007 Estimated GAAP EPS	15.3	x	15.0	x	15.5	x	20.3	x	19.2	x	17.3	x
Stock Price/2008 Estimated GAAP EPS	14.7	x	14.3	x	14.6	x	16.5	x	16.5	x	15.7	x
Dividend Yield	2.2%		3.3%		3.3%		2.4%		2.5%		2.8%
2007 Dividend Payout Ratio	33.3%		49.5%		50.1%		48.6%		41.4%		46.0

Comparable Transaction Analysis.  KBW reviewed publicly available information related to selected comparably sized acquisitions of banks and bank holding companies with headquarters in the New England region (ME, NH, MA, VT, RI, and CT) announced after January 1, 2005, with aggregate transaction values between $25 million and $200 million. The transactions included in the group were:

Acquiror	Acquiree

Camden National Corporation	Union Bankshares Company
Community Bancorp	LyndonBank
Chittenden Corporation	Community Bank & Trust Company
Berkshire Hills Bancorp, Inc.	Factory Point Bancorp, Inc.
Chittenden Corporation	Merrill Merchants Bancshares, Inc.
New England Bancshares, Inc.	First Valley Bancorp, Inc.
NewAlliance Bancshares, Inc.	Westbank Corporation
Webster Financial Corporation	NewMil Bancorp, Inc.
UCBH Holdings, Inc.	Asian American Bank & Trust Company
NewAlliance Bancshares, Inc.	Cornerstone Bancorp, Inc.

Transaction multiples for the merger were derived from an offer price of $25.50 per share for Slade’s Ferry. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced.

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	tangible equity premium to core deposits based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	market premium based on the latest closing price 1-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

	Independent/		Comparable		Comparable		Comparable
	Slade’s Ferry		Transactions		Transactions		Transactions
Transaction Price to:	Merger		Median		Maximum		Minimum

Last Twelve Months Earnings per Share	28.0	x	18.8	x	34.0	x	17.5	x
Book Value	202%		231%		319%		176%
Tangible Book Value	211%		248%		378%		192%
Core Deposit Premium	16.5%		17.2%		27.2%		11.9%
Market Premium(1)	70.0%		30.6%		88.9%		9.2%

(1)	Based on Slade’s Ferry closing price of $15.00 on October 10, 2007

No company or transaction used as a comparison in the above analysis is identical to Slade’s Ferry, Independent or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Financial Impact Analysis.  KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Independent and Slade’s Ferry. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Independent. In the course of this analysis, KBW used earnings estimates for Independent for 2007 and 2008 from a nationally recognized earnings estimate consolidator and used earnings estimates for Slade’s Ferry for 2007 and 2008 from Slade’s Ferry management. This analysis indicated that the merger is expected to be accretive to Independent’s estimated earnings per share and cash earnings per share in 2008. Cash earnings were estimated by adding the anticipated core deposit intangible amortization expense to GAAP earnings. The analysis also indicated that the merger is expected to be accretive to book value per share and dilutive to tangible book value per share for Independent and that Independent would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Independent following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Slade’s Ferry could provide to equity holders through 2012 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Slade’s Ferry for 2008 from Company management and applied a range of long-term growth rates from 4.0% to 12.0% thereafter. The range of values was determined by adding (1) the present value of projected cash dividends to Slade’s Ferry shareholders from 2008 to 2012, assuming an annual dividend payout ratio (percentages of earnings per share payable to shareholders) of approximately 40% and (2) the present value of the terminal value of Slade’s Ferry’s common stock. In calculating the terminal value of Slade’s Ferry, KBW applied multiples ranging from 13.0x to 21.0x to 2013 forecasted earnings. The dividend stream and the terminal value were discounted back to present value terms using 11% discount rate. This resulted in a range of values of Slade’s Ferry from $10.78 to $23.40 per share.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Slade’s Ferry.

Other Analyses.  KBW reviewed the relative financial and market performance of Slade’s Ferry and Independent to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Independent.

The Slade’s Ferry board has retained KBW as an independent contractor to act as financial adviser to Slade’s Ferry regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Slade’s Ferry and Independent. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Slade’s Ferry and Independent for KBW’s own account and for the accounts of its customers.

Slade’s Ferry and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Slade’s Ferry agrees to pay KBW a cash fee of $100,000 concurrently with the execution of a definitive agreement contemplating the consummation of a transaction, and a cash fee of $100,000 promptly after the mailing of any proxy statement or registration statement relating to the transaction. Finally, Slade’s Ferry will pay to KBW at the time of closing of the transaction a cash fee (“Contingent Fee”) equal to 1.00% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Slade’s Ferry in the Transaction. The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Pursuant to the KBW engagement agreement, Slade’s Ferry also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Independent’s Reasons for the Merger

The Independent board of directors unanimously approved the merger agreement and the merger because it determined that the merger should strengthen Independent’s existing franchise and increase long term shareholder value. The merger is consistent with Independent’s geographic expansion strategy and should help Independent to accelerate loan and deposit growth in the contiguous markets where Slades Bank is now located. The merger should, in particular, significantly improve Independent’s deposit market share in Bristol County, Massachusetts. The transaction is financially attractive to Independent and its shareholders because it allows Independent to add Slade’s Ferry’s loan and deposit base to that of Independent while simultaneously providing Independent with the opportunity to maintain and deepen relationships with Slade’s Ferry’s customers with Independent’s deeper set of products. The Independent board of directors believes that the combined company should have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements.

After taking into account these and other factors, the Independent board of directors determined that the merger agreement and the merger were in the best interests of Independent and its stockholders and that Independent should enter into the merger agreement and complete the merger. Independent’s board of directors evaluated the factors described above, including asking questions of Independent’s management and Independent’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Independent and its shareholders, its employees, its customers and the communities served by Independent. The discussion of the factors considered by Independent’s board of directors is not exhaustive, but includes all material factors considered by the board. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Independent’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Independent’s board of directors may have given different weights to different factors.

Regulatory Approvals Required to Complete the Merger

The merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of such regulatory approvals shall impose a “Burdensome Condition,” which is defined in the merger agreement to mean any term, condition or restriction upon Independent or any of its subsidiaries that Independent reasonably determines would prohibit or materially limit the ownership or operation by Slade’s Ferry or any of its subsidiaries, or by Independent or any of its subsidiaries, of all or any material portion of the business or assets of Slade’s Ferry or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Slade’s Ferry or any of its subsidiaries or Independent or any of its subsidiaries.

The consents and approvals of governmental authorities that Independent and Slade’s Ferry believe are required to consummate the merger are as follows:

•	the FDIC’s approval of the merger of Slades Bank with and into Rockland Trust;

•	the approval of the Board of Bank Incorporation of the Commonwealth of Massachusetts to merge Slade’s Ferry with and into Independent, with Independent being the surviving entity;

•	the approval of the Massachusetts Commissioner of Banks:

•	to merge Slades Bank with and into Rockland Trust, with Rockland Trust being the surviving entity; and

•	for Rockland Trust to pay a special dividend to Independent to fund the aggregate Cash Consideration and certain expenses;

•	confirmation from the Massachusetts Housing Partnership Fund (the “Housing Partnership Fund”) that Independent has made arrangements satisfactory to the Housing Partnership Fund; and

•	the approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 or a waiver from the requirements of the Bank Holding Company Act.

The parties have filed all applications and notice materials necessary to obtain these regulatory approvals or nonobjections, including a request for a waiver from the requirements of the Bank Holding Company Act. The merger cannot be completed until such approvals and nonobjections have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired. The merger may not be consummated until 30 days after approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the Bank Merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the FDIC approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the FDIC regarding the merger’s competitive effects.

Independent and Slade’s Ferry cannot assure you that all required regulatory approvals or nonobjections will be obtained, when they will be obtained or whether there will be conditions in the approvals or any litigation challenging the approvals. Independent and Slade’s Ferry also cannot assure you that the United States Department of Justice or the Massachusetts State Attorney General will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and Slade’s Ferry are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Stock Exchange Listing

Listing of Independent Common Stock.  Under the terms of the merger agreement, Independent must obtain approval for listing on the NASDAQ Global Select Market the shares of Independent common stock to be issued to Slade’s Ferry shareholders in the merger.

Delisting and Deregistration of Slade’s Ferry Common Stock.  If the merger is completed, Slade’s Ferry’s common stock will be delisted from the NASDAQ Capital Market and will be deregistered under the Securities Exchange Act of 1934.

INTERESTS OF SLADE’S FERRY’S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

In considering Slade’s Ferry’s board of directors’ recommendation to vote in favor of approval of the merger agreement, you should be aware that Slade’s Ferry’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of other Slade’s Ferry shareholders generally. The Slade’s Ferry board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Equity Plans

The merger agreement provides that immediately prior to the effective time of the merger, each outstanding Slade’s Ferry stock option that remains unexercised, whether or not vested, will be cancelled. On the closing date, the holders of those options will be entitled to receive an amount of cash equal to (1) the number of shares of Slade’s Ferry common stock provided for in the option multiplied by (2) the excess of $25.50 over the exercise price per share. The cash payment will be subject to any required withholding taxes. Since all outstanding Slade’s Ferry stock options owned by Slade’s Ferry directors and executive officers are currently vested and exercisable, none will vest and become exercisable by virtue of the merger. In addition, any unvested shares of Slade’s Ferry restricted stock will become fully vested on the closing date. At that time, holders of Slade’s Ferry restricted stock will be entitled to receive either $25.50 in cash or 0.818 shares of Independent common stock, plus cash in lieu of fractional shares. The value of restricted stock upon vesting will be subject to any required withholding taxes.

The following table sets forth the total number of options held by the named executive officers of Slade’s Ferry, the executive officers of Slade’s Ferry as a group and all non-employee directors of Slade’s Ferry as a group, as well as the value of cash payments to be received therefore. In addition, the following table reflects the number of unvested shares of restricted stock held by the named executive officers of Slade’s Ferry, the executive officers of Slade’s Ferry as a group and all non-employee directors of Slade’s Ferry as a group which will vest as a result of the merger, as well as the value of exchanging such unvested restricted stock for cash. The number of shares of Slade’s Ferry common stock subject to stock options held by the executive officers and non-employee directors as of October 11, 2007 was 148,460 with a projected cash-out value of

$1,027,637. The number of unvested shares of restricted stock held by executive officers and non-employee directors as of October 11, 2007 was 47,000 with a projected cash-out value of $1,198,500.

				Payment at
				Completion of
				Merger in
		Payment at		Cancellation of
		Completion of		Unvested
		Merger in		Shares of
		Cancellation of	Number of	Restricted Stock
		Options (Before	Unvested	(Before Reduction
	Number of	Reduction for	Shares of	for Withholding
Name	Options	Withholding Taxes)	Restricted Stock	Taxes)

Mary Lynn D. Lenz	44,000	$281,640	20,000	$510,000
Deborah A. McLaughlin	10,125	61,369	9,000	229,500
Manuel J. Tavares	10,335	62,828	0	0
Non-Employee Directors as a Group (12 Persons)	84,000	621,800	18,000	459,000
TOTAL	148,460	$1,027,637	47,000	$1,198,500

Termination Agreement and Releases

In connection with the merger, termination agreements (that include waiver and release provisions) have been entered into with Mary Lynn D. Lenz, Slade’s Ferry’s president and chief executive officer, Deborah A. McLaughlin, Slade’s Ferry’s executive vice president and chief operations officer/chief financial officer, and Manuel J. Tavares, Slade’s Ferry’s senior vice president, which settle their pre-existing employment agreements and certain other benefit plans.

The termination agreements for Ms. Lenz, Ms. McLaughlin and Mr. Tavares provide that in settlement of certain portions of their employment agreements with Slade’s Ferry and any defined contribution supplemental executive retirement plans, a lump sum cash payment will be made at closing to those executives. Such payments are currently estimated to be approximately $1,681,349 for Ms. Lenz, $412,829 for Ms. McLaughlin and $292,013 for Mr. Tavares. The amounts payable to Ms. McLaughlin and Mr. Tavares will be reduced, if necessary, to ensure that no portion of the amounts payable to them would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986 or would be non-deductible to the payor by reason of Section 280G of the Internal Revenue Code.

In addition, Ms. Lenz will be provided with an indemnification payment for the excise taxes imposed under Section 4999 of the Internal Revenue Code so that, after payment of the excise tax and all income and excise taxes imposed on the indemnification payments, Ms. Lenz will retain the same or approximately the same net-after tax amounts that she would have retained if there were no 20% excise tax imposed under Section 280G. The amount of this indemnification payment is currently estimated to be approximately $949,552.

Ms. Lenz and Mr. Tavares will also be provided with certain continuations of health and life insurances following the merger. The company car currently provided to Ms. Lenz by Slade’s Ferry will also be transferred to her. The estimated value of this vehicle transfer is approximately $35,265.

Supplemental Executive Retirement Plans

Independent has agreed to honor the Defined Benefit Supplemental Executive Retirement Agreements (the “Defined Benefit SERPs”) between Slades Bank and each of Ms. Lenz and Mr. Tavares. The Defined Benefit SERPs provide for monthly payments of $3,000 and $1,500 to Ms. Lenz and Mr. Tavares, respectively, for 120 months following retirement and further provide for the provision of certain medical insurance benefits to Ms. Lenz and Mr. Tavares and their spouses.

Change of Control Agreements

Independent has agreed to honor the change of control agreements between Slades Bank, Slade’s Ferry and four of their officers. The change of control agreements provide that for one year following a change of control, if the officer is discharged without cause or if the officer resigns for good reason, the officer will be entitled to a lump sum payment equal to one times his or her salary as well as continued health and welfare benefits throughout the remaining term of the change of control agreement. A termination is deemed to occur with cause if the termination is due to personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any banking law, rule or regulation, conviction of a felony or final cease and desist order issued in response to conduct of the officer determined to be substantially deleterious to Slade’s Ferry or Slades Bank or any material breach of the change of control agreement. The officer’s resignation is deemed for good reason if the effective date of resignation occurs during the term of the change of control agreement, but on or after the effective date of a change of control. The cash payments which could be owed under these change of control agreements are currently estimated to be approximately $481,105 in aggregate.

Non-Competition Agreements

In connection with the merger, Independent entered into non-competition agreements with each of Ms. Lenz and Ms. McLaughlin. The non-competition agreements provide for standard non-competition, confidentiality, non-solicitation and non-interference provisions for a period of one year following the merger. In exchange for these non-competition agreements, each of Ms. Lenz and Ms. McLaughlin will be paid a lump sum of $100,000 on the effective date of the merger by Independent.

Indemnification and Insurance

The merger agreement provides that Independent will indemnify and hold harmless the present and former officers and directors of Slade’s Ferry and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at or after the effective date of the merger, to the extent such indemnified party would have been indemnified, as a director or officer of Slade’s Ferry or any of its subsidiaries under Slade’s Ferry’s by-laws. Independent will also continue to cover those persons for a period of six years following the effective date of the merger arising out of actions or omissions occurring at or prior to the merger, except that Independent is not required to expend more than 225% per year of the current amount expended by Slade’s Ferry to maintain such insurance (less any premium credit that Slade’s Ferry is entitled to on account of the merger) and that if Independent is unable to maintain or obtain such insurance it will use its reasonable best efforts to obtain as much comparable insurance.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

Each of Slade’s Ferry’s board of directors and Independent’s board of directors has unanimously approved the merger agreement, which provides for the merger of Slade’s Ferry with and into Independent. Independent will be the surviving corporation in the merger. Each share of Independent common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Independent, and each share of Slade’s Ferry common stock issued and outstanding at the effective time of the merger will be converted into either cash or Independent common stock, as described below. See “— Consideration To Be Received in the Merger” below.

Independent’s articles of organization will be the articles of organization, and Independent’s bylaws will be the bylaws, of the combined company after the completion of the merger. The merger agreement provides that Independent may change the structure of the merger if consented to by Slade’s Ferry (but Slade’s Ferry’s consent cannot be unreasonably withheld). No such change will alter the kind or amount of merger consideration to be provided under the merger agreement, or materially delay or jeopardize receipt of any required regulatory approvals or otherwise materially delay the consummations of the transactions contemplated by the merger agreement.

Simultaneously with the merger, Slades Bank (Slade’s Ferry’s bank subsidiary) will be merged with and into Rockland Trust (Independent’s bank subsidiary). Following the bank merger, the corporate existence of Slades Bank will cease and Rockland Trust will be the surviving entity of the bank merger.

Effective Time and Completion of the Merger

The merger will be completed and will become effective upon the acceptance for filing by the Secretary of the Commonwealth of Massachusetts of the articles of merger related to the merger. However, we may agree to a later time for completion of the merger and specify that later time in the articles of merger in accordance with Massachusetts law.

We currently expect that the merger will be completed in the first quarter of 2008, subject to Slade’s Ferry’s shareholders’ approval of the merger agreement and the transactions contemplated thereby, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Slade’s Ferry and Independent will obtain the required approvals or complete the merger.

Board of Directors of the Surviving Corporation

Prior to completion of the merger, Independent’s board of directors will increase by one the number of directors constituting the entire board of directors, effective as of and contingent upon the occurrence of the effective time of the merger. Independent will elect from among those serving on Slade’s Ferry’s board of directors an individual to fill the vacancy and thereby become a director of Independent, effective as of and contingent upon the occurrence of the effective time of the merger. Independent may select the individual to be elected in its sole discretion. The new Independent director will become a member of the class of Independent’s board of directors that has the longest time remaining until its directors’ terms expire.

Consideration To Be Received in the Merger

In the merger, each outstanding share of Slade’s Ferry common stock will be converted into the right to receive, at the election of the holder, either:

•	$25.50 in cash (which is referred to as the cash consideration); or

•	0.818 shares of Independent common stock (which is referred to as the stock consideration), plus cash in lieu of any fractional share,

subject to the allocation and proration procedures described below. Also subject to these procedures, you may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Independent common stock.

No fractional shares of Independent common stock will be issued in connection with the merger. Instead, each Slade’s Ferry shareholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of Independent common stock on the NASDAQ Global Select Market over the five trading days immediately preceding the closing date of the merger, rounded to the nearest whole cent.

No interest will be paid with respect to any portion of the cash consideration payable in connection with the merger.

The merger agreement provides for overall limitations on the amount of cash and shares of Independent common stock available in the merger as follows:

•	25% of the total number of outstanding shares of Slade’s Ferry common stock immediately prior to the effective time of the merger will be converted into the right to receive the cash consideration; and

•	75% of the total number of outstanding shares of Slade’s Ferry common stock immediately prior to the effective time of the merger will be converted into the right to receive the stock consideration.

As a result, whether you receive the amount of cash and/or stock requested in your election form will depend in part on the elections of other Slade’s Ferry shareholders. You may not receive exactly the form of consideration you elected in the merger, and you may instead receive a pro rata amount of cash or Independent common stock.

Election Procedures

No more than 40 and no less than 20 business days prior to the anticipated election deadline, each holder of record of Slade’s Ferry common stock will be sent an election form and other appropriate and customary transmittal materials which will permit each Slade’s Ferry shareholder:

•	to elect to receive $25.50 per share in cash in exchange for all shares of Slade’s Ferry common stock held by the shareholder;

•	to elect to receive 0.818 shares of Independent common stock per share, plus cash in lieu of any fractional share, in exchange for all shares of Slade’s Ferry common stock held by the shareholder;

•	to elect to receive the cash consideration with respect to a portion of the shares of Slade’s Ferry common stock held by the shareholder and the stock consideration with respect to the remaining shares of Slade’s Ferry common stock held by the shareholder; or

•	to make no election with respect to the consideration to be received in exchange for the shareholder’s shares of Slade’s Ferry common stock, which are referred to as non-election shares.

If your shares or a portion of your shares of Slade’s Ferry common stock are held in “street name” by a broker, bank or other nominee, an election form will be mailed to the broker, bank or other nominee with respect to those shares.

If you hold a portion of your shares in an individual retirement account and the remaining portion of your shares directly in your name, you will receive two election forms: one for your shares held in the individual retirement account and one for the shares held directly in your name.

An election form must be either accompanied by the Slade’s Ferry stock certificates as to which the election form is being made, or must be accompanied by an appropriate guarantee of delivery of those stock certificates.

In order to be effective, a properly completed election form, together with stock certificates (or a properly completed notice of guaranteed delivery) must be submitted to the exchange agent on or before 5:00 p.m., New York City time, on a date mutually agreed upon by Independent and Slade’s Ferry, which date will be no later than the fifth business day prior to the closing date. Independent will issue a press release announcing the date of the election deadline as promptly as practicable after the election deadline is determined.

If a Slade’s Ferry shareholder either:

•	does not submit a properly completed election form in a timely fashion; or

•	revokes his, her or its election form prior to the deadline for the submission of the election form and does not resubmit a properly completed election form by the election form deadline,

the shares of Slade’s Ferry common stock held by the shareholder will be designated non-election shares. The exchange agent will have reasonable discretion in determining whether any election revocation or change was properly or timely made and to disregard any immaterial defects in the election form.

If you have a preference for receiving either cash or Independent common stock for your shares of Slade’s Ferry common stock, you should return the election form indicating your preference. Slade’s Ferry shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of Slade’s Ferry shares being converted into the right to receive cash and Independent common stock. If you do not make an election, you will be allocated cash and/or Independent common stock depending on the elections made by other Slade’s Ferry shareholders. However, even if you do make an election, the form of merger consideration that you actually receive may differ from the form of merger consideration that you elect to receive due to the allocation procedures described below.

The market price of Independent common stock will fluctuate between the date of this document, the date of your election and the effective time of the merger. Because the ratio of shares of Independent common stock to be exchanged for shares of Slade’s Ferry common stock is fixed, such fluctuations will alter the value of the shares of Independent common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Independent common stock, you should carefully read the section in this document titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [  ] of this document.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholder who submitted those certificates via first-class mail or, in the case of shares of Slade’s Ferry common stock tendered by book-entry transfer in the exchange agent’s account at the Depository Trust Company, or DTC, by crediting such shares to an account maintained by such shareholder within DTC promptly following the termination of the merger or revocation of the election. Slade’s Ferry shareholders will not be entitled to revoke or change their election following the election deadline. As a result, if you have made an election, you will be unable to revoke your elections or sell your shares of Slade’s Ferry common stock during the interval between the election deadline and the date of completion of the merger. All election forms will be automatically revoked, and all Slade’s Ferry stock certificates returned, if the exchange agent is notified in writing by Independent and Slade’s Ferry that the merger agreement has been terminated.

The exchange agent will be entitled to deduct and withhold from the cash consideration or cash in lieu of fractional shares, cash dividends or distributions payable to any Slade’s Ferry shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Allocation Procedures

A shareholder’s ability to elect to receive cash or shares of Independent common stock in exchange for shares of Slade’s Ferry common stock in the merger is subject to allocation procedures set forth in the merger agreement. These allocation procedures are designed to ensure that 25% of the total number of shares of Slade’s Ferry common stock outstanding immediately prior to the effective time of the merger will be converted into cash, and 75% of these shares will be converted into shares of Independent common stock. As a result, whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other Slade’s Ferry shareholders. You may not receive exactly the form of consideration that you elect in the merger, and you may instead receive a pro rata amount of cash and Independent common stock.

Through the use of examples, we illustrate below the possible adjustments to elections in connection with these allocation procedures. The first of our three examples assumes you make an effective stock election with respect to all of your Slade’s Ferry shares. The second example assumes you make no election with respect to your Slade’s Ferry shares. Finally, the third example assumes that you make an effective cash election with respect to all of your Slade’s Ferry shares. You should note, however, that you are not required to elect to receive only cash or only Independent common stock. You may instead elect to receive cash with respect to a portion of your Slade’s Ferry shares and shares of Independent common stock with respect to the rest of your Slade’s Ferry shares.

Allocation if Too Many Shares of Independent Common Stock are Elected.  If Slade’s Ferry shareholders elect to receive more Independent common stock than Independent has agreed to issue in the merger, then all Slade’s Ferry shareholders who elected to receive cash or who have made no election would receive the cash consideration with respect to their Slade’s Ferry shares, and all Slade’s Ferry shareholders who elected to receive Independent common stock would receive a pro rata portion of the available shares of Independent common stock calculated in the manner described below.

EXAMPLE #1:  Assume that (1) 4,000,000 shares of Slade’s Ferry common stock are outstanding immediately prior to the merger, (2) holders of 3,600,000 shares of Slade’s Ferry common stock have made effective stock elections, (3) holders of 300,000 shares of Slade’s Ferry common stock have made effective cash elections and (4) holders of 100,000 shares of Slade’s Ferry common stock have made no election with respect to their shares. You hold 1,000 Slade’s Ferry shares and have made an effective election to receive the stock consideration for those shares. In this example, pro-ration would be required with respect to the Slade’s Ferry shareholders who elected the stock consideration because holders of more than 75% of the outstanding Slade’s Ferry shares have elected to receive Independent common stock in the merger.

EXPLANATION #1:

Step 1. Derive the stock conversion number:  the stock conversion number is the number of shares of Slade’s Ferry common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 75% of the number of shares of Slade’s Ferry common stock outstanding immediately prior to the effective time of the merger. The stock conversion number for the example above is calculated as follows:

4,000,000 shares × 0.75 = 3,000,000 shares

Step 2. Derive the stock fraction:  the stock fraction equals the stock conversion number divided by the aggregate number of Slade’s Ferry shares for which an effective stock election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

stock conversion number	=	3,000,000 shares	=	0.833
stock election shares		3,600,000 shares

Step 3. Derive the stock consideration:  the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Slade’s Ferry shares as to which you have made an effective stock election. This amount is then multiplied by the exchange ratio of 0.818. The pro-rated stock consideration for the example above is calculated as follows:

0.833 × 1,000 = 833

833 × 0.818 = 681.4 shares of Independent common stock

Because no fractional shares of Independent common stock will be issued in the merger, you would receive 681 shares of Independent common stock and cash for the additional 0.4 fractional share.

Step 4. Derive the cash consideration:  the cash consideration that you will receive for your Slade’s Ferry shares is the product of $25.50, multiplied by the remaining number of Slade’s Ferry shares as to which you made an effective stock election. The cash consideration for the example above is calculated as follows:

$25.50 × (1,000 − 833) = $25.50 × 167 = $4,258.50

Thus, in this example, if you own 1,000 shares of Slade’s Ferry common stock and have made an effective stock election for all of those shares, you would receive (subject to rounding):

•	681 shares of Independent common stock;

•	cash for the 0.4 fractional share of Independent common stock; and

•	$4,258.50 in cash.

Allocation if Too Few Shares of Independent Common Stock are Elected.  If Slade’s Ferry shareholders elect to receive less Independent common stock than the merger agreement provides for Independent to issue in the merger, then all shares with respect to which Slade’s Ferry shareholders have elected to receive stock consideration would be converted into the right to receive Independent common stock, and the shares for which Slade’s Ferry shareholders have elected to receive cash or with respect to which no election was made would be treated in the manner illustrated below.

EXAMPLE #2:  Assume that (1) 4,000,000 shares of Slade’s Ferry common stock are outstanding immediately prior to the merger, (2) holders of 2,900,000 shares of Slade’s Ferry common stock have made effective stock elections, (3) holders of 900,000 shares of Slade’s Ferry common stock have made effective cash elections and (4) holders of 200,000 shares of Slade’s Ferry common stock have made no election with respect to their shares. You hold 1,000 Slade’s Ferry shares and have made no election with respect to those shares. In this example, pro-ration would be required with respect to the shareholders who made no election with respect to their Slade’s Ferry shares because holders of less than 75% of the outstanding Slade’s Ferry shares have elected to receive Independent common stock in the merger, and the shortfall is less than the number of non-election shares.

EXPLANATION #2:

Step 1. Derive the stock conversion number:  the stock conversion number is the number of shares of Slade’s Ferry common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 75% of the number of shares of Slade’s Ferry common stock outstanding immediately prior to the effective time of the merger. The stock conversion number for the example above is calculated as follows:

4,000,000 shares × 0.75 = 3,000,000 shares

Step 2. Derive the shortfall number:  the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of Slade’s Ferry shares with respect to which the stock consideration was elected. The shortfall number for the example above is calculated as follows:

3,000,000 − 2,900,000 = 100,000 shares

Step 3. Determine whether the shortfall number is less than or equal to the number of non-election shares:  In this example, the shortfall number (100,000 shares) is less than the number of non-election shares (200,000 shares). As a result, all Slade’s Ferry shares with respect to which an effective cash election was made would be converted into the right to receive the cash consideration, and the holders of non-election shares would receive a mix of stock consideration and cash consideration.

Step 4. Derive the stock fraction:  the stock fraction equals the shortfall number divided by the aggregate number of Slade’s Ferry shares for which no election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number	=	100,000 shares	=	0.5
non-election shares		200,000 shares

Step 5. Derive the stock consideration:  the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Slade’s Ferry shares as to which you have made no election. This amount is then multiplied by the exchange ratio of 0.818. The pro-rated stock consideration for the example above is calculated as follows:

0.5 × 1,000 = 500

500 × 0.818 = 409 shares of Independent common stock

Because the number of shares of Independent common stock to be issued to you is not a fraction, you would not receive any cash in lieu of fractional shares.

Step 6. Derive the cash consideration:  the cash consideration that you will receive for your Slade’s Ferry shares is the product of $25.50, multiplied by the remaining number of Slade’s Ferry shares as to which you made no election. The cash consideration for the example above is calculated as follows:

$25.50 × (1,000 − 500) = $25.50 × 500 = $12,750

Thus, in this example, if you own 1,000 shares of Slade’s Ferry common stock and made no election with respect to those shares, you would receive (subject to rounding):

•	409 shares of Independent common stock;

•	no cash in lieu of fractional shares;

•	$12,750 in cash.

EXAMPLE #3:  Assume that (1) 4,000,000 shares of Slade’s Ferry common stock are outstanding immediately prior to the merger, (2) holders of 2,800,000 shares of Slade’s Ferry common stock have made effective stock elections, (3) holders of 1,100,000 shares of Slade’s Ferry common stock have made effective cash elections and (4) holders of 100,000 shares of Slade’s Ferry common stock have made no election with respect to their shares. You hold 1,000 Slade’s Ferry shares and have made an effective election to receive the cash consideration for those shares. In this example, pro-ration would be required with respect to the shareholders who made cash elections with respect to their Slade’s Ferry shares because holders of less than 75% of the outstanding Slade’s Ferry shares have elected to receive stock in the merger, and the shortfall is more than the number of non-election shares.

EXPLANATION #3:

Step 1. Derive the stock conversion number:  the stock conversion number is the number of shares of Slade’s Ferry common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 75% of the number of shares of Slade’s Ferry common stock outstanding immediately prior to the effective time of the merger. The stock conversion number for the example above is calculated as follows:

4,000,000 shares × 0.75 = 3,000,000 shares

Step 2. Derive the shortfall number:  the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of Slade’s Ferry shares with respect to which the stock consideration was elected. The shortfall number for the example above is calculated as follows:

3,000,000 − 2,800,000 = 200,000 shares

Step 3. Determine whether the shortfall number is less than or equal to the number of non-election shares:  In this example, the shortfall number (200,000 shares) is greater than the number of non-election shares (100,000 shares). As a result, all Slade’s Ferry shares with respect to which no election was made would be converted into the right to receive the stock consideration, and the holders of shares with respect to which an effective cash election was made would receive a mix of stock consideration and cash consideration.

Step 4. Derive the stock fraction:  the stock fraction equals the amount by which the shortfall number exceeds the total number of non-election shares, divided by the aggregate number of Slade’s

Ferry shares for which an effective cash election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number − non-election shares	=	(200,000 − 100,000)	=	100,000	=	0.091
cash election shares		1,100,000		1,100,000

Step 5. Derive the stock consideration:  the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Slade’s Ferry shares as to which you have made an effective cash election. This amount is then multiplied by the exchange ratio of 0.818. The pro-rated stock consideration for the example above is calculated as follows:

0.091 × 1,000 = 91

91× 0.818 = 74.4 shares of Independent common stock

Because no fractional shares of Independent common stock will be issued in the merger, you would receive 74 shares of Independent common stock and cash for the additional 0.4 fractional share.

Step 6. Derive the cash consideration:  the cash consideration that you will receive for your Slade’s Ferry shares is the product of $25.50, multiplied by the remaining number of Slade’s Ferry shares as to which you made an effective cash election. The cash consideration for the example above is calculated as follows:

$25.50 × (1,000 − 91) = $25.50 × 909 = $23,179.50

Thus, in this example, if you own 1,000 shares of Slade’s Ferry common stock and made an effective cash election for all of those shares, you would receive (subject to rounding):

•	74 shares of Independent common stock;

•	cash for the 0.4 fractional share of Independent common stock; and

•	$23,179.50 in cash.

Exchange of Slade’s Ferry Stock Certificates for Independent Stock Certificates

On or before the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate amount of cash consideration payable in the merger, including an estimated amount of cash to be paid in lieu of fractional shares of Independent common stock. Independent has selected Computershare to act as the exchange agent in connection with the merger.

Slade’s Ferry shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline will automatically receive the merger consideration allocated to them promptly following completion of the allocation procedures.

No later than five business days following the effective time of the merger, the exchange agent will mail to each Slade’s Ferry shareholder of record at the effective time of the merger who did not previously surrender Slade’s Ferry stock certificates with an election form, a letter of transmittal and instructions for use in surrendering the shareholder’s Slade’s Ferry stock certificates. When such Slade’s Ferry shareholders deliver their Slade’s Ferry stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Slade’s Ferry stock certificates will be cancelled and in exchange they will receive, as allocated to them:

•	an Independent stock certificate representing the number of whole shares of Independent common stock that they are entitled to receive under the merger agreement;

•	a check representing the amount of cash that they are entitled to receive under the merger agreement; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

No interest will be paid or accrued on any cash constituting merger consideration.

Slade’s Ferry shareholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their Slade’s Ferry stock certificates in exchange for a Independent stock certificate. After the surrender of their Slade’s Ferry stock certificates, Slade’s Ferry shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock.

Independent will only issue a stock certificate for Independent common stock, a check for the cash consideration, or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered Slade’s Ferry stock certificate is registered if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Stock Options and Restricted Stock

Stock Options.  Immediately before the effective time of the merger, each outstanding option to acquire Slade’s Ferry common stock, whether vested or unvested, which has not been previously exercised or cancelled, will be cancelled. In exchange for the cancellation of an option, the holder of that option be entitled to receive a cash payment from Slade’s Ferry or Slades Bank in an amount equal to the product of:

•	the number of shares of Slade’s Ferry common stock provided in the option; and

•	the excess, if any, of $25.50 over the exercise price per share provided in the option.

The cash payment will be made without interest and will be net of all applicable withholding taxes. Slade’s Ferry will obtain prior to the effective time of the merger, from each holder of a then-outstanding option, a written acknowledgement with respect to the termination of and payment for such options as described in this section. As of [          ], 200[  ], there were outstanding options to purchase [          ] shares of Slade’s Ferry common stock.

Restricted Stock.  Immediately prior to the effective time of the merger, all shares of Slade’s Ferry restricted stock will fully vest, and all of the related shares will be treated as outstanding Slade’s Ferry shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the forms of election, make elections and receive the merger consideration. As of [          ], 200[  ], there were [          ] shares of unvested Slade’s Ferry restricted stock outstanding.

Representations and Warranties

The merger agreement contains customary representations and warranties of Independent and Slade’s Ferry relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects or true and correct except to a de minimis extent, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation or its ability to timely complete the merger and the bank merger. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in banking and similar laws of general applicability or interpretations thereof, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally, (3) any modifications or changes to Slade’s Ferry’s valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with generally accepted accounting principles and with Independent’s prior written consent, (4) changes after the date of the merger agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Slade’s Ferry or Independent, including, but not limited to, changes in levels of interest rates generally, (5) the effects of compliance with the merger agreement on the operating performance of Slade’s Ferry or Independent, including the expenses incurred by Slade’s Ferry or Independent in consummation of the merger, and (6) the effects of any action or omission taken by Slade’s Ferry with the prior consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement.

The representations and warranties of each of Independent and Slade’s Ferry have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Independent and Slade’s Ferry has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports, and the absence of investigations by regulatory agencies;

•	governmental filings and consents necessary to complete the merger;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	accuracy of the proxy statement-prospectus;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor matters;

•	tax matters, including tax treatment of the merger; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

Slade’s Ferry has made other representations and warranties about itself and its subsidiaries to Independent as to:

•	capital stock;

•	organization and ownership of subsidiaries;

•	matters relating to certain contracts;

•	environmental matters;

•	investment securities;

•	derivative transactions;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	trust business and fiduciary accounts;

•	investment management;

•	repurchase agreements;

•	deposit insurance;

•	the Community Reinvestment Act, anti-money laundering requirements and the security of customer information;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	intellectual property;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	the receipt of a fairness opinion; and

•	transaction costs.

Independent has represented and warranted to Slade’s Ferry that Independent has, and upon completion of the merger will have, sufficient funds on hand to pay the aggregate cash consideration and to complete the merger.

Conduct of Business Pending the Merger

Slade’s Ferry has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Slade’s Ferry has agreed that it will, and will cause each of its subsidiaries to: (1) conduct its business in the ordinary course consistent with past practice; and (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and key employees and the goodwill of customers and other parties. Slade’s Ferry further has agreed that, with certain exceptions, Slade’s Ferry will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	issue, or enter into an agreement to issue, shares of common stock except pursuant to the exercise of Slade’s Ferry stock options outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of Slade’s Ferry stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

•	declare, set aside or pay any dividends or other distributions on any shares of its capital stock, other than:

•	dividends paid by any of the wholly-owned subsidiaries of Slade’s Ferry to Slade’s Ferry or to any of its wholly-owned subsidiaries; and

•	regular quarterly cash dividends at a rate not to exceed $0.09 per share.

•	enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee of Slade’s Ferry or any of its subsidiaries, or, subject to certain exceptions, grant any salary or wage increase or increase any employee benefit plan or pay any incentive or bonus payments.

•	hire any person except for at-will employees at an annual rate of salary not to exceed $75,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except to satisfy contractual obligations existing as of the date of the merger agreement.

•	with certain exceptions, enter into, establish, adopt, amend, modify or terminate any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any current or former director, officer or employee.

•	except pursuant to agreements in effect as of the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.

•	sell, transfer, mortgage, pledge encumber or otherwise dispose or discontinue any of its assets, deposits, business or properties.

•	acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, all or any portion of the assets, business, deposits or properties of any other entity.

•	with certain exceptions, make any capital expenditures other than in the ordinary course of business in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

•	amend the its articles of organization or bylaws or any equivalent documents of any Slade’s Ferry subsidiary.

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or generally accepted accounting principles in the United States of America.

•	with certain exceptions, enter into, amend, modify or terminate any material contract, lease, or insurance policy.

•	enter into any settlement of any action, suit, proceeding, order or investigation to which Slade’s Ferry or any of its subsidiaries becomes party after the date of the merger agreement, which settlement involves payment of an amount exceeding $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Slade’s Ferry or its subsidiaries.

•	enter into any new material line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operative policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or file any application or make any contract with respect to branching or site location or relocation.

•	enter into any derivatives transactions.

•	incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business.

•	with certain exceptions, acquire, sell or otherwise dispose of any debt security or equity investment.

•	make or renew any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with recent past practice.

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure.

•	make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment.

•	commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement or license.

•	foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which, if such foreclosure were to occur, would be material.

•	except as may be required by applicable law or regulation, take or fail to take any action which would result in:

•	any of Slade’s Ferry’s representations and warranties in the merger agreement becoming untrue in any material respect;

•	any of the conditions to the merger not being satisfied; or

•	a material violation of any provision of the merger agreement.

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock with certain exceptions, including purchases for Slade’s Ferry’s Dividend Reinvestment and Common Stock Purchase Plan on the open market.

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet points.

Independent has agreed that, except with Slade’s Ferry’s prior written consent, Independent will not, among other things, undertake the following actions:

•	except as may be required by applicable law or regulation, take any action or fail to take any action that is intended or reasonably likely to result in: a delay in the consummation of the merger or the transactions contemplated by the merger agreement; any impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; any of its representations and warranties contained in the merger agreement becoming untrue in any material respect at or prior to the effective time; any of the conditions contained in the merger agreement not being satisfied; or a material violation of any provision of the merger agreement.

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet point.

The merger agreement also contains mutual covenants relating to preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, regulatory filings and consents, notification of certain changes, information systems conversion, and coordination of dividends and agreements by Slade’s Ferry allowing Independent access to Slade’s Ferry’s customers and suppliers and to conduct environmental assessments of certain real property owned by Slade’s Ferry.

Shareholder Approval

Slade’s Ferry has agreed to convene a special meeting of its shareholders to consider and vote upon approval of the merger agreement and any other matters required to be approved by Slade’s Ferry’s shareholders in order to permit consummation of the transactions contemplated by the merger agreement. Slade’s Ferry will use its best efforts to convene the meeting within 45 days following the time when the registration statement becomes effective. Slade’s Ferry has agreed to take all lawful action to solicit shareholder approval of the merger agreement, although under certain circumstances Slade’s Ferry’s board of directors may recommend to Slade’s Ferry’s shareholders a Superior Proposal (as defined below) based on its fiduciary duties, as described below under “— No Solicitation of Alternative Transactions.”

Under the merger agreement, Slade’s Ferry’s board of directors must, at all times prior to and during the special meeting, recommend adoption of the merger agreement by Slade’s Ferry’s shareholders and may not withhold, withdraw, amend or modify its recommendation in any manner adverse to Independent or take any other action or make any other public statement inconsistent with its recommendation, except as and to the extent described below under “— No Solicitation of Alternative Transactions.” Notwithstanding any change in recommendation, the merger agreement must be submitted to Slade’s Ferry’s shareholders for their approval.

No Solicitation of Alternative Transactions

Slade’s Ferry has agreed that it, its subsidiaries and their officers and directors will not, and Slade’s Ferry will use its reasonable best efforts to cause each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined below);

•	participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to a Acquisition Proposal to, any party that has made or, to the knowledge of Slade’s Ferry, is considering making an Acquisition Proposal; or

•	engage in discussions regarding an Acquisition Proposal with any party that has made, or, to Slade’s Ferry’s knowledge, is considering making, an Acquisition Proposal.

However, prior to the time that Slade’s Ferry’s shareholders approve the merger agreement and the transactions contemplated thereby, if Slade’s Ferry receives a written and unsolicited Acquisition Proposal that Slade’s Ferry’s board of directors reasonably believes to be credible, which the board of directors determines in good faith (after consultation with its financial advisors and outside counsel) is or could reasonably be expected to result in a Superior Proposal, Slade’s Ferry may take the following actions:

•	furnish nonpublic information to the party making such Acquisition Proposal, but only if:

•	prior to so furnishing such information, Slade’s Ferry has entered into a customary confidentiality agreement with such party;

•	all such information has previously been provided to Independent or is provided to Independent prior to or contemporaneously with the time it is provided to the party making such Acquisition Proposal; and

•	engage or participate in any discussions or negotiations with such party with respect to the Acquisition Proposal.

Slade’s Ferry must promptly advise Independent of the receipt of:

•	any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of the proposal; and

•	any request for non-public information relating to Slade’s Ferry or any of its subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal.

Thereafter, Slade’s Ferry must keep Independent reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).

Except as described in the following paragraph, Slade’s Ferry’s board of directors may not:

•	withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Independent, its recommendation that Slade’s Ferry shareholders approve the merger agreement and the transactions contemplated thereby; or

•	approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal.

Slade’s Ferry may not, and its board of directors may not allow it to, and Slade’s Ferry may not allow any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements as described above) relating to any Acquisition Proposal.

Notwithstanding the previous paragraph, Slade’s Ferry’s board of directors may, prior to but not after the time Slade’s Ferry’s shareholders approve the merger agreement and the transactions contemplated thereby:

•	change its recommendation that Slade’s Ferry shareholders approve the merger agreement and the transactions contemplated thereby; or

•	terminate the merger agreement,

in either case if and only if the board of directors has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties. However, the board of directors may not take any such action in connection with an Acquisition Proposal unless:

•	the Acquisition Proposal constitutes a Superior Proposal (as defined below);

•	prior to terminating the merger agreement, Slade’s Ferry provides written notice to Independent at least three business days in advance of its intention to take such action (which notice must specify all material terms and conditions of the Superior Proposal, including documentation related thereto and the identity of the party making the Superior Proposal);

•	during the three-day notice period, Slade’s Ferry must negotiate with Independent in good faith should Independent propose to make adjustments in the terms and conditions of this merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and

•	the Acquisition Proposal continues to constitute a Superior Proposal after taking into account any amendments that Independent agrees to make to the merger agreement.

As used in the merger agreement, the term “Acquisition Proposal” means any proposal or offer with respect to any of the following involving Slade’s Ferry:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Slade’s Ferry in a single transaction or series of transactions;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of Slade’s Ferry’s capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or

•	any public announcement by any party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

As used in the merger agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Slade’s Ferry common stock then outstanding or all or substantially all of the assets of Slade’s Ferry and otherwise:

•	on terms which Slade’s Ferry’s board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Slade’s Ferry’s shareholders than the transactions contemplated by the merger agreement;

•	that constitutes a transaction that, in the good faith judgment of Slade’s Ferry’s board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal; and

•	for which financing, to the extent required, is then committed.

Employee Benefits Matters

Benefit Plans.  The merger agreement provides that following the effective date of the merger, Independent will provide those individuals who are employees of Slade’s Ferry and its subsidiaries and who continue as employees of Independent or any of its subsidiaries with benefits under employee benefit plans (other than stock options and other equity-based plans) substantially comparable in the aggregate to those provided to similarly situated employees of Independent and its subsidiaries. Independent will make all commercially reasonable efforts to cause each benefit plan providing medical or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical or dental plans of Slade’s Ferry and its subsidiaries, take into account all eligible expenses incurred for purposes of satisfying the deductible and coinsurance and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee.

Severance Pay Plan.  Independent will assume and honor the Severance Pay Plan of Slades Bank for a period of one year following the effective date of the merger. Under the Severance Pay Plan, an employee with at least one year of service is entitled to receive severance pay, in either a lump sum distribution or salary continuation over the severance period, if the employee’s employment is terminated under circumstances constituting an involuntary severance without cause (including certain good reason resignations) within twelve months following, or within three months prior to, a change of control. Specifically, employees are eligible to receive two weeks’ severance pay for each completed year of service with certain employees to be entitled to a minimum of twelve weeks’ severance pay; provided, however, that no person shall receive severance pay in excess of twenty-six weeks irrespective of years of service.

In addition to the severance benefits provided above, if an employee elects to be paid severance over time rather than in a lump sum, the employee will also be eligible to receive continued medical and dental coverage for the duration of their severance period at no cost to the employee with any continuation thereafter (if permitted by COBRA) to be paid by the employee. If the employee elects to be paid in a lump sum distribution, the employee will be responsible for paying for any additional continuation of medical and dental coverage to the extent permitted by COBRA.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of mutual conditions, including:

•	the approval of the merger by Slade’s Ferry shareholders;

•	the approval of the listing of Independent common stock to be issued in the merger on the NASDAQ Global Select Market, subject to official notice of issuance;

•	the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act of 1933, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger and the bank merger; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Slade’s Ferry’s and Independent’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger; and

•	the other company’s representations and warranties in the merger agreement being true and correct in all material respects and the performance by the other party in all material respects of its obligations under the merger agreement.

Slade’s Ferry’s obligation to complete the merger is further subject to approval by Independent’s Board of Directors of the donation in the amount of $100,000 by Independent to a charity or charities of Slade’s Ferry’s choosing.

Independent’s obligation to complete the merger is further subject to the conditions that:

•	the number of outstanding shares of Slade’s Ferry common stock shall not exceed 4,062,353, except to the extent increased as a result of the exercise of stock options outstanding on the date of the merger agreement;

•	each director and executive officer of Slade’s Ferry having executed and delivered an agreement to vote the shares of Slade’s Ferry common stock beneficially owned by him or her in favor of the merger agreement described further in the section entitled “Voting Agreements” beginning on page [ ] of this document;

•	delivery by Slade’s Ferry to Independent of releases from certain employees of Slade’s Ferry regarding the termination of employment of such employees as of the effective time of the merger and the satisfaction of all payments due to such employees including payments due as a result of the merger;

•	the delivery by Mary Lynn D. Lenz and Deborah A. McLaughlin to Independent of the non-competition agreement described further in the section entitled “Interests of Slade’s Ferry’s Executive Officers and Directors in the Merger” beginning on page [ ] of this document; and

•	the environmental assessments shall be completed and that such assessments shall not indicate the existence of a condition or matter the cost of which is reasonably likely to exceed $50,000 individually or $100,000 in the aggregate.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General.  The merger agreement may be terminated at any time prior to the completion of the merger by our mutual consent authorized by each of our boards of directors, as determined by a vote of a majority of its respective members, or by either Independent or Slade’s Ferry if:

•	a governmental entity which must grant a regulatory approval as a condition to the merger or a bank merger denies approval of the merger or a bank merger or any governmental entity has issued an order prohibiting the merger or any of the bank mergers and such action has become final and non-appealable;

•	the merger is not completed by April 30, 2008 (other than because of a material breach of the Agreement caused by the party seeking termination);

•	the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by the earlier of: 30 days following written notice or 2 business days before April 30, 2008 (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	Slade’s Ferry shareholders do not approve the merger agreement.

The merger agreement may also be terminated by Independent if Slade’s Ferry has materially breached its “non-solicitation” obligations; the Slade’s Ferry board has failed to recommend in this proxy statement the approval of the merger agreement, withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, in any manner adverse to Independent, its recommendation that its shareholders approve the merger agreement; recommended, proposed or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below under “— Termination Fee and Expense Reimbursement”) with any person other than Independent or a subsidiary or affiliate of Independent; or failed to call the special meeting of Slade’s Ferry shareholders.

The merger agreement may also be terminated by Slade’s Ferry if the average of the daily closing prices of Independent’s common stock for the ten consecutive trading days immediately following regulatory approval of the merger is less than $24.56 and the decrease in the trading price of Independent common stock over a specified period exceeds by 20% or more the decrease in the trading prices of an index group over that period, provided that Independent will have the option to increase the ratio of Independent stock to be exchanged for Slade’s Ferry common stock pursuant to a formula in the merger agreement or to augment the stock consideration with cash consideration, in which case no termination will be deemed to have occurred. The merger agreement may also be terminated by Slade’s Ferry if it enters into a Superior Proposal, so long as it pays the termination fee described under “— Termination Fee,” below.

Effect of Termination.  In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Independent nor Slade’s Ferry will have any liability under the merger agreement, except that:

•	both Independent and Slade’s Ferry will remain liable for any willful breach of the merger agreement; and

•	designated provisions of the merger agreement, including those relating to the termination fee, the payment of fees and expenses, non-survival of the representations and warranties, and confidential treatment of information will survive the termination.

Termination Fee and Expense Reimbursement.

Conditions Requiring Payment of Termination Fee.  Slade’s Ferry has agreed to pay a termination fee in the amount of $3.5 million to Independent in the following circumstances:

•	If Slade’s Ferry terminates the merger agreement because Slade’s Ferry’s board of directors has approved, and Slade’s Ferry enters into, a definitive agreement with respect to a Superior Proposal (as defined above under “— No Solicitation of Alternative Transactions”).

•	If Independent terminates the merger agreement because:

•	Slade’s Ferry materially breaches its non-solicitation obligations;

•	Slade’s Ferry’s board of directors fails to recommend that Slade’s Ferry shareholders approve the merger agreement and the transactions contemplated thereby, or the board withdraws the recommendation or modifies it in a manner adverse to Independent;

•	Slade’s Ferry’s board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below) with any party other than Independent or a subsidiary or affiliate of Independent; or

•	Slade’s Ferry materially breaches it obligations to call, give notice of, convene and hold a meeting of Slade’s Ferry shareholders in order to approve the merger agreement and the transactions contemplated thereby.

In the event that:

•	(1) an Acquisition Proposal, whether or not conditional, has been publicly announced or otherwise communicated or made known to Slade’s Ferry’s senior management or board of directors (or any person has publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) or (2) Slade’s Ferry’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Independent its recommendation, to the extent permitted under the no-solicitation provisions of the merger agreement, prior to or on the date of the special meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held;

•	the merger agreement is terminated:

•	by Independent or Slade’s Ferry because Slade’s Ferry shareholder approval is not obtained;

•	by Independent or Slade’s Ferry because the merger is not completed on or before April 30, 2008; or

•	by Independent because Slade’s Ferry breaches the merger agreement in a way that would entitle Independent not to consummate the merger, subject to the right of Slade’s Ferry to cure the breach; and

•	within 12 months following the date of termination, Slade’s Ferry enters into a definitive agreement with respect to any Acquisition Transaction, or Slade’s Ferry consummates any Acquisition Transaction, then Slade’s Ferry must pay the termination fee to Independent. The amount paid will be offset by any amount previously paid for expense reimbursement as described below. Slade’s Ferry must pay the termination fee prior to the earlier of Slade’s Ferry entering into a definitive agreement for or consummating such Acquisition Transaction.

As used in the merger agreement, the term “Acquisition Transaction” means any of the following involving Slade’s Ferry:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Slade’s Ferry in a single transaction or series of transactions; or

•	any tender offer or exchange offer for 25% or more of the outstanding shares of Slade’s Ferry or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith.

Conditions Requiring Expense Reimbursement.  If the merger agreement is terminated, or could have been terminated, by Independent because:

•	Slade’s Ferry shareholder approval is not obtained;

•	the merger is not completed on or before April 30, 2008; or

•	Slade’s Ferry breaches the merger agreement in a way that would entitle Independent not to consummate the merger, subject to the right of Slade’s Ferry to cure the breach;

and

•	an Acquisition Proposal, whether or not conditional, has been publicly announced or otherwise communicated or made known to Slade’s Ferry’s senior management or board of directors (or any person has publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal); or

•	Slade’s Ferry’s board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Independent its recommendation, to the extent permitted under the no-solicitation provisions of the merger agreement, prior to or on the date of the special meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held,

but the $3.5 million termination fee has not been paid and is not payable because Slade’s Ferry has not entered into a definitive agreement with respect to, or consummated any Acquisition Transaction, then Slade’s Ferry must pay as promptly as possible (but in any event within three business days) following receipt of an invoice therefor up to $750,000 of Independent’s reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Independent prior to the termination of the merger agreement proximately in connection with the negotiation, execution, delivery and performance of the merger agreement by Independent.

Amendment, Waiver and Extension of the Merger Agreement

Amendment.  We may amend the merger agreement at any time prior to completion of the merger. However, after any approval of the merger agreement by the Slade’s Ferry shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that requires such further approval under applicable law.

Extension; Waiver.  At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective board of directors, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

Except as described above under “Termination of the Merger Agreement — Termination Fee and Expense Reimbursement,” each party will bear all expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby, including fees and expenses of its own financial consultants, accountants and counsel.

Restrictions on Resales by Affiliates

Shares of Independent common stock to be issued to Slade’s Ferry shareholders in the merger have been registered under the Securities Act of 1933, and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act of 1933) of Slade’s Ferry. Any subsequent transfer of shares, however, by any person who is an affiliate of Slade’s Ferry at the time the merger is submitted for a vote of the Slade’s Ferry shareholders will, under existing law, require either:

•	the further registration under the Securities Act of 1933 of the Independent common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act of 1933, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of Slade’s Ferry is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Slade’s Ferry. These restrictions are expected to apply to the directors and executive officers of Slade’s Ferry and the holders of 10% or more of the outstanding Slade’s Ferry common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Independent will give stop transfer instructions to the exchange agent with respect to the shares of Independent common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

VOTING AGREEMENT

Concurrently with the execution of the merger agreement, the directors and certain executive officers of Slade’s Ferry separately entered into voting agreements with Independent under which they agreed to:

•	restrict their ability to transfer or dispose of their shares of Slade’s Ferry common stock;

•	appear at the special meeting or otherwise cause their shares of Slade’s Ferry common stock to be counted as present thereat for purposes of calculating a quorum;

•	vote their shares of Slade’s Ferry common stock in favor of adoption and approval of the merger agreement and the transactions contemplated thereby;

•	vote their shares of Slade’s Ferry common stock against any action or agreement that would result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Slade’s Ferry contained in the merger agreement; and

•	vote their shares of Slade’s Ferry common stock against any proposal to acquire Slade’s Ferry by any person other than Independent or against any action, agreement or transaction intended to, or could reasonably be expected to, materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement, and as an indication of the directors’ and executive officers’ support for the Agreement and the transactions contemplated by it and their willingness to vote their shares of Slade’s Ferry common stock in favor of the merger agreement at the special meeting.

On October 11, 2007, the date upon which these agreements were executed, these directors and executive officers of Slade’s Ferry had sole or shared voting power over 301,442 shares, or approximately 7.4%, of the outstanding shares of Slade’s Ferry common stock and 449,882 shares, or approximately 10.5%, of the fully diluted shares of Slade’s Ferry common stock.

No separate consideration was paid to any of the directors or executive officers for entering into these voting agreements. However, the directors and executive officers of Slade’s Ferry may be deemed to have interests in the merger as directors and executive officers that are different from or in addition to those of other Slade’s Ferry stockholders. See “Interests of Slade’s Ferry’s Executive Officers and Directors in the Merger” beginning on page [  ] of this proxy statement/prospectus.

ACCOUNTING TREATMENT

Independent will use the purchase method of accounting to account for the merger. As of the date of the merger, Slade’s Ferry’s assets and liabilities will be recorded at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Slade’s Ferry beginning on the date the merger is completed. The unaudited pro forma financial information contained in this document has been prepared using the purchase method of accounting. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” beginning on page [  ] of this document.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Slade’s Ferry common stock. This discussion addresses only those holders that hold their Slade’s Ferry common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	persons subject to the alternative minimum tax;

•	persons eligible for tax treaty benefits;

•	foreign corporations, foreign partnerships and other foreign entities;

•	tax-exempt organizations;

•	dealers in securities;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who are not citizens or residents of the United States;

•	persons that hold Slade’s Ferry common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of Slade’s Ferry common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this document.

Holders of Slade’s Ferry common stock should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Slade’s Ferry common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

The U.S. federal income tax consequences of a partner in a partnership holding Slade’s Ferry common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisors.

Tax Consequences of the Merger Generally

Independent and Slade’s Ferry have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its counsel, Nutter McClennen & Fish LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Slade’s Ferry’s obligation to complete the merger that Slade’s Ferry receive an opinion of its counsel, Thacher Proffitt & Wood llp, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Independent and Slade’s Ferry. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Independent nor Slade’s Ferry intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following material U.S. federal tax consequences will result from the merger:

•	for a U.S. holder who exchanges all of its shares of Slade’s Ferry common stock solely for shares of Independent common stock in the merger, no gain or loss will be recognized, except with respect to cash received in lieu of a fractional share of Independent common stock (see the discussion below under “— Cash Received in Lieu of a Fractional Share of Independent Common Stock”);

•	for a U.S. holder who exchanges all of its shares of Slade’s Ferry common stock solely for cash in the merger, whether as a result of the U.S. holder’s election to receive cash in the merger or otherwise as described in the section “The Merger Agreement — Allocation Procedures” beginning on page [ ] of this document, capital gain or loss, in an amount equal to the difference between the amount of cash received and such holder’s tax basis in its Slade’s Ferry common stock, generally will be recognized. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Slade’s Ferry common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. In some cases, such as if the U.S. holder actually or constructively owns Slade’s Ferry common stock immediately before the merger, such cash received in the merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Internal Revenue Code, in which case such cash received would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder;

•	for a U.S. holder who exchanges its shares of Slade’s Ferry common stock for a combination of Independent common stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) will be recognized, and the gain recognized will be equal to the lesser of the excess, if any, of (i) the sum of the cash and the fair market value of the Independent common stock the U.S. holder received in the merger, over the tax basis in the shares of Slade’s Ferry common stock surrendered by the U.S. holder in the merger, or (ii) the amount of cash received;

•	for a U.S. holder who acquired different blocks of Slade’s Ferry common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger;

•	if a U.S. holder has differing bases or holding periods in respect of shares of Slade’s Ferry common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Independent common stock received in the merger; and

•	no gain or loss will be recognized by Independent or Slade’s Ferry in the merger.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the Independent common stock received in the merger, including any fractional share interests deemed received by the U.S. holder under the treatment described below, will equal its aggregate tax basis in the Slade’s Ferry common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger (excluding any gain resulting from the deemed receipt and redemption of a fractional share interest), and decreased by the amount of cash, if any, received in the merger (excluding any cash received in lieu of a fractional share interest). The holding period for the shares of Independent common stock received in the merger generally will include the holding period for the shares of Slade’s Ferry common stock exchanged therefor. A U.S. holder who had differing bases and/or holding periods in respect of Slade’s Ferry common stock should consult its tax advisor regarding the particular bases and/or holding periods of the Independent common stock received in the merger.

Cash Received in Lieu of a Fractional Share of Independent Common Stock

A U.S. holder who receives cash in lieu of a fractional share of Independent common stock will be treated as having received the fractional share of Independent common stock pursuant to the merger and then as having exchanged the fractional share of Independent common stock for cash in a redemption by Independent. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend. The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the U.S. holder’s deemed percentage stock ownership of Independent. While this determination is based on each U.S. holder’s particular facts and circumstances, the IRS has ruled that a redemption is not essentially equivalent to a dividend and will therefore result in sale or exchange treatment in the case of a stockholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in any actual reduction in the stock interest of the stockholder. As a result, the redemption of a fractional share of Independent common stock is generally treated as a sale or exchange and not as a dividend, and a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of Independent common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

A U.S. holder who receives Independent common stock as a result of the merger will be required to retain records pertaining to the merger. U.S. holders who owned at least five percent (by vote and value) of the total outstanding Slade’s Ferry common stock before the merger or whose tax basis in the Slade’s Ferry common stock surrendered pursuant to the merger equals or exceeds $1.0 million are subject to certain reporting requirements with respect to the merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

THE COMPANIES

Independent

Independent is a Massachusetts corporation organized in 1985 and is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is headquartered in Rockland, Massachusetts. Independent is the sole shareholder of Rockland Trust, and its primary business is serving as the holding company of Rockland Trust.

Independent is a Massachusetts corporation organized in 1985 and is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is headquartered in Rockland, Massachusetts. Independent is the sole shareholder of Rockland Trust, and its primary business is serving as the holding company of Rockland Trust.

Rockland Trust is a Massachusetts-chartered trust company headquartered in Rockland, Massachusetts. Rockland Trust was chartered in 1907. Rockland Trust’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Rockland Trust offers a full range of banking services through its network of 52 banking offices, nine commercial lending centers, and five mortgage banking centers located in southeastern, Massachusetts and Cape Cod, and from four investment management offices, located throughout southeastern Massachusetts, on Cape Cod, and in Rhode Island.

At September 30, 2007, Independent had consolidated assets of approximately $2.7 billion, net loans of approximately $2.0 billion, total deposits of approximately $2.0 billion, and consolidated stockholders’ equity of approximately $214.0 million.

At September 30, 2007, Independent had (a) a total risk-based capital ratio of 11.60%, (b) a Tier 1 risk-based capital ratio of 10.35%, and (c) a Tier 1 leverage capital ratio of 7.98%. Independent is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Reserve to meet and maintain a specific capital level for any capital measure. Independent is a “well capitalized” bank holding company under the regulations of the Federal Reserve.

Independent’s principal executive offices are located at 288 Union Street, Rockland, Massachusetts 02370, and its telephone number is (781) 878-6100.

You can find more information about Independent in Independent’s filings with the Securities and Exchange Commission referenced in the section in this document titled “Where You Can Find More Information” beginning on page [  ].

Slade’s Ferry

Slade’s Ferry is a Massachusetts corporation organized in 1990, and a registered bank holding company under the Bank Holding Company Act of 1956. Slade’s Ferry conducts its business principally its wholly-owned bank subsidiary, Slades Bank, a Massachusetts-chartered trust company, which was organized in 1959. Slade’s Ferry engages in a broad range of banking activities, including demand, savings and time deposits, related personal and commercial checking account services, real estate mortgages, commercial and installment lending, payroll services, money orders, travelers checks, Visa, MasterCard, ATM card, safe deposit rentals and automatic teller machines. Slade’s Ferry also offers certain non-traditional banking services including investments, life insurance, annuities, and cash management services, and provides a range of internet-based services for both consumer and commercial customers.

Slade’s Ferry has nine full service banking facilities, plus a drive up complex, which extend east from Seekonk, Massachusetts to Fairhaven, Massachusetts. These facilities service numerous communities in Southeastern Massachusetts and contiguous areas of Rhode Island. Slade’s Ferry owns and operates and operate eight full service automated teller machines one automated teller machine dispenser.

Slades Bank maintains three wholly-owned subsidiaries. Two of these, Slade’s Ferry Securities Corporation and Slade’s Ferry Securities Corporation II are Massachusetts securities corporations which hold certain investment securities. Slade’s Ferry Realty Trust owns and manages Slade’s Ferry’s land and buildings. Slade’s Ferry Statutory Trust I, a wholly-owned subsidiary of Slade’s Ferry, is a Connecticut statutory trust that completed the sale of $10,000,000 of floating rate trust preferred securities in 2004.

At September 30, 2007, Slade’s Ferry had total assets of approximately $609.2 million, net loans of approximately $445.1 million, total deposits of approximately $399.8 million, and stockholders’ equity of approximately $51.4 million.

At September 30, 2007, Slade’s Ferry had (a) a total risk-based capital ratio of 13.87%, (b) a Tier 1 risk-based capital ratio of 12.91%, and (c) a Tier 1 leverage capital ratio of 9.74%. Slade’s Ferry is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Reserve to meet and maintain a specific capital level for any capital measure. Slade’s Ferry is a “well capitalized” bank holding company under the regulations of the Federal Reserve.

Slade’s Ferry’s principal executive offices are located at 100 Slade’s Ferry Avenue, Somerset, Massachusetts 02726, and its telephone number is (508) 675-2121.

You can find additional information about Slade’s Ferry in Slade’s Ferry’s filings with the Securities and Exchange Commission referenced in the section in this document titled “Where You Can Find More Information” beginning on page [  ].

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Stock Trading and Dividend Information — Independent

Independent’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB.” The following table sets forth, for the periods indicated, the high and low sale prices per share of Independent common stock as reported by the NASDAQ Global Select Market and dividends paid per share of Independent common stock. As of [          ], 200[  ], there were [          ] shares of Independent common stock issued and outstanding and approximately [          ] shareholders of record.

Year Ending					Dividend Paid
December 31, 2007	High		Low		per Share

Period Ended:
[ ], 2007	$	[ ]	$	[ ]	$ [ ]
September 30, 2007		32.21		26.11	0.17
June 30, 2007		33.20		28.46	0.17
March 31, 2007		36.35		30.02	0.17

Year Ended			Dividend Paid
December 31, 2006	High	Low	per Share

Quarter Ended:
December 31, 2006	$37.12	$31.50	$0.16
September 30, 2006	34.93	30.93	0.16
June 30, 2006	33.00	29.70	0.16
March 31, 2006	32.33	28.17	0.16

Year Ended			Dividend Paid
December 31, 2005	High	Low	per Share

Quarter Ended:
December 31, 2005	$30.70	$26.50	$0.15
September 30, 2005	31.72	27.77	0.15
June 30, 2005	29.74	25.05	0.15
March 31, 2005	34.15	28.15	0.15

Year Ended			Dividend Paid
December 31, 2004	High	Low	per Share

Quarter Ended:
December 31, 2004	$36.15	$30.96	$0.14
September 30, 2004	31.43	26.60	0.14
June 30, 2004	31.11	25.52	0.14
March 31, 2004	32.27	27.50	0.14

Stock Trading and Dividend Information — Slade’s Ferry

Slade’s Ferry common stock is currently listed on the NASDAQ Capital Market under the symbol “SFBC.” The following table sets forth the high and low trading prices for a share of Slade’s Ferry common stock and cash dividends paid per share for the periods indicated. As of [          ], 200[  ], there were [          ] shares of Slade’s Ferry common stock issued and outstanding, and approximately [          ] shareholders of record.

Year Ending					Dividend Paid
December 31, 2007	High		Low		per Share

Period Ended:
[ ], 2007	$	[ ]	$	[ ]	[ ]
September 30, 2007		16.82		13.11	0.09
June 30, 2007		17.72		15.63	0.09
March 31, 2007		18.04		16.91	0.09

Year Ended			Dividend Paid
December 31, 2006	High	Low	per Share

Quarter Ended:
December 31, 2006	$19.30	$16.80	$0.09
September 30, 2006	19.50	16.21	0.09
June 30, 2006	18.49	15.78	0.09
March 31, 2006	20.77	17.26	0.09

Year Ended			Dividend Paid
December 31, 2005	High	Low	per Share

Quarter Ended:
December 31, 2005	$21.90	$18.00	$0.09
September 30, 2005	20.50	17.50	0.09
June 30, 2005	19.43	18.01	0.09
March 31, 2005	21.25	18.00	0.09

Year Ended			Dividend Paid
December 31, 2004	High	Low	per Share

Quarter Ended:
December 31, 2004	$20.90	$18.75	$0.09
September 30, 2004	23.10	18.64	0.09
June 30, 2004	22.85	17.28	0.09
March 31, 2004	25.80	21.50	0.09

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 30,000,000 shares of common stock, par value $0.01 per share, with [          ] issued as of November [  ], 2007. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of November [  ], 2007. Independent has designated 15,000 shares of preferred stock as Series B Junior Participating Cumulative Preferred Stock, none of which was outstanding as of [  ], 200[ ]. The capital stock of Independent does not represent or constitute a deposit account and is not insured by the Federal Deposit Insurance Corporation or by the Depositors Insurance Fund.

The following description of the Independent capital stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and by-laws, and the Massachusetts Business Corporation Act.

Independent Common Stock

General.  Each share of Independent common stock has the same relative rights and is identical in all respects with each other share of Independent common stock.

Voting Rights.  Each holder of Independent common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights.  Holders of Independent common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of Independent common stock without first offering them to the then holders of Independent common stock.

Liquidation.  In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the holders of the Independent common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any Independent preferred stock which may be issued with a priority in liquidation or dissolution over the holders of Independent common stock.

Independent Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue Independent preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of incorporation. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the holders of Independent common stock, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors.

Independent Series B Junior Participating Cumulative Preferred Stock

General.  Independent’s articles provide for 15,000 shares of non-redeemable Series B Junior Participating Cumulative Preferred Stock (the “Series B Preferred Stock”).

Dividends.  When and if a quarterly cash dividend is declared by the Board of Directors, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series B Preferred Stock with respect to dividends. The amount per share of the dividend to which the holders of Series B Preferred Stock will be entitled is equal to the greater of (a) $1.00 or (b) 1,000 times the aggregate per share amount of all cash dividends and non-cash dividends or other distributions declared on the common stock since the immediately preceding dividend payment date for the Series B Preferred Stock (other than dividends payable in shares of common stock), subject to adjustment as provided in the articles of incorporation.

Dividends will accrue and be cumulative on outstanding shares of Series B Preferred Stock as provided in Independent’s articles of incorporation. Accrued but unpaid dividends do not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares outstanding at that time.

Voting Rights.  Each share of Series B Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation, which number of votes is subject to adjustment from time to time under Independent’s articles of incorporation. In general, the holders of shares of

Series B Preferred Stock and the holders of shares of common stock and any other capital stock of Independent with general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

If dividends or distributions payable on the Series B Preferred Stock have not been paid when due, until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding are paid in full, Independent may not declare or pay dividends on, make any other distributions on, or redeem, purchase or otherwise acquire for consideration any shares of stock ranking junior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, may not declare or pay dividends on or make other distributions on any shares of stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, other than dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled. Further, in such a situation, Independent may not redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, unless the shares are exchanged for shares of Independent stock ranking junior to the Series B Preferred Stock as to dividends or upon dissolution, liquidation or winding up and may not purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of any stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, except in accordance with a purchase offer made to all holders of such shares upon terms that the board of directors determines in good faith will result in fair and equitable treatment among the respective series or classes.

Liquidation, Dissolution or Winding-Up.  In the event of any liquidation, dissolution or winding-up of Independent, the holders of Series B Preferred Stock shall receive an amount equal to accrued and unpaid dividends and distributions thereon, plus an amount equal to the greater of (1) $1,000.00 per share, subject to the adjustment as provided in the articles of incorporation, or (2) an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to the holders of common stock, subject to adjustment as provided in the articles of incorporation, or to the holders of stock ranking on a parity with the Series B Preferred Stock (other than distributions made ratably on the Series B Preferred Stock and all other such parity stock).

Consolidation or Merger.  If Independent enters into any consolidation, merger, combination or other transaction in which the shares of Independent common stock are exchanged for or converted into other consideration, the outstanding shares of Series B Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per share equal to 1,000 times the aggregate amount of consideration into which or for which each share of common stock is exchanged or converted, plus accrued and unpaid dividends, if any, payable with respect to the Series B Preferred Stock, subject to adjustment as provided in Independent’s articles of incorporation.

Priority.  The Series B Preferred Stock will rank junior to any other series of Independent’s preferred stock later issued for the purpose of paying dividends and distributing assets on liquidation, dissolution or winding up, and shall rank senior to the common stock for these purposes.

Amendment.  The holders of two-thirds or more of the outstanding shares of Series B Preferred Stock, voting separately as a class, must affirmatively vote to amend Independent’s articles of organization in a manner that would materially alter or change adversely the powers, preferences or special rights of the Series B Preferred Stock.

Other Provisions

The articles of organization and by-laws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of stockholders to removal for cause; and

•	increasing the amount of stock required to be held by stockholders seeking to call a special meeting of stockholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Law) that may also have additional anti-takeover effects to provisions in Independent Bank’s articles of organization and by-laws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Law), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare.

COMPARISON OF RIGHTS OF SHAREHOLDERS
OF SLADE’S FERRY AND INDEPENDENT

This section describes the differences between the rights of holders of Slade’s Ferry common stock and the rights of holders of Independent common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Slade’s Ferry common stock and your rights as a holder of Independent common stock.

As a shareholder of Slade’s Ferry, a Massachusetts corporation, your rights are governed by Massachusetts law, Slade’s Ferry’s articles of organization, as currently in effect, and Slade’s Ferry’s bylaws, as currently in effect. When the merger becomes effective, you will become a shareholder of Independent, also a Massachusetts corporation, if you receive the stock consideration for any portion of your Slade’s Ferry shares. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “INDB.” As an Independent shareholder, your rights will be governed by Massachusetts law, Independent’s articles of organization, as in effect from time to time, and Independent’s bylaws, as in effect from time to time.

The following discussion of the similarities and material differences between the rights of Slade’s Ferry shareholders under the articles of incorporation and bylaws of Slade’s Ferry and the rights of Independent shareholders under the articles of organization and bylaws of Independent is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Massachusetts law and the full texts of the articles of organization and bylaws of Slade’s Ferry and the articles of organization and bylaws of Independent.

Capitalization

Slade’s Ferry.  The total authorized capital stock of Slade’s Ferry consists of 5,000,000 shares of common stock, par value $0.01 per share. As of [          ], 200[  ], there were [          ] shares outstanding.

Independent.  The total authorized capital stock of Independent consists of 30,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of [          ], 200[  ], there were [          ] shares of common stock and [          ] shares of preferred stock outstanding.

15,000 shares of the preferred stock are designated as “Series B Junior Participating Cumulative Preferred Stock” (“Series B Preferred Stock”). The holders of the Series B Preferred Stock, in addition to all voting rights required by Massachusetts law, are entitled for each share of such stock to 1,000 votes on all matters submitted to a vote of the shareholders, subject to adjustment for stock dividends and stock-splits. The board of directors of Independent may issue additional shares of preferred stock without shareholder approval.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances. Under Massachusetts law, unless the articles of organization say otherwise, shareholders have no preemptive rights. Neither Slade’s Ferry nor Independent has a provision authorizing preemptive rights, and Independent’s articles of organization contain a provision specifically denying them. Accordingly, neither Slade’s Ferry nor Independent shareholders have preemptive rights.

Dividends and Other Stock Rights

Slade’s Ferry.  Neither the articles of organization nor the bylaws of Slade’s Ferry address dividends. Under Massachusetts law a board of directors may authorize and the corporation may make distributions to its shareholders unless (1) the corporation would not be able to pay its existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the usual course of business; or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles or organization permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Additionally, under Massachusetts law, no distribution in liquidation may be made by a corporation unless adequate provision has been made to satisfy: (1) the corporation’s existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they thereafter arise; and (2) the preferential liquidation rights of shares whose preferential rights are superior to such rights of the shares which would receive the distribution. A distribution in liquidation means a distribution made by a corporation in dissolution, or a distribution, or 1 of a series of related distributions, of all or substantially all of the corporation’s assets.

Independent.  Independent can also pay dividends on its common stock in accordance with Massachusetts law.

When and if a quarterly cash dividend is declared by the board of directors, the holders of shares of Series B Preferred Stock will be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series B Preferred Stock with respect to dividends. The amount per share of the dividend to which the holders of Series B Preferred Stock will be entitled is equal to the greater of (a) $1.00 or (b) 1,000 times the aggregate per share amount of all cash dividends and non-cash dividends or other distributions declared on the common stock since the immediately preceding dividend payment date for the Series B Preferred Stock (other than dividends payable in shares of common stock), subject to adjustment as provided in the articles of incorporation. Dividends will accrue and be cumulative on outstanding shares of Series B Preferred Stock as provided in Independent’s articles of incorporation. Accrued but unpaid dividends do not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares outstanding at that time.

The shares of Series B Preferred Stock are not redeemable.

Annual Meeting of Shareholders

Slade’s Ferry.  Slade’s Ferry requires that annual meetings be held within 6 months after the end of the fiscal year, on such date and at such time as designated by the board of directors.

Independent.  Independent’s bylaws state only that annual meetings shall be held on such date and at such time as designated by the board of directors. Additionally, the bylaws provide that if no annual meeting is held, a special meeting may be held in lieu thereof.

Right to Call Special Meetings of Shareholders

Slade’s Ferry.  Special meetings may be called:

•	by the president;

•	by a majority of the board of directors; and

•	at the direction of holder(s) of at least 40% of the voting capital stock of Slade’s Ferry at the time issued and outstanding.

Independent.  Special meetings may be called:

•	by the chairman of the board, if any;

•	by the president;

•	by a majority of the directors; and

•	by the clerk or other officer at the written direction of the holders of at least 2/3 of the capital stock of the Independent entitled to vote at the meeting.

For shareholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the capital stock, as opposed to the 40% of voting capital stock required by Slade’s Ferry.

Therefore it may be more difficult for Independent shareholders to call a special meeting.

Notice of Shareholder Meetings

Slade’s Ferry.  Slade’s Ferry requires that notice of shareholder meetings be given not less than 7 or more than 60 days before the meeting.

Independent.  Independent requires that notice of shareholder meetings be given not less than 7 days before the meeting.

Slade’s Ferry and Independent have the same minimum amount of time before a meeting that notice may be given, but Independent does not have a maximum amount of time as does Slade’s Ferry.

Additional Business Brought by Shareholders at Meetings

Slade’s Ferry.  Additional business may be brought by shareholders of record holding at least 40% of the capital stock of Slade’s Ferry at the time issued and outstanding. Notice of such additional business must be delivered to the Clerk/Secretary at least 30 days before the meeting. The notice must contain a written agenda of additional business stating the nature of such additional business

Independent.  Additional business may be brought by any shareholder of record who shall have been a shareholder of record at the time of giving the record notice and who shall continue to be entitled at the time of the meeting to vote thereat. Such shareholder must give timely notice.

To be considered timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive office of the corporation (a) not less than 75 nor more than 125 days before the anniversary date of the immediately preceding annual meeting of the corporation or (b) in the case of a special meeting or in the event that an annual meeting is called for a date more than 75 days prior to such anniversary date, notice must be given so as to be received not later than the close of business on the 20th day following the earlier of: the date on which notice of the date of such meeting was mailed, or public disclosure of the date of such meeting was made. The notice must set forth as to each matter (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and record address of the shareholder proposing such business, (c) the class and number of shares of capital stock of the corporation held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice by the shareholder and (d) all other information which would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such shareholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act (the “proxy rules”). In the event the proposed business to be brought before the meeting by or on behalf of a shareholder relates or refers to a proposal or transaction involving the shareholder or a third party which, if it were to have been consummated at the time of the meeting, would have required of such shareholder or third party or any of the affiliates of either of them any prior notification to, filing with, or any orders or other action by, any governmental authority, then any such notice to the Clerk shall be accompanied by appropriate evidence of the making of all such notifications or filings and the issuance of all such orders and the taking of all such actions by all such governmental authorities.

Because Independent requires only that a shareholder be a shareholder of record entitled to vote, as opposed to Slade’s Ferry’s requirement of a 40% holding, it is easier for Independent shareholders to bring additional business at shareholder meetings. However, Independent’s notice requirements are more detailed.

Special Action

Slade’s Ferry.  Under Massachusetts law, any action to be taken by shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent in writing, unless the articles of incorporation of the company otherwise provide. Slade’s Ferry has no provision for special actions of shareholders without a meeting.

Independent.  Independent’s bylaws provide that any action to be taken by shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action by a writing filed with the records of the meetings of shareholders.

Shareholders of both Independent and Slade’s Ferry may take action if all of the shareholders entitled to vote on the matter consent in writing.

Board of Directors — Number and Term of Office

Slade’s Ferry.  Slade’s Ferry provides that the board of directors shall consist of not less than 7 or more than 25 directors. The directors shall be divided into 3 classes and no class shall have more than 1 additional director as compared to any other class. The total number of directors and their division into classes may be fixed, within the limits described, at any meeting of shareholders where such business is properly before the meeting. The board of directors may at any time be enlarged from the size set by the shareholders but within the limits described by a vote of the majority of directors then in office. At each annual meeting of shareholders, the successors the class of directors whose term is expiring shall be elected by a plurality the shareholders for a term of three years, so that approximately 1/3 of the board is elected every year. No director shall continue to serve once he or she attains the age of 70. Newly created directorships and vacancies on the board shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

Independent.  Independent’s bylaws and articles of organization provide that the number of directors shall be between 3 and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board may increase or decrease the number of directors in one or more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as nearly equally as possible, creating a staggered board. At each annual meeting of shareholders, the successors the class of directors whose term is expiring shall be elected by a plurality of the shareholders for a term of three years. No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

The bylaws and articles of organization of both Slade’s Ferry and Independent provide for boards of not more than 25 directors, divided into three classes. Independent provides for an additional class of directors, the Preference Stock Directors, elected by preferred stock holders. Independent may have a board of as few as three directors while Slade’s Ferry requires a minimum of 7. Independent allows directors to serve until the age of 72, rather than the age of 70 as provided by Slade’s Ferry.

Board of Director Nominations

Slade’s Ferry.  Nominations for election to the board may be made only by or at the Direction of the board of directors; or by any shareholder entitled to vote for the election of directors at the meeting who provides notice to the Clerk/Secretary. Notice must be made in writing not less than 60 days in advance of the date of Slade’s Ferry’s proxy statement which was released to the shareholders in connection with the previous year’s annual meeting of shareholders. The notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, and (ii) as to the shareholder giving notice of (x) the name and address, as they appear on Slade’s Ferry’s books, of such shareholder and (y) the class and number of shares of Slade’s Ferry’s capital stock that are beneficially owned by such shareholder.

Independent.  Nominations for election to the board at the annual meeting of shareholders may be made by or at the direction of the board of directors, the nominating committee, or by any shareholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the Clerk. Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom such shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Independent, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules, and (v) the consent of each nominee to serve if elected; and (b) as to the shareholder giving notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of Independent beneficially owned by the shareholder as of the record date for the meeting (if such date has been made publicly available) and as of the date of such notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such shareholder (and any party on whose behalf or in concert with whom such shareholder is acting) if such individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for such shareholder (and any party on whose behalf such shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder and (vi) such other information regarding such shareholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

The nomination provisions of Slade’s Ferry and Independent are similar, but Slade’s Ferry requires notice at least 60 days in advance while Independent requires notice to be not less than 75 or more than 125 days in advance. Additionally, the required contents of the notice vary somewhat.

Removal and Resignation of Directors

Slade’s Ferry.  Slade’s Ferry’s bylaws provide that a director may resign at any time by giving written notice of his or her resignation to the President, the Secretary or the board of directors.

Independent.  Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the Corporation outstanding and then entitled to vote generally in the election of directors.

Both Slade’s Ferry and Independent allow directors to resign, however only Independent provides for the removal of directors.

Amendment of Bylaws

Slade’s Ferry.  Slade’s Ferry’s bylaws provide that they may be amended or repealed by the affirmative vote of 2/3 of the directors, unless at the time of such action there shall be an interested shareholder, in which case action shall also require an affirmative vote of a majority of the disinterested directors. The bylaws may also be amended or repealed by an affirmative vote of the holders of a majority of the capital stock of Slade’s Ferry at the time outstanding. Article VII of the bylaws, regarding business combinations, has its own rules regarding amendment. Article VII provides that it may be amended, altered, changed or repealed: (i) as to any provision other than the “Fair Price” provisions only upon the affirmative vote of 80% or more of the stock outstanding and entitled to vote thereon at a shareholder’s meeting; or (ii) as to the “Fair Price” provisions, only upon the affirmative vote of 90% or more of the stock outstanding and entitled to vote thereon at a shareholder’s meeting.

Independent.  The bylaws may be amended by the shareholders if appropriate notice has been given setting forth the substance of the proposed change. The bylaws, except those provisions that specify otherwise, may be amended or repealed by the board of directors.

Slade’s Ferry’s bylaws provide that shareholders may amend or repeal the bylaws. The directors generally may also amend or repeal the bylaws, but must do so by a 2/3 majority rather than the simple majority required for transaction business. Independent’s bylaws provide that the shareholders may amend the bylaws, but make no provision for repeal by the shareholders. Independent’s bylaws may be amended or repealed by the directors.

Amendment of Articles of Organization

Slade’s Ferry.  The articles of organization of Slade’s Ferry do not address amendment of the articles as a whole. The articles do provide that amendments relating to the classes and terms of directors must be approved by a vote of 80% of the stock outstanding and entitled to vote. Under Massachusetts law, a corporation may authorize, by vote of two-thirds of each class of stock outstanding and entitled to vote thereon, any amendment of its articles of organization; provided, only, that any provision added to or changes made in its articles of organization by such amendment could have been included in, and any provision deleted thereby could have been omitted from, original articles of organization filed at the time of such meeting. If any such amendment would adversely affect the rights of any class of stock, the vote in the proportion provided for in or pursuant to this section of such class, voting separately, shall also be necessary to authorize such amendment. Any series of a class which is adversely affected in a manner different from other series of the same class shall, together with any other series of the same class adversely affected in the same manner, be treated as a separate class.

Independent.  Generally, the articles of incorporation of Independent may be amended or repealed only by a majority vote of the shareholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of incorporation, may be amended or repealed only by a 2/3 majority vote of the shareholders. Additionally, the articles of organization of Independent provide that they shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of 2/3 or more of the outstanding shares of Series B Preferred Stock, voting separately as a class.

Indemnification

Slade’s Ferry.  The bylaws of Slade’s Ferry provide that Slade’s Ferry shall indemnify directors and may indemnify officers or others serving as Trustees or administrators of any employee benefit plan against any expense incurred in relation to any matter with respect to which an allegation is made of willful misconduct, willful default or of gross negligence only if: there is no final adjudication that such person is guilty of or liable for such and one of the following conditions is met: (i) final adjudication that the person is not guilty or liable for such; (ii) a sufficient number of directors who are not involved in the proceeding to constitute a majority of the whole board and there is a determination that such person is free from such willful misconduct, willful default or gross negligence by a vote of the majority of the directors on a ballot in which no director who is involved in the proceeding shall participate; or (iii) there is a determination that such person is free from such willful misconduct, willful default, or gross negligence by a vote of a majority of a committee of 7 shareholders, none of whom is involved in the proceeding, chose to determine such matter at a regular or special meeting of the shareholders.

Indemnification may include payment by Slade’s Ferry of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification. Such undertaking may be accepted without reference to the financial ability of such person to make repayment.

Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, trustee or administrator. No indemnification shall be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

Independent.  Independent’s bylaws and articles of organization provide for the limitation on liability of directors and officers. Under the bylaws a director or officer shall not be personally liable to Independent or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. However, the bylaws do not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Independent or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the bylaw provision is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the bylaws further provide that if the Massachusetts Business Corporation Act is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the fullest extent permitted by such amendment or amendments.

The bylaws further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel; (iii) by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested Director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

Both Slade’s Ferry and Independent provide for the indemnification of directors and officers, but Independent’s provisions are more detailed and also provide for a limitation on liability to the greatest extent allowed by law.

Approval of Business Combinations

Slade’s Ferry.  The bylaws of Slade’s Ferry require the affirmative vote of at least 80% of the outstanding shares of voting stock to approve any of the following business combinations with any “interested person”: (i) any merger or consolidation of Slade’s Ferry or a subsidiary of Slade’s Ferry with or into an interested person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any substantial part of the assets either of the Slade’s Ferry or of a subsidiary of Slade’s Ferry to an interested person, (iii) any merger or consolidation of an interested person with or into Slade’s Ferry or a subsidiary of Slade’s Ferry, (iv) any reclassification of securities, recapitalization or other comparable transaction involving Slade’s Ferry that would have the effect of increasing the voting power of any interested person with respect to voting stock of Slade’s Ferry, or (v) any agreement, contract or other arrangement providing for any of these transactions.

However, such a vote will not be required if the continuing directors, by at least a 2/3 vote (i) have expressly approved in advance the acquisition of the outstanding shares of voting stock that caused such interested person to become such, or (ii) have expressly approved such business combination either in advance of subsequent to such interested person having become such.

The affirmative vote of at least 90% of the outstanding shares of voting stock shall be required to approve any of the business combinations with interested persons listed above if the cash or fair market value of the property, securities, or other consideration to be received per share by holders of voting stock of the corporation is less than the fair price paid by the interested person in acquiring any of its holdings of Slade’s Ferry’s voting stock.

The voting requirements shall not apply to any transaction with any subsidiary of Slade’s Ferry approved by the full board of directors for purposes of internal reorganization.

Independent.  The bylaws and articles of organization of Independent do not contain any special provisions relating to the approval of business combinations.

Independent does not contain supermajority voting approval requirements for certain transactions as does Slade’s Ferry; therefore, it may be easier for Independent to engage in business combinations with interested persons.

LEGAL MATTERS

Nutter McClennen & Fish LLP will pass upon the validity of the shares of Independent common stock to be issued in connection with the merger. Nutter McClennen & Fish LLP on behalf of Independent, and Thacher Proffitt & Wood llp on behalf of Slade’s Ferry, will pass upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The consolidated financial statements of Independent as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in Independent’s Annual Report on Form 10-K for the year ended December 31, 2006 have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Slade’s Ferry as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, incorporated in this document by reference to Slade’s Ferry’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of Wolf & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Slade’s Ferry for the year December 31, 2004 incorporated in this document by reference to Slade’s Ferry’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of Shatswell, MacLeod & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

Slade’s Ferry will hold an annual meeting in the year 2008 only if the merger is not completed. If the merger is not completed, in order to be included in Slade’s Ferry’s proxy statement and proxy card for the 2008 annual meeting, proposals which shareholders intend to present at that meeting must be submitted in writing to the Clerk/Secretary of Slade’s Ferry on or before December 11, 2007. Nothing in this paragraph shall be deemed to require Slade’s Ferry to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any such proposal will be subject to Rule 14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. If a shareholder wishes to submit a proposal to the 2008 annual meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely, and the proxies solicited by Slade’s Ferry’s board of directors will confer discretionary authority to vote on the proposal as the proxy holders see fit, if Slade’s Ferry is not notified of such proposal by February 25, 2008.

WHERE YOU CAN FIND MORE INFORMATION

Independent and Slade’s Ferry file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Independent and Slade’s Ferry file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission filings of Independent and Slade’s Ferry are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Independent and Slade’s Ferry also may be inspected at the offices of NASDAQ, located at 1735 K Street, N.W., Washington, D.C. 20006. Independent’s Securities and Exchange Commission file number is 001-09047, and Slade’s Ferry’s file number is 000-23904.

Independent has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Independent common stock to be issued to Slade’s Ferry shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Independent in addition to being a proxy statement of Slade’s Ferry. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

The Securities and Exchange Commission allows Independent and Slade’s Ferry to incorporate by reference the information that each files with the Securities and Exchange Commission. Incorporation by reference means that Independent and Slade’s Ferry can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission that are legally considered to be part of this document, and later information that is filed by Independent or Slade’s Ferry with the Securities and Exchange Commission will automatically update and supersede the information in this document and the documents listed below.

Independent incorporates by reference the specific documents listed below and any future filings that Independent makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Slade’s Ferry’s special meeting or the date on which the offering of shares of Independent common stock under this document is terminated:

•	Annual report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on February 28, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which was filed with the Securities and Exchange Commission on May 10, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which was filed with the Securities and Exchange Commission on August 7, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which was filed with the Securities and Exchange Commission on November 8, 2007;

•	Current Report on Form 8-K dated January 18, 2007;

•	Current Report on Form 8-K dated January 19, 2007;

•	Current Report on Form 8-K dated February 15, 2007;

•	Current Report on Form 8-K dated February 28, 2007;

•	Current Report on Form 8-K dated March 12, 2007;

•	Current Report on Form 8-K dated March 15, 2007;

•	Current Report on Form 8-K dated April 11, 2007;

•	Current Report on Form 8-K dated June 21, 2007;

•	Current Report on Form 8-K dated July 1, 2007;

•	Current Report on Form 8-K dated July 19, 2007;

•	Current Report on Form 8-K dated July 24, 2007;

•	Current Report on Form 8-K dated August 1, 2007;

•	Current Report on Form 8-K dated August 14, 2007;

•	Current Report on Form 8-K dated August 31, 2007;

•	Current Report on Form 8-K dated September 20, 2007;

•	Current Report on Form 8-K dated September 26, 2007;

•	Current Reports on Form 8-K dated October 11, 2007;

•	Current Reports on Form 8-K dated October 12, 2007; and

•	Annual Report on Form 11-K of The Rockland Trust Company Employee Savings and Profit Sharing and Stock Ownership Plan for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on June 29, 2007.

You can obtain any of the Independent documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Independent at:
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
Attention: Edward H. Seksay, General Counsel
(781) 982-6130

Slade’s Ferry incorporates by reference the specific documents listed below and any future filings that Slade’s Ferry makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Slade’s Ferry’s special meeting or the date on which the offering of shares of Independent common stock under this document is terminated.

•	Annual report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on March 30, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which was filed with the Securities and Exchange Commission on May 15, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which was filed with the Securities and Exchange Commission on August 14, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which was filed with the Securities and Exchange Commission on November 14, 2007;

•	Current Report on Form 8-K dated July 17, 2007;

•	Current Report on Form 8-K dated August 21, 2007;

•	Current Report on Form 8-K dated September 4, 2007; and

•	Current Report on Form 8-K dated October 11, 2007.

You can obtain any of the Slade’s Ferry documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Slade’s Ferry at:
Slade’s Ferry Bancorp.
100 Slade’s Ferry Avenue
P.O. Box 390
Somerset, Massachusetts 02726
(800) 643-7537
Attention: Mary Lynn D. Lenz, President and Chief Executive Officer

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent, and Slade’s Ferry has supplied all information contained in this document or incorporated by reference into this document relating to Slade’s Ferry. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [          ], 200[  ]. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Slade’s Ferry shareholders nor the issuance of Independent common stock in the merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
DATED AS OF OCTOBER 11, 2007
BY AND AMONG
INDEPENDENT BANK CORP.,
ROCKLAND TRUST COMPANY,
SLADE’S FERRY BANCORP.,
AND
SLADE’S FERRY TRUST COMPANY

EXHIBITS AND SCHEDULES

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Plan of Bank Merger
Schedules
Schedule 5.11(a)	Certain Company Employees
Schedule 5.13	Current Information
Schedule 5.18	Certain Dispute
Schedule 6.03(f)(1)	Releases from Certain Employees of Company
Schedule 6.03(f)(2)	Non-Competition Agreements from Certain Employees of Company
Schedule 8.01(a)	Certain Officers of Company and Company Bank
Schedule 8.01(b)	Certain Officers of Buyer and Buyer Bank

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 11, 2007, by and among Independent Bank Corp., a Massachusetts corporation (“Buyer”), Rockland Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Buyer (“Buyer Bank”), Slade’s Ferry Bancorp., a Massachusetts corporation (“Company”), and Slade’s Ferry Trust Company, a Massachusetts-chartered trust company and wholly-owned subsidiary of Company. (“Company Bank”).

WITNESSETH

WHEREAS, the Board of Directors of Buyer and the Board of Directors of Company have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer the surviving entity (the “Merger”); and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and certain Executive Officers of Company has entered into a voting agreement with Buyer dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or Executive Officer has agreed, among other things, to vote all shares of Company Common Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.01  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act and the requirements of the Massachusetts Board of Bank Incorporation. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the General Laws of Massachusetts (Buyer, as the Surviving Entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02  Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to consummation of the Merger.

Section 1.03  Directors and Officers of the Surviving Entity.  The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time plus the director appointed to Buyer’s Board of Directors pursuant to Section 5.23 hereof. The executive officers of the Surviving Entity immediately after the Merger shall be the executive officers of Buyer immediately prior to the Merger. Each of the directors and executive officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

Section 1.04  Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer and Company will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger provided for herein shall become effective upon the acceptance for filing by the Massachusetts Secretary of State of the articles of merger related to the Merger (the “Articles of Merger”). The date of such filing or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified in the Articles of Merger.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at the principal offices of Nutter McClennen & Fish llp in Boston, Massachusetts, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI hereof.

Section 1.05  Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that the Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II.

MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 2.01  Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof subject to the limitations set forth in Section 2.04 either: (i) $25.50 in cash (the “Cash Consideration”); or (ii) 0.818 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

Section 2.02  Rights as Shareholders; Stock Transfers.  All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with Sections 2.01(c) and 2.03 and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

Section 2.03  Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on The Nasdaq Global Select Market (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) Nasdaq trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

Section 2.04  Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to Company (the “Exchange Agent”)) in such form as Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no more than forty (40) and no less than twenty (20) Business Days prior to the anticipated Election Deadline (the “Mailing Date”) to each holder of record of Company Common Stock. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); except as provided in Section 7.01(i), seventy-five percent (75%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and twenty-five percent (25%) of such shares of Company Common Stock shall be converted into the Cash Consideration. A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date no later than the 5th Business Day prior to the Closing Date to be mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.03 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.03 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.03 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

Section 2.05  Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the

Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.01, 2.03 and 2.04 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.01, 2.03 and 2.04 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.05. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with Section 2.05(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.

Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.06  Anti-Dilution Provisions.  In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and, if applicable, the Cash Consideration shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards.

Section 2.07  Options.  Each option to purchase Company Common Stock (collectively, the “Options”) granted under Company’s 1996 Stock Option Plan or Company’s 2004 Equity Incentive Plan (collectively, the “Company Option Plan”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. Prior to the Closing Date, Company shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding Option with respect to the termination of the Option and the payment for such Option in accordance with the terms of this Section 2.07. At the Effective Time, Company Option Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect and shall be deemed to be deleted.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01  Making of Representations and Warranties.  Except as set forth in the Company Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.04(a), 3.05, 3.06, and 3.14(f), which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02  Organization, Standing and Authority.

(a) Company is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) Company Bank is a Massachusetts-chartered trust company duly organized, validly existing and in good standing under the laws of Massachusetts. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due.

Section 3.03  Capital Stock.  The authorized capital stock of Company consists solely of not less than 5,000,000 shares of Company Common Stock, of which (i) 4,062,353 shares are outstanding as of the date hereof, (ii) 164,274 shares are held in treasury, (iii) no shares are held by Company Subsidiaries, and (iv) 227,690 shares are reserved for future issuance pursuant to outstanding Options granted under the Company Option Plan. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth a true and complete list of all outstanding Options under the Company Option Plan, the name of each holder thereof, the number of shares purchasable or acquirable thereunder or upon conversion or exchange thereof and (if any) the per share exercise or conversion price or exchange rate of each Option. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Company Disclosure Schedule 3.03.

Section 3.04  Subsidiaries.

(a) (i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-

owned Subsidiary of Company), (v) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Company Disclosure Schedule 3.04 or Company Disclosure Schedule 3.18, Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04.

Section 3.05  Corporate Power; Minute Books.  Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Company and each of its Subsidiaries and the Board of the Directors of Company (including committees of Company’s Board of Directors) and each of its Subsidiaries.

Section 3.06  Corporate Authority.  Subject only to the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock (“Requisite Company Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company’s Board of Directors on or prior to the date hereof. Company’s Board of Directors has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the General Laws of Massachusetts, Company’s Articles of Incorporation and Bylaws, no other vote of the shareholders of Company is required by law, the Articles of Incorporation of Company, the Bylaws of Company or otherwise to approve this Agreement and the transactions contemplated hereby. Company and Company Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07  Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Massachusetts Division of Banks and the Massachusetts Board of Bank Incorporation, (ii) the filing and effectiveness of the Registration Statement with the SEC, (iii) the approval of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock; and (iv) the approval of the Plan of Bank Merger by a majority of the outstanding shares of Company Bank’s common stock. As of the date hereof, Company is not aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 3.06 and the immediately preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or Company Bank, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or Company Bank is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08  SEC Documents; Financial Reports; and Regulatory Reports.

(a) Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the “Company 2006 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Company or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act of 1933, as amended (the “Securities Act”), or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Company SEC Documents”), with the SEC, and each of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of the date on which such Company SEC Document was filed or will be filed with the SEC, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Company and its Subsidiaries (the “Company Balance Sheet”) contained in Company’s Form 10-Q for the quarterly period ended June 30, 2007 and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since June 30, 2007 (the “Company Balance Sheet Date”), neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Except as set forth on Company Disclosure Schedule 3.08(b), Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. Since January 1, 2004, Company has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal control over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that Company files or submits under the Exchange Act.

(c) Except as set forth in Company Disclosure Schedule 3.08(c), since December 31, 2001, Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Division of Banks and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations.

Section 3.09  Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents filed prior to the date hereof or in Company Disclosure Schedule 3.09, or as otherwise expressly permitted or expressly contemplated by this Agreement, since Company Balance Sheet Date, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries, (vi) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

Section 3.10  Legal Proceedings.

(a) Other than as set forth in Company Disclosure Schedule 3.10, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries.

(b) Neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries in which, to Company’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Company or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.11  Compliance With Laws.

(a) Other than as set forth in Company Disclosure Schedule 3.11, Company and each of its Subsidiaries is and since December 31, 2003 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA Patriot Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Company and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Company Disclosure Schedule 3.11, neither Company nor any of its Subsidiaries has received, since December 31, 2004, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

Section 3.12  Material Contracts; Defaults.

(a) Other than as set forth in Company Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company and or Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $10,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously delivered to Buyer or Buyer Bank true, complete and correct copies of each such document.

(b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

Section 3.13  Brokers.  Neither Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe, Bruyette & Woods, Inc. and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer or Buyer Bank.

Section 3.14  Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”) and current or former directors of Company or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified in Company Disclosure Schedule 3.14. True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been made available to Buyer or Buyer Bank.

(b) All Company Benefit Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Company is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Other than as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of Company or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(e) Other than as set forth in Company Disclosure Schedule 3.14, neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Company Disclosure Schedule 3.14, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(g) Company Disclosure Schedule 3.14 includes the Severance Pay Plan of Slade’s Ferry Trust Company in effect as of the date of this Agreement and provides a true and correct schedule of the severance payments that would be due to each employee who would be eligible to receive severance benefits thereunder upon termination of employment after the Effective Time, assuming for this purpose that the Effective Time occurs after January 31, 2008. Company Disclosure Schedule 3.14 sets forth a true and correct copy of the interpretation of the Severance Pay Plan that the Plan Administrator of the Severance Pay Plan adopted on or before the date of this Agreement.

(h) Each Company Benefit Plan that is a deferred compensation plan is in substantial compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(i) Company Disclosure Schedule 3.14 contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule.

Section 3.15  Labor Matters.  Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.16  Environmental Matters.

(a) Other than as set forth in Company Disclosure Schedule 3.16, to Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries, or any property in which Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law. Company Disclosure Schedule 3.16 lists each ASTM 1527-05 Phase I environmental assessment (“Phase I Assessment”) and Phase II environmental assessment (“Phase II Assessment” and, together with the Phase I Assessments, the “Environmental Assessments”) which, to Company’s Knowledge, have been conducted on the properties listed on Company Disclosure Schedule 3.28, copies of which Environmental Assessments have previously been delivered to Buyer.

(b) Except as disclosed on Company Disclosure Schedule 3.16, Company and each of its Subsidiaries is in compliance with applicable Environmental Law.

(c) Neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law.

(d) Neither Company nor any of its Subsidiaries has any liability for Hazardous Substance disposal or contamination on any third party property which are in amounts or under conditions that require remediation or removal under applicable Environmental Law.

(e) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) to Company’s Knowledge, any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of any Environmental Law.

(g) Except as disclosed on Company Disclosure Schedule 3.16, to Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

(h) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property.

(i) There is no litigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, or affecting any property now or formerly owned or used by Company or any of its Subsidiaries, or affecting any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on or involving a Company Loan Property.

(j) Except as disclosed on Company Disclosure Schedule 3.16, to Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to the Knowledge of Company, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.

Section 3.17  Tax Matters.

(a) Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Except as set forth in Company Disclosure Schedule 3.17, Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Company is not the beneficiary of any extension of time within which to file any Tax Return, and neither Company nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Company are pending with respect to Company. Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company.

(d) Company has provided Buyer or Buyer Bank with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended December 31, 2006, 2005 and 2004. Company has delivered to Buyer or Buyer Bank correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by any of Company filed for the years ended December 31, 2006, 2005 and 2004. Company has timely and properly taken such actions in response to and in compliance with notices Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Company is not a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company (i) did not, as of the end of the most recent period covered by Company’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Company’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the end of the most recent period covered by Company’s call reports filed prior to the date hereof, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.18  Investment Securities.  Company Disclosure Schedule 3.18 sets forth as of September 30, 2007 the investment securities, mortgage backed securities and securities held for sale of Company, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

Section 3.19  Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Company Disclosure Schedule 3.19, no Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each such Derivative Transaction is listed on Company Disclosure Schedule 3.19, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

Section 3.20  Regulatory Capitalization.  Company Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.21  Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Company Disclosure Schedule 3.21, as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of June 30, 2007, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater shareholder of Company or any of its Subsidiaries, or to the Knowledge of Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Company Disclosure Schedule 3.21 identifies (x) each Loan that as of September 30, 2007 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Company that as of September 30, 2007 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Loans, and the loan documents with respect to each such Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the Federal Home Loan Bank of Boston, all such Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. None of the Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing.

(d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company to repurchase from any such Person any Loan or other asset of Company or Company Bank.

Section 3.22  Trust Business; Administration of Fiduciary Accounts.  Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts and Keogh accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.23  Investment Management and Related Activities.  Except as set forth on Company Disclosure Schedule 3.23, none of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.24  Repurchase Agreements.  With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.25  Deposit Insurance.  The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Company, threatened.

Section 3.26  CRA, Anti-money Laundering and Customer Information Security.  Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Company is not aware of, and none of Company and its Subsidiaries has been advised of, or has any reason to believe (because the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2006, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

Section 3.27  Transactions with Affiliates.  Except as set forth in Company Disclosure Schedule 3.27, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer or other Affiliate of Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.27, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.28  Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.28 sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.28, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Company Disclosure Schedule 3.28 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.28, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.29  Intellectual Property.  Company Disclosure Schedule 3.29 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to the Knowledge of Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To the Knowledge of Company, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.30  Insurance.

(a) Company Disclosure Schedule 3.30 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Company Disclosure Schedule 3.30 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the Company Financial Statements in accordance with GAAP.

Section 3.31  Antitakeover Provisions.  No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.32  Fairness Opinion.  The Board of Directors of Company has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.33  Proxy Statement-Prospectus.  As of the date of the Proxy Statement-Prospectus and the date of the meeting of the shareholders of Company to which such Proxy Statement-Prospectus relates, the Proxy Statement-Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date; provided, further, that no representation and warranty is made with respect to information relating to Buyer or Buyer Bank included in the Proxy Statement-Prospectus pursuant to Section 4.10 hereof.

Section 3.34  Transaction Costs.  Company Disclosure Schedule 3.34 sets forth attorneys’ fees, investment banking fees, accounting fees, and other costs or fees that Company and its Subsidiaries have accrued through September 30, 2007, and to Company’s Knowledge as of this date, a reasonable good faith estimate of such costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement.

Section 3.35  Disclosure.  The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01  Making of Representations and Warranties.  Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.03 and 4.04, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 4.02  Organization, Standing and Authority.  Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03  Corporate Power; Minute Books.  Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer and Buyer Bank contain true, complete and accurate records of all meetings and other corporate actions held or taken by the shareholders of Buyer and the Board of Directors of Buyer (including committees of the Buyer’s Board of Directors).

Section 4.04  Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer on or prior to the date hereof. Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company, this Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.05  SEC Documents; Financial Reports; and Regulatory Reports.

(a) Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the “Buyer 2006 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Buyer or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange

Act (collectively, the “Buyer SEC Documents”), with the SEC, and each of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of the date on which such Buyer SEC Document was filed or will be filed with the SEC, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer’s Form 10-Q for the quarterly period ended June 30, 2007 and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since June 30, 2007, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Since January 1, 2004, Buyer has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal controls over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that Buyer files or submits under the Exchange Act.

(c) Since December 31, 2001, Buyer and its Subsidiaries have duly filed with the FRB, the FDIC, the Massachusetts Division of Banks and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

Section 4.06  Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FDIC, the FRB the Massachusetts Division of Banks and the Massachusetts Board of Bank Incorporation, and (ii) the filing and effectiveness of the Registration Statement with the SEC. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.07  Absence of Certain Changes or Events.  Except as reflected in Buyer’s unaudited balance sheet as of June 30, 2007 or in the Buyer SEC Documents, since June 30, 2007, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer or its Subsidiaries.

Section 4.08  Compliance with Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2003 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA Patriot Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Buyer and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Buyer Disclosure Schedule 4.08, neither Buyer nor any of its Subsidiaries has received, since December 31, 2001, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.09  Financial Ability.  On the Effective Date, Buyer will have all funds necessary to consummate the Merger and pay the aggregate Cash Consideration pursuant to Section 2.01 hereof.

Section 4.10  Proxy Statement-Prospectus Information; Registration Statement.  As of the date of the Proxy Statement-Prospectus and the date of the meeting of the shareholders of Company to which such Proxy Statement-Prospectus relates, the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) prepared pursuant to Section 5.05 will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date; provided, further, that no representation and warranty is made with respect to information relating to Company or Company Bank included in the Proxy Statement-Prospectus pursuant to Section 3.33 hereof.

Section 4.11  Legal Proceedings.

(a) Other than as set forth in Buyer Disclosure Schedule 4.11, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries.

(b) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries in which, to Buyer’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Buyer or any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 4.12  Brokers.  None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Robert W. Baird & Co. in accordance with the terms of a letter agreement between Robert W. Baird & Co. and Buyer.

Section 4.13  Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer or any of its Subsidiaries and current or former directors of Buyer or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments thereto, have been made available to Company.

(b) All Buyer Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Buyer Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Buyer is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Buyer Pension Plan under Section 401(a) of the Code. There is no pending or, to Buyer’s Knowledge, threatened litigation relating to the Buyer Benefit Plans. Neither Buyer nor any of its Subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan or Buyer Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Buyer, any of its Subsidiaries or any ERISA Affiliate. Neither Buyer nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the financial statements of Buyer. No Buyer Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

Section 4.14  Labor Matters.  Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor is Buyer aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.15  Tax Matters.

(a) Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer. Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

(d) Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by Buyer’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Buyer’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by Buyer’s call reports filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

Section 4.16  Disclosure.  The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V.

COVENANTS

Section 5.01  Covenants of Company.  During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Company will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall:

(a) Stock.  Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Etc.  (i) Declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by Subsidiaries of Company to such Subsidiary’s parent or another Subsidiary of Company and (y) the regular quarterly dividends on Company Common Stock in the amount of no more than $0.09 per share of Company Common Stock.

(c) Compensation; Employment Agreements, Etc.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to non-Executive Officers in the ordinary course of business consistent with past practice, provided that no such increase shall exceed four percent (4%) of an individual’s current annual compensation, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Company Disclosure Schedule 5.01(c), if any, or (iv) payment of bonuses to such individuals with respect to service in 2007 in such amounts as are listed on Company Disclosure Schedule 5.01(c) by Company or Company Bank under Company Benefit Plans at the earlier of the Closing Date or the time that payments would be made in the ordinary course in accordance with past practices under each such Company Benefit Plan.

(d) Hiring; Promotions.  (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $75,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(d), if any.

(e) Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(e)), any Company Benefit Plan or

other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Affiliates.  Except pursuant to agreements or arrangements in effect on the date hereof and set on Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.

(g) Dispositions.  Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties.

(h) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures.  Except as set forth on Company Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j) Governing Documents.  Amend Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts.  Except as set forth on Company Disclosure Schedule 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

(n) Banking Operations.  Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions.  Enter into any Derivatives Transactions.

(p) Indebtedness.  Incur any indebtedness for borrowed money (other than deposits or federal funds purchased, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Investment Securities.  Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity, (ii) in satisfaction of debts previously contracted in good faith, or (iii) investments having maturities of one year or less and rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively, in each case in the ordinary course of business consistent with recent past practice), sell or otherwise dispose of any debt security or equity investment.

(r) Loans.  Make or renew any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with recent past practice.

(s) Investments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure.

(t) Taxes.  Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (t), “material” shall mean affecting or relating to $50,000 or more of taxable income.

(u) Compliance with Agreements.  Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(v) Environmental Assessments.  Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article V not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(x) Dividend Reinvestment and Common Stock Purchase Plan.  Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that Company may cause the plan administrator of Company’s Dividend Reinvestment and Common Stock Purchase Plan (the “DRSPP”) to purchase shares of Company Common Stock in the open market or in one or more privately negotiated transactions with any person who is not an affiliate of Company.

(y) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02  Covenants of Buyer.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (ii) any impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (iii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iv) any of the conditions to the Merger set forth in Article VI not being satisfied, or (v) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03  Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04  Shareholder Approval.  Company agrees to take, in accordance with applicable law, the rules of the National Association of Securities Dealers, Inc., the Articles of Incorporation of Company and the Bylaws of Company, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09(a), shall take all lawful action to solicit such approval by such shareholders. Company agrees to use its best efforts to convene the Company Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. The Board of Directors of Company shall at all times prior to and during the Company Meeting recommend adoption of this Agreement by the shareholders of Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.09(a) (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of Company for their approval at Company Meeting and nothing contained herein shall be deemed to relieve Company of such obligation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Vote, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of Company’s Board of Directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably required by Buyer.

Section 5.05  Registration Statement; Proxy Statement-Prospectus.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Company constituting a part thereof (the “Proxy Statement-Prospectus”) and all related documents). Each of Buyer and Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its expense, shall promptly mail the Proxy Statement-Prospectus to its shareholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the

Merger or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their reasonable best efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company’s shareholders such amendment or supplement. Buyer shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by Company’s shareholders who may be Affiliates of Company or Buyer pursuant to Rule 145 under the Securities Act.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all such filings made with the SEC. Until such time as the Board of Directors of Company takes any of the actions with respect to an Acquisition Proposal permitted pursuant to Section 5.09 of this Agreement, Company will provide Buyer and its counsel with a reasonable opportunity to review and comment on the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Buyer and its counsel with a copy of all such filings made with the SEC.

Section 5.06  Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its Representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its Representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives).

Section 5.07  Publicity.  Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.08  Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties and personnel as the other party may reasonably request.

(b) No investigation by a party hereto or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

Section 5.09  No Solicitation by Company.

(a) The Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall use their reasonable best efforts to cause each of their respective representatives to, immediately cease any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, officers and Subsidiaries shall not, and shall use its reasonable best efforts to cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to a Acquisition Proposal to, any Person that has made or, to the Knowledge of Company, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.

(b) Notwithstanding Section 5.09(a), prior to the time, but not after, the Requisite Company Shareholder Approval is obtained, if Company receives a written and unsolicited Acquisition Proposal that the Board of Directors of Company reasonably believes to be credible, which the Board of Directors of Company determines in good faith (after consultation with its financial advisors and outside counsel) is or could reasonably be expected to result in a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Acquisition Proposal or such Person’s representatives, and (2) engage or participate in any discussions or negotiations with such Person with respect to the Acquisition Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for non-public information relating to Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal. Company shall, thereafter, keep Buyer reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal (including any material change to the terms thereof).

(c) Except as provided in Section 5.09(d), Board of Directors of Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal (it being understood that Company’s Board of Directors may take no position with respect to an Acquisition Proposal that takes the form of a tender offer until the close of business as of the tenth Business Day after the commencement of such tender offer pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification). Company shall not, and its Board of Directors shall not allow Company to, and Company shall not allow any of Company’s Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements permitted under Section 5.09(b)) relating to any Acquisition Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of Company may, prior to but not after the time the Requisite Company Shareholder Approval is obtained, (i) make a Change in its recommendation referred to in Section 5.04 and/or (ii) terminate this Agreement pursuant to Section 7.01, in each case of clauses (i) or (ii), if the Board of Directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Board of Directors may not take any such action in connection with an Acquisition Proposal unless (1) such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g)(iii), Company provides prior written notice to Buyer at least three Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute (in the good faith judgment of Company’s Board of Directors) a Superior Proposal and (4) such Acquisition Proposal continues to constitute (in the good faith judgment of Company’s Board of Directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.

(e) Nothing contained in this Section 5.09 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10  Indemnification.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Company, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Company or is or was serving at the request of Company as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the full extent to which such Indemnified Parties would be entitled under the Bylaws of Company as in effect on the date of this Agreement as though such Bylaws continue to remain in effect after the Effective Time (subject to applicable Law). Buyer’s obligations under this Section 5.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of Company’s existing directors’ and officers’ insurance policies, and (ii) Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby) ; provided that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to (x) 225% of the annual premiums paid by Company for D & O Insurance in effect as of the date of this Agreement less (y) the premium credit, if any, to which Company is entitled on account of the Merger under the D&O Insurance in effect immediately prior to the Effective Time; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

Section 5.11  Employees; Benefit Plans.

(a) Buyer shall retain all Company Employees who accept employment with Buyer Bank under the terms and conditions specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Merger shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree that Buyer may enter into discussions with the Company Employees listed on Schedule 5.11(a) hereto regarding employment, consulting or other arrangements to be effective following the Merger.

(b) Following the Closing Date, Buyer may choose to maintain any or all of Company Benefit Plans in its sole discretion. However, for any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time.

(c) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) honor under such plans, other than plans funded with insurance, any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(d) With respect to each Company Benefit Plan subject to Section 409A of the Code, Company agrees to amend each such plan or cause each such plan to be amended to the extent, in Buyer’s reasonable judgment, such an amendment is necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits earned and vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS. Such amendments shall be provided to Buyer and its counsel at least ten days prior to their proposed adoption by Company or Company Bank and shall be subject to the prior approval of Buyer, which shall not be unreasonably withheld.

(e) During the one-year period commencing as of the date on which the Effective Time occurs, Buyer shall honor with respect to Company employees who commence employment as of the Effective Time with Buyer as contemplated by this Agreement the Severance Pay Plan of Slade’s Ferry Bank (the “Company Severance Pay Plan”) in connection with the termination of employment of any Company Employee (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments), in such amounts, at such times and upon such conditions as set forth in the Company Severance Pay Plan with respect to involuntary employment terminations for reasons other than cause that occur.

(f) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

(g) Upon Buyer’s reasonable request, Company shall cooperate with Buyer to facilitate the termination, on or after the Closing Date, of each Company Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA, provided that such termination is effected in a manner that does not adversely affect such plan’s qualification under Sections 401(a) and 501(a) of the Code. Buyer and Company shall use reasonable best efforts to effect such a termination and the associated distribution of all assets of each such terminated Company Benefit Plan. In no event shall the assets of any Company Benefit Plan terminated pursuant to this Section 5.16(g) be distributed in any form or at any time not approved in writing in advance by Buyer.

(h) Company shall use reasonable best efforts to cause the “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA, known as the Severance Pay Plan of Slade’s Ferry Bank to be administered at all times in accordance with the requirements for exemption from Section 409A of the Code available under Treasury Regulation section 1.409A-1(b)(9)(iii).

(i) Buyer and Company shall jointly develop and implement within thirty (30) days from the date of this Agreement retention arrangements for such Company Bank employees as Buyer and Company may mutually agree.

Section 5.12  Notification of Certain Changes.  Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Company will supplement or amend the Company Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in the Company Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to the Company Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.13  Current Information.  During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of the ongoing operations of Company and each of its Subsidiaries. Without limiting the foregoing, Company agrees to provide Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (iii) regular updates of the information set forth in Schedule 5.13.

Section 5.14  Board Packages.  Company shall distribute a copy of any Company or Company Bank Board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such package to the Board of Directors of Company or Company Bank, as the case may be; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Company or any other matter that Company’s Board of Directors has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.15  Transition; Informational Systems Conversion.  From and after the date hereof, Buyer and Company shall use their reasonable best efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by of Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall indemnify Company for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.

Section 5.16  Access to Customers and Suppliers.  From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers and suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of the Buyer. Any interaction between Buyer and Company’s customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s customers and suppliers.

Section 5.17  Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any property set forth on Company Disclosure Schedule 3.28 for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, lead based paint, lead in drinking water, mold and radon) and (ii) Phase II Assessments.

(b) Each Environmental Assessment shall include an estimate by the environmental consulting firm preparing such Environmental Assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the Environmental Assessment.

(c) Buyer shall bear and pay the environmental consulting firm’s fees and expenses. Within ten (10) days after the date hereof, Buyer shall engage an environmental consultant reasonably acceptable to Company to perform the Phase I Assessments. Buyer shall use commercially reasonable efforts to cause its environmental consultant to complete and provide Buyer with its written Phase I Assessment(s) within thirty (30) days after such consultant is retained. Promptly following the receipt of all Phase I Assessments (but not later than ten (10) days thereafter), Buyer shall order all applicable Phase II Assessments. Buyer shall use commercially reasonable efforts to have all Environmental Assessments completed within sixty (60) days of the date of this Agreement.

Section 5.18  Certain Litigation.  Company will use its reasonable best efforts to resolve, within sixty (60) days from the date of this Agreement and in a manner reasonably satisfactory to Buyer, the dispute described on Schedule 5.18 hereto, which resolution shall not be contingent upon the occurrence of the Merger. In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Company shall promptly notify Buyer of any such stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company and keep Buyer reasonably informed with respect to the status thereof.

Section 5.19  Dividend Reinvestment and Common Stock Purchase Plan.  Company shall use all commercially reasonable efforts to terminate the DRSPP as soon as practicable after the date of this Agreement.

Section 5.20  Stock Exchange De-listing.  Prior to the Closing Date, Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq and the other exchanges on which the common stock of Company is listed to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the other exchanges on which the Company Common Stock is listed and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 5.21  Director Resignations.  Company shall use its best efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries to be effective as of the Effective Time.

Section 5.22  Coordination of Dividends.  After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 5.23  Representation on Buyer Board.  Prior to the Closing, the Board of Directors of Buyer and the Board of Directors of Buyer Bank each shall increase by one (1) the number of directors constituting the entire Boards of Directors of Buyer and Buyer Bank, respectively, effective as of and contingent upon the occurrence of the Effective Time, and by a vote of a majority of the directors then in office of each of Buyer and Buyer Bank, Buyer and Buyer Bank shall duly elect, from among those serving on Company’s Board of Directors as of the date of this Agreement, an individual (the “Director Designee”) to fill such vacancies and thereby become a director of Buyer and Buyer Bank, effective as of and contingent upon the occurrence of the Effective Time. Buyer shall select the Director Designee in its sole discretion. The Director Designee shall become a member of the class of Buyer’s and Buyer Bank’s Boards of Directors that has the longest time remaining until its directors’ terms expire.

Section 5.24  Coordination.

(a) Company shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer, (ii) Company shall use its reasonable best efforts to cause Company Bank to divest itself of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b), and (iii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger.

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their reasonable best efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act of 2002, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.24 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

Section 5.25  Transactional Expenses.  The Company has provided at Company Disclosure Schedule 3.34 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its reasonable best efforts to cause the aggregate amount of all Company Expense to not to exceed the total expenses disclosed in Company Disclosure Schedule 3.34.  Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget. Company shall not incur investment banking fees in connection with the Merger other than those expressly provided for in the Engagement Letter.

Section 5.26  Charitable Contribution.  Promptly after the Effective Time, Buyer shall make a contribution in the amount of $100,000 to an organization that (i) is designated in writing by Company prior to the Closing, with the approval of the Board of Directors of Company and (ii) qualifies as a tax-exempt organization under Section 501(c)(3) of Code (the “Charitable Contribution”).

ARTICLE VI.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01  Conditions to Obligations of the Parties to Effect the Merger.  The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote.  This Agreement and the transactions contemplated hereby shall have been received the Requisite Company Shareholder Approval at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition.  All consents and approvals of a Governmental Authority required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality.  No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Nasdaq Listing.  The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(f) Tax Opinions Relating to the Merger.  Company and Buyer, respectively, shall have received opinions from Thacher Proffitt & Wood llp and Nutter McClennen & Fish llp, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer and Company to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Thacher Proffitt & Wood llp and Nutter McClennen & Fish llp may require and rely upon representations contained in certificates of officers of each of Buyer and Company.

Section 6.02  Conditions to Obligations of Company.  The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01. Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer.  Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Approval of Charitable Contribution.  The Board of Directors of Buyer shall have duly approved prior to the Closing the payment, promptly after the Effective Time, of the Charitable Contribution.

(d) Other Actions.  Buyer shall have furnished Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

Section 6.03  Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock.  Notwithstanding the standard set forth in Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 4,062,353, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more stock option listed on the Company Disclosure Schedule, provided such exercised in accordance with the terms existing as of the date of this Agreement and disclosed on the Company Disclosure Schedule.

(b) Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 3.01. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.

(c) Performance of Obligations of Company.  Company shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Operating Officer of Company to such effect.

(d) Voting Agreements.  The Voting Agreements shall have been executed and delivered by each director and Executive Officer of Company concurrently with Company’s execution and delivery of this Agreement.

(e) Plan of Bank Merger.  The Plan of Bank Merger substantially in the form of Exhibit B hereto shall have been executed and delivered concurrently with Company’s execution and delivery of this Agreement.

(f) Releases; Non-Competition Agreements.  Company shall have delivered to Buyer releases, in the respective forms set forth on Schedule 6.03(f)(1) and effective upon the occurrence of the Effective Time, from the employees of Company listed on Schedule 6.03(f)(1) hereto regarding termination of employment as of the Effective Time and satisfaction of all payments due to such employees including payments due as a result of the Merger, the total amount of which payments is shown on Schedule 6.03(f)(1) for each such employee. Each of the Company employees listed on Schedule 6.03(f)(2) shall have executed and delivered to Buyer the Non-Competition Agreements in the forms set forth on Schedule 6.03(f)(2).

(g) Environmental Assessments.  The Environmental Assessments contemplated by Section 5.17 shall have been completed and such Environmental Assessments shall not indicate the existence of any condition or matter with respect to which it is reasonably likely that the cost set forth in such Environmental Assessment of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities will exceed $50,000 individually or $100,000 in the aggregate.

(h) Other Actions.  Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer may reasonably request.

Section 6.04  Frustration of Closing Conditions.  Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII.

TERMINATION

Section 7.01  Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the Board of Directors of Buyer and the Board of Directors of Company each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval.  By Buyer or Company, if its Board of Directors or Board of Directors, as applicable, so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval.  By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties.  By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 6.02(a) or Section 6.02(b) (in the case of a breach of a representation or warranty by Company) or Section 6.03(a) (in the case of a breach of a representation or warranty by Buyer).

(e) Breach of Covenants.  By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by Company) or Section 6.03(b) in the case of a breach of a representation or warranty by Buyer).

(f) Delay.  By either Buyer or Company if the Merger shall not have been consummated on or before April 30, 2008 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Superior Proposal.  By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Shareholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) Company shall have complied in all material respects with Section 5.09 of this Agreement, including the conclusion by the Board of Directors of Company in good faith that such Acquisition Proposal is a Superior Proposal;

(ii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02; and

(iii) the Board of Directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc.  At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under

Section 5.09, (ii) the Board of Directors of Company shall have failed to make its recommendation referred to in Section 5.04 or withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, whether or not permitted by Section 5.09, (iii) the Board of Directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, or (iv) Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04.

(i) Possible Adjustment.  By Company by giving written notice to Buyer not later than the end of the second Business Day after the tenth Nasdaq trading day immediately following the Determination Date, in the event that both of the following conditions are satisfied:

(i) the Average Closing Price shall be less than 80% of the Reference Price; and

(ii) the number obtained by dividing the Average Closing Price by the Reference Price (the “Buyer Ratio”) is less than the number obtained by dividing the Final Index Price by the Initial Index Price and then multiplying the quotient in this clause by .80 (the “Index Ratio”).

If Company elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to Buyer. During the five-Business-Day period commencing with its receipt of such notice, Buyer may, at its sole option (the “Fill Option”), offer to either (x) adjust the Exchange Ratio to a level equal to a quotient (rounded to the nearest one thousandth), the numerator of which is the product of the Reference Price multiplied by the lesser of the Index Ratio or .80 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, or (y) augment the Stock Consideration with a cash payment per share of Company Common Stock in the amount equal to (1) if the Index Ratio is greater than or equal to 0.8, the sum obtained by subtracting the Average Closing Price from 80% of the Reference Price multiplied by the Exchange Ratio, or (2) the sum obtained by subtracting (a) the product of the Average Closing Price multiplied by the Exchange Ratio from (b) the product of the Reference Price multiplied by the Index Ratio multiplied by the Exchange Ratio. Buyer may not exercise its Fill Option under clause (y) of the immediately preceding sentence if it would preclude satisfaction of the condition in Section 6.01(f). If Buyer makes either of the elections contemplated by this Section 7.01(i), it shall give prompt written notice to Company of such adjusted Stock Consideration, and any references in this Agreement to “Stock Consideration” shall thereafter be deemed to refer to the Stock Consideration as adjusted pursuant to this Section 7.01(i).

If Buyer or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the valuation date, the prices for the common stock of such company will be appropriately adjusted.

Section 7.02  Termination Fee; Reimbursement.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $3,500,000 (the “Termination Fee”)

(i) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination, and

(ii) in the event Buyer terminates this Agreement pursuant to Section 7.01(h), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days).

(b) In the event that (A) (I) an Acquisition Proposal, whether or not conditional, shall have been publicly announced or otherwise communicated or made known to Company’s senior management or the Board of Directors of Company (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) or (II) the Board of Directors of

Company shall have withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04 to the extent permitted under Section 5.09(c) prior to or on the date of the Company Meeting or at any adjournment or postponement thereof at which the vote on the Merger is held, (B) this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) or by Buyer pursuant to Section 7.01(d) or Section 7.01(e), and (C) within 12 months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction, or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(I), if applicable), then Company shall pay Buyer the Termination Fee, less the Buyer Reimbursement Amount, which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction.

(c) In the event that this Agreement is terminated by Buyer under the provisions referred to in clause (B) of Section 7.02(b) (or could have been terminated under such section) and the circumstances referred to in clause (A)(I) or (A)(II) of Section 7.02(b) shall have occurred prior to such termination but the Termination Fee has not been paid and is not payable because the circumstances referred to in clause (C) of Section 7.02(b) shall not have occurred, then Company shall pay at Buyer’s direction as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor up to $750,000 of Buyer’s and its Subsidiaries reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Buyer and its Subsidiaries prior to the termination of this Agreement proximately in connection with the negotiation, execution, delivery and performance of this Agreement by Buyer and Buyer Bank (the “Buyer Reimbursement Amount”).

(d) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (y) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

Section 7.03  Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.02 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII.

DEFINITIONS

Section 8.01  Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the Transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Company in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act if 1933, as amended, in connection therewith.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“Average Closing Price” of the Buyer Common Stock shall be determined by obtaining the closing prices per share of Buyer Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Nasdaq trading days next following the Determination Date, discarding the one highest and the one lowest closing prices, and averaging the remaining closing prices.

“Bank Merger” has the meaning set forth in the recitals.

“BOLI” has the meaning set forth in Section 3.30(b).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 2006 Form 10-K” has the meaning set forth in Section 4.05(a).

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.13(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Company.

“Buyer Pension Plan” has the meaning set forth in Section 4.13(b).

“Buyer Ratio” has the meaning set forth in Section 7.01(i).

“Buyer Reimbursement Amount” has the meaning set forth in Section 7.02(c).

“Buyer SEC Documents” has the meaning set forth in Section 4.05(a).

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Cash Election” has the meaning set forth in Section 2.04(a).

“Cash Election Shares” has the meaning set forth in Section 2.04(a).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

“Change in Recommendation” has the meaning set forth in Section 5.04.

“Charitable Contribution” has the meaning set forth in Section 5.26.

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 2006 Form 10-K” has the meaning set forth in Section 3.08(a).

“Company Balance Sheet” has the meaning set forth in Section 3.08(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.08(a).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.14(a).

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by Company to Buyer on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“Company Employees” has the meaning set forth in Section 3.14(a).

“Company Expenses” has the meaning set forth in Section 5.25.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan Property” has the meaning set forth in Section 3.16(a).

“Company Meeting” has the meaning set forth in Section 5.04.

“Company Option Plan” has the meaning set forth in Section 2.07.

“Company Pension Plan” has the meaning set forth in Section 3.14(b).

“Company SEC Documents” has the meaning set forth in Section 3.08(a).

“Company Severance Pay Plan” has the meaning set forth in Section 5.11(e).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” means the date on which the last required approval of a Governmental Authority is obtained with respect to the Transactions, without regard to any requisite waiting period.

“DRSPP” has the meaning set forth in Section 5.01(y).

“Effective Date” has the meaning set forth in Section 1.04(a).

“Effective Time” has the meaning set forth in Section 1.04(a).

“Election Deadline” has the meaning set forth in Section 2.04(a).

“Election Form” has the meaning set forth in Section 2.04(a).

“Engagement Letter” means that certain letter agreement dated July 25, 2007 between Keefe, Bruyette & Woods, Inc. and Company.

“Environmental Assessment” has the meaning set forth in Section 3.16(a).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.14(c).

“Exchange Act” has the meaning set forth in Section 3.08(a). “Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.04.

“Exchange Fund” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Executive Officer” means each officer of Company who files reports with the SEC pursuant to Section 16(a) of the Exchange Act.

“FDIA” has the meaning set forth in Section 3.25.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston.

“Fill Option” has the meaning set forth in Section 7.01(i).

“Final Index Price” means the closing index value of the NASDAQ Bank Index compiled and reported by The Nasdaq Stock Market, Inc. on the trading day immediately preceding the Determination Date.

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index Group” means the companies classified according to the Industry Classification Benchmark (published jointly by Dow Jones Company, Inc. and FTSE International, Inc.) as “Banks” and included in the Nasdaq Bank Index.

“Index Ratio” has the meaning set forth in Section 7.01(i).

“Initial Index Price” means the closing index value of the NASDAQ Bank Index compiled and reported by The Nasdaq Stock Market, Inc. on the trading day immediately preceding the public announcement of the Agreement.

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.30(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonably inquiry, by the officers of Company and Company Bank listed on Schedule 8.01(a) hereto and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonably inquiry, by the officers of Buyer listed on Schedule 8.01(b) hereto. Without limiting the scope of the immediately preceding sentence, (i) the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice from any Governmental Authority, and (ii) each officer listed on Schedule 8.01(a) or Schedule 8.01(b) shall have made reasonable inquiry of the employees responsible for such matter in question (it being understood and agreed that prior to the execution and delivery of this Agreement, no inquiry need be made if it could reasonably be expected to compromise the confidentiality of the negotiations between Company and Buyer), and if any such officer does not make such reasonable inquiry, then such officer shall be deemed to have actual knowledge of those facts or matters that such officer would have had, had he or she made such inquiry.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.28(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.21(a).

“Mailing Date” has the meaning set forth in Section 2.04(a).

“Material Adverse Effect” means (a) with respect to any Person, any effect that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer’s prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally, (v) the effects of compliance with this Agreement on the operating performance of Company or Buyer, including the expenses incurred by Company or Buyer in consummation of the transactions contemplated by this agreement, (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Maximum Annual D&O Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Nasdaq” has the meaning set forth in Section 2.03.

“New Certificates” has the meaning set forth in Section 2.05(a).

“Non-Election” has the meaning set forth in Section 2.04(a).

“Non-Election Shares” has the meaning set forth in Section 2.04(a).

“Notice Period” has the meaning set forth in Section 5.09(d).

“Options” has the meaning set forth in Section 2.07.

“OREO” has the meaning set forth in Section 3.21(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I Assessment” has the meaning set forth in Section 3.16(a).

“Phase II Assessment” has the meaning set forth in Section 3.16(a).

“Plan of Bank Merger” means the agreement and plan of merger, substantially in the form of Exhibit B hereto, to be entered into between Buyer Bank and Company Bank providing for the Bank Merger, it being intended that the Bank Merger be consummated immediately following consummation of the Merger.

“Proxy Statement-Prospectus” means the Proxy Statement-Prospectus, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Reference Price” shall be determined by obtaining the closing prices per share of Buyer Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Nasdaq trading days ending on and including the last trading day immediately prior to the date on which the execution of this Agreement is publicly announced, discarding the one highest and the one lowest closing prices, and averaging the remaining closing prices.

“Registration Statement” has the meaning set forth in Section 4.10.

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley” has the meaning set forth in Section 3.08(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.08(a).

“Shortfall Number” has the meaning set forth in Section 2.04(c).

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 2.01(c).

“Stock Conversion Number” has the meaning set forth in Section 2.04(a).

“Stock Election” has the meaning set forth in Section 2.04(a).

“Stock Election Number” has the meaning set forth in Section 2.04(a).

“Stock Election Shares” has the meaning set forth in Section 2.04(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Company subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company and otherwise (a) on terms which the Board of Directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the transactions contemplated hereby, (b) that constitutes a transaction that, in the good faith judgment of the Board of Directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed.

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“USA Patriot Act” means the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” has the meaning set forth in the recitals.

ARTICLE IX.

MISCELLANEOUS

Section 9.01  Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 4.08(b), 6.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02  Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after Company Meeting no amendment shall be made which by law requires further approval by the shareholders of Company without obtaining such approval.

Section 9.03  Governing Law.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.03.

Section 9.04  Expenses.  Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05  Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer:

Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
Attention: Edward H. Seksay, General Counsel
Fax: (781) 982-6130

With a copy (which shall not constitute notice) to:

Nutter McClennen & Fish llp
World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210
Attention: Michael K. Krebs, Esq.
Fax: (617) 290-9288

If to Company:

Slade’s Ferry Bancorp.
100 Slade’s Ferry Avenue
Somerset, Massachusetts 02726
Attention: Mary Lynn D. Lenz, President and Chief Executive Officer
Fax: (508) 742-0541

With a copy (which shall not constitute notice) to:

Thacher Proffitt & Wood llp
1700 Pennsylvania Avenue, NW
Suite 800
Washington, DC 20006
Attention: Richard A. Schaberg, Esq.
Fax: (202) 626-1930

Section 9.06  Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Plan of Bank Merger, and the Voting Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Plan of Bank Merger, and the Voting Agreement supersede any and all other oral or written agreements heretofore made. Except as provided in Section 5.10 (Indemnification) only, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this

Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07  Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08  Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09  Interpretation.  When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10  Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11  Alternative Structure.  Notwithstanding any provision of this Agreement to the contrary, Buyer may at any time modify the structure of the acquisition of Company set forth herein, subject to the prior written consent of Company, which consent shall not be unreasonably withheld or delayed, provided that (a) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification (except as expressly permitted if Buyer exercises the Fill Option) and (b) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities or otherwise materially delay consummation of the transactions contemplated hereby.

Section 9.12  Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name:     Christopher Oddleifson

Title:	President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson
Name:     Christopher Oddleifson

Title:	President and Chief Executive Officer

SLADE’S FERRY BANCORP.

By:	/s/ Mary Lynn D. Lenz
Name:     Mary Lynn D. Lenz

Title:	President and Chief Executive Officer

SLADE’S FERRY TRUST COMPANY

By:	/s/ Mary Lynn D. Lenz
Name:     Mary Lynn D. Lenz

Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

October 11, 2007
The Board of Directors
Slade’s Ferry Bancorp.
100 Slade’s Ferry Avenue
Somerset, MA 02726

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Slade’s Ferry Bancorp. (“Slades”) of the consideration offered in the proposed merger (the “Merger”) of Slades and Independent Bank Corp. (“Independent”), pursuant to the Agreement and Plan of Merger, dated as of October 11, 2007 between Slades and Independent (the “Agreement”). Pursuant to the terms of the Agreement, 75% of the outstanding shares of common stock, par value $0.01 per share, of Slades (the “Common Shares”) will be converted into 0.818 shares of common stock, par value $0.01 per share, of Independent, and 25% of the outstanding shares will be converted into $25.50 in cash.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of , the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Slades and Independent, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Slades and Independent for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Slades. We have acted exclusively for the Board of Directors of Slades in rendering this fairness opinion and will receive a fee from Slades for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Slades and Independent and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2006 of Slades and Independent; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Slades and Independent and certain other communications from Slades and Independent to their respective stockholders; and (v) other financial information concerning the businesses and operations of Slades and Independent furnished to us by Slades and Independent for purposes of our analysis. We have also held discussions with senior management of Slades and Independent regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Slades and Independent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Slades and Independent as to the reasonableness and achievability of the

B-1

financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Slades and Independent are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Slades or Independent, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Slades and Independent; (ii) the assets and liabilities of Slades and Independent; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration offered in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

B-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Independent is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a by-law adopted by the stockholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and Independent’s articles of incorporation provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Independent’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. Independent currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Independent from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Independent.

Under Independent’s articles of incorporation and its bylaws, Independent may not indemnify a director or officer unless ordered to do so by a court if his or her conduct: (a) was a breach of the director’s or officer’s duty of loyalty to Independent or its stockholders, (b) was not in good faith or involved intentional misconduct or a knowing violation of law, (c) resulted in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws, (d) was conduct from which the Director or Officer derived an improper personal benefit, or (e) was at least not opposed to the best interests of Independent, if the conduct was with respect to an employee benefit plan, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested Directors, by the Board of Directors by a majority vote of all the disinterested Directors or by a majority of the members of a committee of two or more disinterested Directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested Directors or by a majority of the members of a committee of two or more disinterested Directors appointed by vote; (c) if there are fewer than two disinterested Directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested Directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested Director may not be voted on the determination).

Independent is not obligated under its articles of incorporation to indemnify or advance expenses to a director or officer of a predecessor of Independent, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

Independent’s articles provide that no amendment or repeal of the indemnification provision of its by-laws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. Independent’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Independent for acts or omissions occurring prior to the amendment or repeal. The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

2.1	Agreement and Plan of Merger by and among Independent Bank Corp., Rockland Trust Company, Slade’s Ferry Bancorp., and Slade’s Ferry Trust Company, dated October 11, 2007, included as Appendix A to this proxy statement/prospectus.
4.1	Specimen Common Stock Certificate, incorporated by reference to Independent Bank Corp.’s annual report on Form 10-K for the year ended December 31, 1992.
4.2	Specimen preferred Stock Purchase Rights Certificate, incorporated by reference to the Company’s Form 8-A Registration Statement filed by the Company on November 5, 2001.
5.1	Opinion of Nutter, McClennen & Fish, LLP as to the legality of the securities being issued*
8.1	Form of tax opinion of Nutter, McClennen & Fish, LLP
8.2	Form of tax opinion of Thacher Proffitt & Wood LLP
23.1	Consent of KPMG LLP
23.2	Consent of Wolf & Company, P.C.
23.3	Consent of Shatswell, MacLeod & Company, P.C.
23.4	Consent of Keefe, Bruyette & Woods, Inc.
23.5	Consent of Nutter McClennen & Fish, LLP (contained in Exhibit 8.1)*
23.6	Consent of Thacher Proffitt & Wood LLP (contained in Exhibit 8.2)*
24.1	Power of Attorney (included as part of the signature page to this Proxy Statement/Prospectus)
99.1	Form of Proxy Card for Special Meeting of Shareholders of Slade’s Ferry Bancorp.*
99.2	Materials to be distributed to Slade’s Ferry Bancorp. Shareholders Concerning Election of the Desired Form of Merger Consideration*
99.3	Fairness Opinion of Keefe, Bruyette & Woods, Inc. , included as Appendix B to this proxy statement/prospectus.

*	To be filed by amendment

Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto which are incorporated by reference into this proxy statement/prospectus.

ITEM 22.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockland, Commonwealth of Massachusetts, on November 16, 2007.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Christopher Oddleifson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Christopher Oddleifson and Denis K. Sheahan and each of them acting individually, his true and lawful attorneys, with full power to sign for such person and in such person’s name and capacity indicated below any and all amendments to this Form S-4, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Title	Date

/s/ Christopher Oddleifson Christopher Oddleifson	President, Chief Executive Officer and Director	November 16, 2007

/s/ Denis K. Sheahan Denis K. Sheahan	Chief Financial Officer and Treasurer	November 16, 2007

/s/ Richard S. Anderson Richard S. Anderson	Director	November 16, 2007

Benjamin A. Gilmore, II	Director	November , 2007

/s/ Kevin J. Jones Kevin J. Jones	Director	November 16, 2007

/s/ Donna A. Lopolito Donna A. Lopolito	Director	November 16, 2007

/s/ Eileen C. Miskell Eileen C. Miskell	Director	November 16, 2007

/s/ Richard H. Sgarzi Richard H. Sgarzi	Director	November 16, 2007

Signature	Title	Date

/s/ John H. Spurr, Jr. John H. Spurr, Jr.	Director	November 16, 2007

/s/ Robert D. Sullivan Robert D. Sullivan	Director	November 16, 2007

Brian S. Tedeschi	Director	November , 2007

/s/ Thomas J. Teuten Thomas J. Teuten	Director	November 16, 2007